   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 13, 1999


                                                      REGISTRATION NO. 333-78009
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                            BIOMETRIC SECURITY CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                WYOMING                                    6719                                  98-0204725
      (STATE OR OTHER JURISDICTION             (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
   OF INCORPORATION OR ORGANIZATION)              CLASSIFICATION NUMBER)                   IDENTIFICATION NUMBER)

                            ------------------------

                        SUITE 1940 -- 400 BURRARD STREET
                          VANCOUVER, BRITISH COLUMBIA
                                 CANADA V6C 3A6
                                 (604) 687-4144
                  (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT)
                            ------------------------

                           ROBERT M. KAMM, PRESIDENT
                            BIOMETRIC SECURITY CORP.
                        SUITE 1940 -- 400 BURRARD STREET
                          VANCOUVER, BRITISH COLUMBIA
                                 CANADA V6C 3A6
                                 (604) 687-4144
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                           ROBERT M. KAMM, PRESIDENT
                            BIOMETRIC SECURITY CORP.
                       C/O HATHAWAY, SPEIGHT & KUNZ, LLC
                                ATTORNEYS AT LAW
                               2515 WARREN AVENUE
                              POST OFFICE BOX 1208
                          CHEYENNE, WYOMING 82003-1208
                                 (307) 634-7723
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                     JONATHAN C. GUEST                                               DAVID J. RAFFA
                PERKINS, SMITH & COHEN, LLP                                CATALYST CORPORATE FINANCE LAWYERS
                     ONE BEACON STREET                                                 SUITE 1100
                BOSTON, MASSACHUSETTS 02108                                    1055 WEST HASTINGS STREET
                 TELEPHONE: (617) 854-4000                                    VANCOUVER, BRITISH COLUMBIA
                 FACSIMILE: (617) 854-4040                                           CANADA V6E 2E9
                                                                               TELEPHONE; (604) 688-6900
                                                                               FACSIMILE: (604) 443-7000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC:  Not Applicable

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PRELIMINARY PROXY STATEMENT/PROSPECTUS

                                              DATED SEPTEMBER             , 1999

                                                           SUBJECT TO COMPLETION

                            BIOMETRIC SECURITY CORP.
                        SUITE 1940 -- 400 BURRARD STREET
                          VANCOUVER, BRITISH COLUMBIA
                                 CANADA V6C 3A6

     Biometric Security Corp. is issuing this proxy statement/prospectus in connection with its annual general meeting of shareholders. At this meeting, the shareholders will vote on the following:

     1.  Fixing the number of directors at five;

     2. Electing five members of the board of directors to hold office until our annual general meeting next year;

     3. Approving our appointment of KPMG LLP as our independent auditors for 1999;

     4. Authorizing us to grant incentive stock options to our directors, officers and employees;

     5. Authorizing us to consolidate our issued shares, also known as a reverse stock split, so that one new common share would be issued for every five existing shares;

     6. Authorizing us to transfer our governing jurisdiction from the State of Wyoming to the Province of British Columbia;


     7. Authorizing us, if we transfer to British Columbia, to reduce our authorized share capital to one hundred million common shares without par value and adopt new corporate governance documents;


     8. Authorizing us to change our name to "Safeguard Biometric Corp." if we complete the reverse stock split; and

     9.  Other business that may properly come before the meeting.

     For more information about these proposed changes, see "Information Circular for the Annual General Meeting," on page 31.

     Our common stock is listed on the Vancouver Stock Exchange under the symbol "BMS" and is also traded from time to time on the over-the-counter market in the United States under the symbol BMSX.

     THERE ARE CERTAIN RISKS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE STOCK CONSOLIDATION AND THE TRANSFER TO BRITISH COLUMBIA. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

     THIS PROXY STATEMENT/PROSPECTUS HAS NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. IT'S ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.


     We are first mailing this proxy statement/prospectus to our stockholders on or about September , 1999.

                               TABLE OF CONTENTS

SUMMARY.....................................................         1
     Biometric Security Corp. ..............................         1
     Matters to be Voted on.................................         1
     Summary of Reverse Stock Split, Transfer from Wyoming
      to British Columbia, Reduction of Authorized Capital
      and Name Change.......................................         2
     Biometric Common Stock.................................         4
     Historical Per Share Information.......................         4
RISK FACTORS................................................         5
THE ANNUAL GENERAL MEETING..................................        11
BIOMETRIC SECURITY CORP. ...................................        13
DESCRIPTION OF PROPERTY.....................................        23
LEGAL PROCEEDINGS...........................................        23
SELECTED FINANCIAL DATA.....................................        24
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................        25
LEGAL MATTERS...............................................        30
EXPERTS.....................................................        30
WHERE YOU CAN FIND MORE INFORMATION.........................        30

INFORMATION CIRCULAR FOR THE ANNUAL GENERAL MEETING OF
  SHAREHOLDERS..............................................        31
PERSONS MAKING THE SOLICITATION.............................        31
APPOINTMENT AND REVOCATION OF PROXIES.......................        31
EXERCISE OF DISCRETION......................................        31
VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING
  SECURITIES................................................        32
DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS................        33
EXECUTIVE COMPENSATION......................................        33
INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS...............        36
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON.....        38
NUMBER OF DIRECTORS.........................................        38
ELECTION OF DIRECTORS.......................................        38
INDEBTEDNESS OF DIRECTORS, EXECUTIVE AND SENIOR OFFICERS....        40
APPOINTMENT AND REMUNERATION OF AUDITOR.....................        40
SPECIAL BUSINESS............................................        41
     INCENTIVE STOCK OPTIONS................................        41
     CONSOLIDATION (REVERSE STOCK SPLIT) OF SHARE CAPITAL...        41
     TRANSFER OF DOMICILE TO BRITISH COLUMBIA...............        42
     CHANGE OF AUTHORIZED CAPITAL...........................        50
     CHANGE OF NAME.........................................        50
OTHER BUSINESS..............................................        51
CONSOLIDATED FINANCIAL STATEMENTS OF BIOMETRIC SECURITY
  CORP......................................................       F-1
APPENDIX I -- SPECIAL AND ORDINARY RESOLUTIONS..............       I-1

                                    SUMMARY

     In this summary, we highlight selected information from this document, but we haven't included all of the information that is important to you. So that you can better understand the proposals we're asking you to vote on, and how they would affect your interest in Biometric, you should read carefully this entire document and the documents to which we refer you. We have included page references to direct you to more complete descriptions of the topics presented in this summary. In this document, the plain "$" refers to Canadian dollars, and "US$" refers to United States dollars.

BIOMETRIC SECURITY CORP. (PAGE 13)

     Our principal business is our investment in Biometric Identification, Inc., a company based in California. Biometric Identification is controlled by Arete Associates, a research and development contractor also based in California and privately held. Biometric Identification designs, manufactures and markets devices for fingerprint identification using technology based on "biometrics," which is the science of identifying individuals through their own unique physical characteristics such as fingerprints and hand shape. Biometric Identification acquired its technology under a license from Arete.


     In June 1998, we agreed with Arete that we could invest up to US$ 5,000,000 in debentures, which are debt securities, to be issued by Biometric Identification. We can convert these debentures into Biometric Identification common stock. As of July 23, 1999, Biometric had acquired all US$ 5,000,000 of the Biometric Identification debentures. If we convert all of them into Biometric Identification common stock, we will hold approximately 45% of its common stock. Biometric is currently evaluating whether to convert its debentures into Biometric Identification common stock. We have not yet made a decision about this.


     Before we invested in Biometric Identification, we were in the mineral exploration business. We still own several properties in Argentina. Since we do not think the precious metals markets will soon recover from slumping demand, we decided to get out of the mineral exploration business. We have ended all of our Argentinean operations and recently reached a preliminary agreement to sell these properties. When they are sold, we will have essentially left our former business.

     Please see "Where You Can Find More Information" on page 30 for additional information about Biometric.

     Our main office is located at Suite 1940, 400 Burrard Street, Vancouver, British Columbia, Canada V6C 3A6, and our telephone number is (604) 687-4144.

MATTERS TO BE VOTED ON:

        - Fixing the number of directors at five

        - Election of five directors

        - Approval of our appointment of independent auditors

        - Authorization of incentive stock option grants to directors, officers and employees

        - Authorization of reverse stock split

        - Authorization of transfer from Wyoming to British Columbia

        - Authorization of our reducing our authorized share capital if we transfer to British Columbia

        - Authorization of corporate name change if we complete the reverse stock split


     We will need a simple majority of shares voted to pass each of these proposals except for the transfer to British Columbia, which must pass by a two-thirds majority. On September 9, 1999, our directors and officers together held 6.9% of Biometric's outstanding common stock.

     We are providing summary information below about four of these matters: the reverse stock split; the transfer to British Columbia; the reduction in authorized share capital; and the name change, because these are unusual corporate matters.

SUMMARY OF REVERSE STOCK SPLIT, TRANSFER FROM WYOMING TO BRITISH COLUMBIA, REDUCTION OF AUTHORIZED CAPITAL AND NAME CHANGE

     We are asking you to vote in person or by proxy to approve the following four transactions:

        1.  POTENTIAL REVERSE STOCK SPLIT (PAGE 41).

          The share consolidation, sometimes referred to as a reverse stock split, that we propose for our common stock would result in your getting one share of common stock for every five shares you now own. Your percent ownership of Biometric would not change. Instead, you would have one-fifth the number of shares you had before.

          We would like to complete this reverse stock split to increase the average trading price of our shares by five times, although the price may not eventually trade by that much.

        2.  POTENTIAL TRANSFER FROM WYOMING TO BRITISH COLUMBIA (PAGE 42).

          If completed, the transfer to British Columbia will not change our business, management or financial condition. Your shareholdings will not change as a result of the transfer.


          We may want to return to British Columbia so that we can be governed by the law of British Columbia, where our main stock trading market, The Vancouver Stock Exchange, is located. This should make it simpler and less costly for us to comply with securities laws, since we and our main stock trading market will both be governed by the law of British Columbia.


            Please see page 43 for a discussion of other differences between the corporation laws of British Columbia and Wyoming.

        3.  REDUCTION OF AUTHORIZED CAPITAL (PAGE 50).

          If we do transfer to British Columbia, we will have to follow the laws that apply to British Columbia corporations rather than Wyoming corporations. We'll change our corporate governing documents only to conform to British Columbia requirements. For example, we'll reduce the number of common shares we can issue. Wyoming lets us issue an unlimited number of common shares, but British Columbia requires us to have an upper limit, which we would like to set at 100 million common shares.

        4.  NAME CHANGE (PAGE 50).

          The Vancouver Stock Exchange requires a company that does a reverse stock split to change its name. If the reverse stock split is completed, we are asking you to authorize us to change our name to "Safeguard Biometric Corp.," or another name that would be acceptable to the VSE, the Registrar of Companies for British Columbia or the Wyoming Secretary of State, as necessary.

Material Federal Income Tax Consequences to Shareholders

     Tax matters are often complicated and the tax consequences to you from these proposed transactions will depend in part on the facts of your own situation. You should consult your tax advisors, as you think appropriate, for a full understanding of the tax consequences to you of these proposed transactions.

        1.  REVERSE STOCK SPLIT (PAGE 42).

          The reverse stock split should have no federal income tax consequences for you.

        2.  TRANSFER FROM WYOMING TO BRITISH COLUMBIA (PAGE 47).

          Tax Consequences for Biometric. The transfer would be treated for U.S. federal tax purposes as though we had transferred our assets from a U.S. corporation to a British Columbia corporation. We would be subject to U.S. federal tax upon our transfer to the extent that the fair market value of our property exceeds the historic basis, for U.S. tax purposes, in the property. After we become a Canadian corporation, we will be subject to U.S. withholding tax on any dividends paid by a U.S. corporation, as well as a 10% withholding tax on interest we get from our investments in U.S. debt securities.

Tax Consequences for Shareholders. The transfer will have different tax consequences for U.S. and Canadian shareholders.

               U.S. SHAREHOLDERS -- If you are a U.S. resident shareholder, you would be subject to tax on any increase in share value over your basis in the shares. "Basis" is essentially the amount you originally paid for the shares plus some other amounts, such as any gain you recognized on the shares when we transferred from British Columbia to Wyoming. After we transfer back into British Columbia, Canada will impose a 15% withholding tax on any dividends paid to U.S. resident individual shareholders.

               CANADIAN SHAREHOLDERS -- If you are a Canadian resident shareholder, the tax consequences to you will be based on adjustments that we will have to make to our own financial statements under Canadian law. These adjustments, in turn, will affect the tax treatment of any money we distribute to you. We haven't yet determined the amount of these adjustments. However, based on preliminary calculations, we think that you may see a reduction in the amount of your share investment which can be returned to you on a tax-free basis.

     Please see "Material Tax Consequences of the Consolidation (Reverse Stock Split)," at page 42, and "Material Tax Consequences of the Transfer to British Columbia," at page 47, for further discussion about the tax consequences of these transactions.

No Dissenters Rights of Appraisal

     Under both British Columbia and Wyoming corporate law, shareholders who dissent from some unusual corporate actions, such as mergers and major asset sales, have the right to have the value of their shares appraised, and be paid cash for them. However, you don't have these appraisal rights in connection with any of the proposed transactions because the proposed transactions are not considered to be unusual in the sense that shareholder protection, in the form of appraisal rights, is needed.

Regulatory Approvals

     We will have to comply with Wyoming and British Columbia regulatory requirements in order to complete the transfer to British Columbia.

     Under Wyoming law, we will have to:

        - post a US$ 50,000 bond, or deposit that amount in an appropriate Wyoming depository for six months;

        - send our audited financial statements to the Wyoming Secretary of State;

        - publish a public notice in Wyoming about our transfer to British Columbia; and

        - pay a special toll charge to the Wyoming Secretary of State based on our net asset value.

     In British Columbia, we will have to file our new corporate governing documents with the British Columbia Registrar of Companies. These will replace our Wyoming corporate governing documents.

     Our transfer to British Columbia would become effective when:

        - the Wyoming Secretary of State issues a Certificate of Transfer transferring us to British Columbia; and

        - the British Columbia Registrar of Companies issues us a Certificate of Continuance.

Disclosure Obligations (page 46)

     Even if we transfer to British Columbia, we will still have to comply with reporting requirements under United States securities law. However, these requirements would be reduced because we would no longer be a U.S. company.

     Whether or not we transfer to British Columbia, we will remain subject to British Columbia disclosure requirements including:

        -  publishing news releases;

        -  filing information about major changes for Biometric;

        -  sending you quarterly and annual financial statements; and

        - filing reports about trading in our shares by our officers, directors and major shareholders.

Accounting Treatment

     These transactions will have no effect on our financial statements, but after our transfer to British Columbia, we would expect to return to using Canadian "Generally Accepted Accounting Principles" to prepare our financial statements.

BIOMETRIC COMMON STOCK


     At September 9, 1999, we had 57,684,208 [UPDATE PRIOR TO MAILOUT TO SHAREHOLDERS]) outstanding shares of common stock. We do not have any other kind of stock.


HISTORICAL PER SHARE INFORMATION (CANADIAN DOLLARS)

     The following table shows historical earnings, dividend and book value per share data for Biometric. The information is only a summary and you should read it along with the following sections of this document for information about Biometric's financial condition and results of operations: "Selected Financial Data" on page 24; our audited financial statements and notes, beginning on page F-1; and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 25.


                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                   ---------------------------------------------
                                                    1998      1997      1996      1995     1994
                                                   ------    ------    ------    ------   ------
Net Book Value per Share.........................  $ 0.12    $ 0.48    $ 0.89    $ 0.35   $ 0.37
Net Income (Loss) per Share......................  $(0.38)   $(0.13)   $(0.14)   $(0.20)  $(0.10)
Cash Dividends per Share.........................       0         0         0         0        0


Market Price Information


     Biometric's common shares are traded on the Vancouver Stock Exchange under the symbol "BMS," and are also traded from time to time on the over-the-counter market in the United States under the symbol "BMSX." Biometric's securities issued in offshore transactions under Regulation S of the Securities Act are traded in offshore resales governed by Rule 904 of Regulation S under the symbol "BMS. S" on the VSE.



     On May 6, 1999, the date before Biometric filed a registration statement with the SEC concerning our proposed reverse stock split, proposed transfer to British Columbia and other matters discussed in this proxy statement/prospectus, the closing price of our stock on the VSE was $0.35, and the closing price of our stock on the over-the-counter market was US$ 0.25.

                                  RISK FACTORS


     You should read the first two risk factors in deciding whether to approve our reverse stock split and transfer back to British Columbia. You may also find it helpful to read the subsequent risk factors so you understand more clearly the risks of our investment in Biometric Identification.



     This proxy statement/prospectus contains statements that plan for or anticipate the future. We believe that some of these statements are "forward-looking" statements. Forward-looking statements include statements about the future of the biometric identity verification industry, statements about future business plans and strategies, and most other statements that are not historical in nature. In this proxy statement/prospectus, forward-looking statements use words like "anticipate," "plan," "believe," "expect," and "estimate." However, because forward-looking statements involve future risks and uncertainties, there are factors, including those discussed below, that could cause actual results to differ materially from those expressed or implied. We have attempted to identify the major factors that could cause differences between actual and planned or expected results, but we may not have identified all of those factors. You therefore shouldn't place undue reliance on forward-looking statements. Also, we have no obligation to publicly update forward-looking statements we make in this proxy statement/prospectus.



                     RISK OF APPROVING REVERSE STOCK SPLIT



     OUR STOCK PRICE MAY DECLINE AFTER THE REVERSE STOCK SPLIT IF INSTITUTIONAL INVESTORS AREN'T ATTRACTED TO THE STOCK. Even though our shares may begin trading at five times the pre-reverse-stock-split price, the stock price may trend down afterwards, despite our management's belief that a reverse stock split may improve investors' perception of Biometric stock. That could happen, for example, if the market is skeptical that the 5-fold increase in trading price makes our company more attractive to institutional investors. We can't know exactly how much of our stock is owned by institutions, since many stockholders typically don't own stock in their own names. However, based on what we know about the buyers in our recent stock issuances, we believe that a significant portion of them were institutional investors. This means that if institutional investors lose interest in our stock, we'll lose a large part of our buying base and market price support.



                RISKS RELATED TO OUR RETURN TO BRITISH COLUMBIA


     OUR STOCK PRICE MAY DECLINE IF U.S. INVESTORS BECOME LESS INTERESTED IN US WHEN WE NO LONGER HAVE TO FILE AS MUCH INFORMATION WITH THE SEC AS WE DID BEFORE THE TRANSFER. Our return to British Columbia could make us a less desirable investment opportunity for U.S. and other investors. This is because the frequency and amount of reporting we will make to the U.S. Securities and Exchange Commission will decrease after we leave Wyoming, as the requirements for non-U.S. companies registered with the SEC are less demanding than those for U.S. companies.


          RISKS RELATED TO OUR INVESTMENT IN BIOMETRIC IDENTIFICATION



FINANCING AND INVESTMENT RISKS



     OUR ONLY MAJOR ASSET IS OUR INVESTMENT IN BIOMETRIC IDENTIFICATION DEBENTURES. WE HAVE NO OTHER INVESTMENTS THAT COULD OFFSET POOR RESULTS OF BIOMETRIC IDENTIFICATION, WHICH HAS A HISTORY OF NET LOSSES. IF BIOMETRIC IDENTIFICATION CONTINUES TO LOSE MONEY, IT COULD LOSE INVESTMENT VALUE, WHICH IN
TURN COULD CAUSE YOUR INVESTMENT IN BIOMETRIC TO LOSE VALUE.   Right now, our
success depends entirely on the future of Biometric Identification. In turn, your investment in us is subject to that risk. Biometric Identification has a history of losses, mainly due to the required accounting treatment of research and development outlays which Biometric Identification has to expense in the year incurred. For the year ended December 31, 1998, Biometric Identification had a net loss of US$ 3,934,609, and for the year ended December 31, 1997, Biometric Identification had a net loss of US$ 1,337,446. For the four months ended April 30, 1999, Biometric Identification had a net loss of US$ 1,958,168. We are leaving the natural resource industry sector in order to enter the technology industry. But we have only identified one company, namely Biometric Identification, in which to invest in the short term. We don't have any other investments that might offset Biometric Identification's recent net losses.


     BIOMETRIC DOESN'T CONTROL BIOMETRIC IDENTIFICATION. SINCE BIOMETRIC DOESN'T YET OWN ANY SHARES IN BIOMETRIC IDENTIFICATION, BIOMETRIC DOESN'T HAVE SHAREHOLDERS' RIGHTS SUCH AS THE RIGHT TO ELECT BIOMETRIC IDENTIFICATION DIRECTORS, SO WE MAY NOT BE ABLE TO CAUSE BIOMETRIC IDENTIFICATION TO TAKE ACTIONS THAT WE THINK MAKE GOOD BUSINESS OR FINANCIAL SENSE. Our investment in Biometric Identification consists only of its convertible debentures that don't have voting rights, so we currently have little to no control over Biometric Identification management policies. Until we exercise our rights to convert these debentures to common stock of Biometric Identification, we will not have the voting and other rights provided to the shareholders of Biometric Identification through their shareholdings. Although Biometric's new President, Robert Kamm, is also President of Biometric Identification, we don't have any control over Biometric Identification's shareholders or board of directors. We might not always be able to cause Biometric Identification to take actions that we think make good business or financial sense.


     BIOMETRIC IDENTIFICATION HAS A LARGE AMOUNT OF DEBT FOR A COMPANY ITS SIZE AND COULD DEFAULT IN ITS PAYMENT OF OBLIGATIONS. IF BIOMETRIC IDENTIFICATION CAN'T MAKE ITS DEBT PAYMENTS, BIOMETRIC COULD LOSE ITS INVESTMENT IN BIOMETRIC IDENTIFICATION. Our Biometric Identification convertible debentures are unsecured and do not provide for regular payments of principal to us. If Biometric Identification can't generate enough cash to pay our principal and interest payments when due, it may default on our debentures and, if that happens, we could be forced to begin collection efforts or lose all of our investment. Biometric Identification currently has a large amount of debt. At December 31, 1998, Biometric Identification had outstanding convertible debt totaling US$ 2,709,000, compared to total assets of US$ 769,974. At April 30, 1999, Biometric Identification had outstanding convertible debt totaling US$ 4,422,500, compared to total assets of US$ 1,167,040.

     NEITHER BIOMETRIC NOR BIOMETRIC IDENTIFICATION IS PROFITABLE YET, AND NEITHER COMPANY CAN BE SURE OF RAISING ENOUGH MONEY FROM OUTSIDE SOURCES, SO WE MAY NOT BE ABLE TO GROW OUR BUSINESSES OR EVEN RAISE ENOUGH FUNDS NECESSARY TO CONTINUE OPERATING OUR BUSINESSES. Biometric Identification is a relatively new business, incorporated in 1995. In addition, our own business has recently completely changed its direction. As new and growing businesses, both we and Biometric Identification don't yet generate profits from our operations to cover our day-to-day operating costs and to make investments, such as buying expensive new equipment, that we need to grow our businesses. Therefore, we need money from outside sources and if we can't raise enough money, we and Biometric Identification may not be able to keep operating our businesses. In the past, both we and Biometric Identification have had to sell stock in our companies, and also borrow money, to meet our large and ongoing needs for capital. If we can't continue to raise enough money from these sources, neither we nor Biometric Identification will be able to grow our businesses and we may not even be able to cover our own day-to-day operating needs. We have invested money in Biometric Identification, but that won't be enough to keep Biometric Identification solvent. Further, if we can't provide more money to Biometric Identification, and they have to sell more stock to other people, our ownership interest in Biometric Identification could be lessened.

RISKS RELATING TO BIOMETRIC IDENTIFICATION'S BUSINESS AND OPERATIONS

     BIOMETRIC IDENTIFICATION MAY NOT BE ABLE TO DEVELOP A LARGE ENOUGH MARKET FOR ITS BIOMETRIC IDENTITY VERIFICATION PRODUCTS; THESE PRODUCTS AREN'T YET IN WIDE USE. UNLESS THIS MARKET GROWS, BIOMETRIC IDENTIFICATION MIGHT NOT BE ABLE TO SUCCEED. If biometric identity verification products don't become generally accepted in the marketplace, Biometric Identification could become one of several competitors in a small market, and might not be able to generate enough revenues and profits to grow beyond its current size. Its major products, namely biometric identity verification products and biometric imaging products, have not experienced widespread commercial acceptance. In part, this is because biometric identity verification products are a new approach to identity verification and they have not been widely used.

     Factors that could affect whether Biometric Identification can develop a large market for biometric identity verification products include:

        - whether their cost, performance and reliability compare favorably to competitive products

        -  whether customers come to understand their benefits

        - whether the public will be "put off" by the intrusiveness of the products and how companies collect and use fingerprint information

           NOTE: Some groups have objected to biometric identity verification products on civil liberties grounds, as an invasion of privacy, and legislation has been proposed to regulate the use of biometric identity verification products to prevent such abuse

        - whether the public trusts that companies will not abuse the confidentiality of personal information created from using biometric identity verification products

        - whether institutional purchasers such as banks and retailers will install the infrastructure in automatic teller machines and point-of-sale equipment to use biometric identity verification products

        - whether Biometric Identification can develop an international market for its products and

        - whether Biometric Identification successfully markets and promotes its products

     BECAUSE BIOMETRIC IDENTIFICATION IS MUCH SMALLER THAN MANY OF ITS COMPETITORS, IT MAY LACK THE RESOURCES TO CAPTURE AN INCREASED MARKET SHARE. ALSO, BIOMETRIC IDENTIFICATION'S LOW-TECH COMPETITORS CAN DEVOTE LESS RESOURCES TO PRODUCT DEVELOPMENT AND MORE RESOURCES TO MARKETING WHICH COULD ALSO REDUCE BIOMETRIC IDENTIFICATION'S MARKET SHARE. Biometric Identification is a small company with a history of net losses. It may not be able to compete for market share equally with some of the larger companies in the fingerprint identification industry which, unlike Biometric Identification, can generate large amounts of funds for use in product development and marketing. Further, in addition to competing with other providers of sophisticated biometric imaging systems, Biometric Identification also competes with providers who use traditional "low-tech" identification and security systems, e.g., key card, surveillance systems and passwords. Biometric Identification could lose market share to these low-tech companies as well, since they may be able to concentrate more resources on marketing rather than product development. A number of start-up and established companies develop and market software and hardware for fingerprint biometric security applications that could compete directly with Biometric Identification's products. It is also possible that other biometric identification technologies of which we and Biometric Identification are aware, could ultimately be more widely adopted. These technologies could reduce demand for Biometric Identification's products even if they were demonstrably superior. For example, a well-financed company with a large customer base and established distribution channels for its less sophisticated products might marginalize Biometric Identification's possibly superior products.

     IF BIOMETRIC IDENTIFICATION IS UNABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGE ITS PRODUCTS COULD BECOME OBSOLETE, OR OTHER COMPANIES COULD EXPLOIT MARKET OPPORTUNITIES FASTER, POSSIBLY CAUSING BIOMETRIC IDENTIFICATION TO LOSE MARKET SHARE. Unless Biometric Identification's products keep up with the demand for sophisticated technology, they could become obsolete. The markets for biometric identity verification products and biometric imaging systems rapidly change in response to newer, more advanced products. Even if Biometric Identification can keep pace, it could fail to predict where the market is going and thus develop technology that customers do not want to buy. Or Biometric Identification might develop desirable products but too slowly and be surpassed by a competitor.

     BIOMETRIC IDENTIFICATION DEPENDS ON STRATEGIC RELATIONSHIPS FOR PRODUCT DISTRIBUTION. IF THESE RELATIONSHIPS DON'T WORK OUT, OR IF THE OTHER COMPANIES DON'T DO ENOUGH TO MARKET BIOMETRIC IDENTIFICATION PRODUCTS, BIOMETRIC IDENTIFICATION COULD LOSE SALES. Biometric Identification's business plan depends on establishing strategic relationships with marketing partners, such as equipment manufacturers, systems integrators and resellers, to distribute some of its products. It may be difficult for Biometric Identification to identify and establish relationships to assure the successful marketing of its products. Even if Biometric Identification identifies partners, negotiating deal terms can be a laborious process. Once an agreement is reached, it could be terminable with little notice, or disputes could arise as to interpretation. It's also difficult to control the resources and effort that a partner will devote to the marketing of Biometric Identification's products.


     IF BIOMETRIC IDENTIFICATION'S PRODUCTS ARE DEFECTIVE OR FAIL TO MEET PERFORMANCE CRITERIA, THIS COULD REQUIRE BIOMETRIC IDENTIFICATION TO DIVERT RESOURCES AND INCUR COSTS TO CORRECT THE PROBLEM, WHICH WOULD REDUCE PROFITS. ALSO, PRODUCT MALFUNCTIONS COULD ALIENATE CUSTOMERS, POSSIBLY RESULTING IN LOSS OF CUSTOMERS OR NEGATIVE PUBLICITY. Despite careful quality control in design and production, newly-introduced complex products often have undetected defects, such as software "bugs," or they do not initially meet customer performance specifications. This could require Biometric Identification to divert resources from product development and marketing and concentrate instead on correcting the problems, possibly incurring additional costs as well, which could result in reduced sales and profits. Even if the defects are ultimately corrected, Biometric Identification could:


     - lose customers

     - be forced to divert its employees and resources in order to work with the dissatisfied customers

     - make refunds

     - cover breaches in product warranties, or

     - conduct a product recall

     Because Biometric Identification's products are designed to improve security, malfunction could hurt Biometric Identification's customers. Examples of the impact of product failure include:

     - unauthorized persons gaining access to dangerous or sensitive physical facilities

     - the alteration or theft of customer database information, or

     - fraudulent financial transactions

     These failures could result in loss of customers or negative publicity. Even if defects are minor and readily corrected, Biometric Identification's efforts at correction could reduce or even eliminate profits from sales. Biometric Identification may not be able to maintain product liability insurance to adequately cover such risks.

     BIOMETRIC IDENTIFICATION HAS ONLY A LICENSE TO USE, RATHER THAN OUTRIGHT OWNERSHIP OF, ITS BIOMETRIC IDENTITY VERIFICATION TECHNOLOGY. IF ARETE, THE OWNER OF THE INTELLECTUAL PROPERTY RELATING TO THE BIOMETRIC IDENTIFICATION TECHNOLOGY, DOES NOT ADEQUATELY PROTECT THE RIGHTS IT LICENCES TO BIOMETRIC IDENTIFICATION, BIOMETRIC IDENTIFICATION WOULD BE AT A SIGNIFICANT COMPETITIVE DISADVANTAGE THAT WOULD ADVERSELY AFFECT ITS BUSINESS OPERATIONS AND FINANCIAL CONDITION. Biometric Identification licenses its technology from Arete under an exclusive world-wide license. The license has no expiration date, although Arete can terminate the license if Biometric Identification materially breaches the license agreement. Biometric Identification has not yet accrued or paid any significant royalties to Arete. Only after Biometric Identification has paid US$ 1,250,000 of royalties will Arete transfer ownership of the intellectual property outright to Biometric Identification. Until then, Biometric Identification is dependent on Arete's maintaining its ownership and right to exploit the technology. Biometric Identification doesn't control Arete's efforts to protect its rights to these technologies. If Arete doesn't do enough to protect the technologies, Biometric Identification would be put at a significant competitive disadvantage since much of Biometric Identification's market advantage stems from its use of technology that's currently unique to Arete.

     BIOMETRIC IDENTIFICATION'S PROPRIETARY TECHNOLOGY MAY BE IMPOSSIBLE TO PROTECT OR MAY INFRINGE ON OTHER TECHNOLOGIES. IF BIOMETRIC IDENTIFICATION CAN'T ESTABLISH OR MAINTAIN OWNERSHIP AND CONTROL OF THESE TECHNOLOGIES, COMPETITORS COULD EXPLOIT THE TECHNOLOGIES AND ENCROACH ON BIOMETRIC IDENTIFICATION'S MARKET SHARE. IT IS ALSO POSSIBLE THAT OTHERS MAY CLAIM RIGHTS IN THE TECHNOLOGIES AND SUCCESSFULLY SUE BIOMETRIC IDENTIFICATION FOR INFRINGEMENT OF PROPRIETARY TECHNOLOGY RIGHTS. Subject to its license from Arete, Biometric Identification's competitive advantage depends on owning and controlling the right to exploit its technology, such as its unique fingerprint identification technology that images the entire fingerprint, in contrast with typical fingerprint identification methods that image only several points on the fingerprint. If Biometric Identification is unable to fully exploit the rights to technologies such as its fingerprint identification technology, competitors could gain rights to the same or similar technologies and exploit those rights to the detriment of Biometric Identification's market share. It is also possible that a competitor may challenge Biometric Identification's rights in some of its technologies, and if that happens, it could be costly for Biometric Identification to defend its rights. It might even ultimately lose its rights to those technologies if the competitor's challenge succeeds. The usual means to protect proprietary rights in technology are through patent, copyright, trade secret and contract law. Arete holds, and Biometric Identification expects eventually to hold, United States and foreign patents covering certain of Biometric Identification's products and technologies. Patent protection, however, does not eliminate all risks. For example:

     - the claimed inventions in Arete's patents may not be broad enough to cover the technology contained in Biometric Identification's products

     - Arete or Biometric Identification may have their patent applications denied, or

     - another person may challenge the validity of the patents or claim they do not cover a similar invention which that person intends to commercialize

     Biometric Identification also depends on its employees, consultants and other persons to keep confidential Biometric Identification's trade secrets and other proprietary information. If any of these persons reveals this confidential information, Biometric Identification could lose major competitive advantages.

     BIOMETRIC IDENTIFICATION DEPENDS ON ITS KEY TECHNOLOGY PERSONNEL TO DEVELOP ITS PRODUCTS AND MANUFACTURING AND MARKETING STRATEGY, AND DEPENDS ON ITS RELATIONSHIP WITH ARETE FOR ENGINEERING SERVICES. IF BIOMETRIC IDENTIFICATION WERE TO LOSE KEY TECHNOLOGY PERSONNEL, ITS PRODUCT DEVELOPMENT COULD SLOW DOWN AND CUSTOMERS THAT INTEGRATE ITS PRODUCTS WITH THEIRS MIGHT PERMANENTLY REPLACE BIOMETRIC IDENTIFICATION AS A SUPPLIER. THIS WOULD HURT SALES AND PROFITS. SIMILARLY, IF ARETE WERE NOT ABLE TO SUPPLY ENGINEERING SERVICES, THIS COULD ALSO HURT PRODUCT DEVELOPMENT AND SALES, SINCE BIOMETRIC IDENTIFICATION DEPENDS IN PART ON THESE SERVICES TO HELP DEVELOP ITS PRODUCTS AND MANUFACTURING METHODS. Biometric Identification's competitive position depends on its ability to find and keep employees who have special knowledge about designing, manufacturing and marketing biometric identity verification products. Loss of any of these key personnel could slow down product development, potentially hurting Biometric Identification's ability to compete and maintain its customer base. For example, Biometric Identification's products are often specifically developed for incorporation into its customers' products, and its personnel have developed an in-depth understanding of the customers' product and market needs. Loss of these people could cause Biometric Identification to lose customers, perhaps permanently. This would significantly hurt sales.

     Biometric Identification's senior management has many years of experience in the biometric identity verification field. For example:

     - Dr. Stephen Lubard, founder and Chairman of Biometric Identification, is an engineer with over 20 years of experience in managing highly technical projects and developing software and computer systems for solving complex image processing problems

     - Robert Kamm, Chief Executive Officer, is an experienced technology entrepreneur and has started two previous technology companies

     It would be very difficult and time-consuming for Biometric Identification to locate personnel with the combination of skills and attributes required to carry out its strategy.

     Biometric Identification also depends on the engineering assistance it receives from its parent, Arete. For example, Arete has agreed to provide engineering services for Biometric Identification, in exchange for payments from Biometric Identification. Under this agreement, Arete provides Biometric Identification with the equivalent of services of four full-time engineers, and Arete will use its best efforts to supply additional engineering assistance as needed. If Arete can't provide enough engineering assistance, Biometric Identifica-tion could lose access to technology that would enable it to compete in the marketplace, which could also hurt sales.

     POSSIBLE FAILURES BY THIRD PARTIES TO COMPLY WITH Y2K ISSUES COULD COMPROMISE THEIR OWN PRODUCT SALES AND, TO THE EXTENT THEIR PRODUCTS INCLUDE BIOMETRIC IDENTIFICATION PRODUCTS, COULD HURT SALES OF THOSE PRODUCTS AS
WELL. Biometric Identification's business involves integrating its products with those of original equipment manufacturers and value added resellers. If any of those companies is not Year 2000 compliant, their product sales, and consequently Biometric Identification's sales, could drop. The Year 2000 issue refers to possible negative impacts on business systems that could be caused by the arrival of the new millennium. Best known is the possible inability of computer software to recognize the year 2000 as a date. Unless the software is fixed, date-sensitive systems may begin to fail prior to January 1, 2000. Failures may range from relatively minor processing inaccuracies to catastrophic system malfunctions. Failures may affect not only systems used to process everyday business information, but also the imbedded computers that control plant machinery, robotics, office equipment, elevators and building climate and security systems.

     Biometric does not expect to experience significant Year 2000 issues, because we use standard commercial programs and systems that have been designed or upgraded to comply with requirements imposed by the transition into the next millennium. We are contacting our main suppliers to make sure that they are also Year 2000 compliant, a process we expect to complete by the third quarter of 1999.

     Biometric Identification has evaluated the products and services that it offers, as well as its information technology infrastructure, and has determined that they are Year 2000 compliant.

     However, even though we and Biometric Identification believe that we are Year 2000 compliant, we can't control Year 2000 compliance by third parties. To the extent those parties are not Year 2000 compliant, that could hurt Biometric Identification's sales and therefore its investment value.

     OUR STOCK IS LOW-PRICED STOCK SUBJECT TO "PENNY STOCK" RULES; BROKER-DEALERS MAY BE LESS WILLING TO DEAL IN PENNY STOCKS SUCH AS OURS IF THEY FIND THE NEW "PENNY STOCK" LAWS TOO BURDENSOME. THIS COULD CAUSE THE MARKET FOR BIOMETRIC STOCK TO BE LESS ACTIVE, WHICH IN TURN COULD MAKE IT HARDER FOR YOU TO SELL YOUR BIOMETRIC STOCK WHEN YOU WANT AND AT A SATISFACTORY PRICE. Our common stock would be classified as "penny stock" under United States securities laws. These laws impose special rules on broker-dealers trading in penny stocks that are not applicable to other stocks. If broker-dealers find these requirements too burdensome and therefore are less willing to deal in penny stocks, this might limit market activity for all penny stocks, including Biometric's common stock. This could limit your ability to sell your stock when you want and at a satisfactory price.

     The laws relating to penny stocks were changed in 1990 because of alleged abuses in the penny stock market. The new laws require broker-dealers who sell penny stocks to meet potentially burdensome requirements. For example, a broker-dealer selling a penny stock must:

     - give the customer written information about the market for penny stocks including a discussion of how those stocks are traded, and the risks of the penny stock market. This information must also describe the broker-dealer's duties to the customer and let the customer know about his or her rights and remedies if the broker-dealer violates these duties.

     - give penny stock customers written monthly account statements that list their holdings and estimated market values.

If broker-dealers find these requirements too burdensome, that might limit their willingness to deal in penny stocks such as ours, possibly resulting in a less active market which could lower the value of your investment in our common stock.

                           THE ANNUAL GENERAL MEETING

     This proxy statement/prospectus is being furnished in connection with the solicitation of proxies by Biometric's management from Biometric's shareholders to be voted at the annual general meeting of Biometric's shareholders. Our board of directors has determined that the proposed transactions are in the best interests of our shareholders and unanimously recommends that you elect the director nominees and that you vote "for" each of the other proposals to be presented at the meeting. Please see the information circular for the annual general meeting, at page 31.

     The annual general meeting will be held at Biometric's principal office located at Suite 1940 - 400 Burrard Street, Vancouver, British Columbia, Canada, on Friday, October 8, 1999, at 10:00 a.m. (local time in Vancouver, B.C.). At this meeting, we will ask you to:

     - fix the number of directors at five

     - elect five directors

     - approve our appointment of independent auditors

     - authorize us to grant incentive stock options

     - authorize us to undertake the reverse stock split

     - authorize us to transfer to British Columbia

     - approve the reduction of Biometric's authorized share capital if we transfer to British Columbia and

     - approve the change in the Biometric's name if we complete the reverse stock split.


     If you wish to present a shareholder proposal at our annual general meeting in 2000, your proposal must be received by March 15, 2000, in order to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. Please direct your proposals to the Corporate Secretary, at our address shown above.


VOTING SECURITIES; RECORD DATE (PAGE 32)

     You are entitled to vote at the annual general meeting if you owned shares of Biometric's common stock as of the close of business on August 31, 1999.


     On August 31, 1999, there were outstanding 57,684,208 [UPDATE PRIOR TO MAILOUT TO SHAREHOLDERS] shares of Biometric's common stock, and no other types of stock. You will have one vote for each share of Biometric's common stock you owned at that date.


VOTES REQUIRED

     Biometric will need the following percentages of favorable votes to approve the proposals:

        - At least a majority of shares voted at a meeting, whether in person or by proxy, at which a quorum is present, must fix the number of directors at five, elect each of the director nominees and approve the appointment of the independent auditor, the granting of incentive stock options, the reverse stock split, the reduction in Biometric's authorized share capital upon the transfer to British Columbia, and the change in Biometric's name.

        - At least two-thirds of the shares present at a meeting, whether in person or by proxy, at which a quorum is present, must approve the transfer to British Columbia.


     On August 31, 1999, Biometric's directors and officers together held 6.9% [TO BE UPDATED PRIOR TO MAILOUT TO SHAREHOLDERS] of Biometric's outstanding common stock.

APPOINTMENT AND REVOCATION OF PROXIES (PAGE 31)

     The persons named in the accompanying proxy form are either an officer or director of Biometric. However, if you wish to appoint an alternate proxy, you may appoint any person you choose, including someone who is not a Biometric shareholder.

     A PROXY WILL NOT BE VALID UNLESS THE COMPLETED, DATED AND SIGNED FORM OF PROXY IS DELIVERED TO EITHER:


     - Pacific Corporate Trust Corporation, Suite 830, 625 Howe Street, Vancouver, British Columbia, Canada V6C 3B8 not less than 48 hours, excluding Saturdays, Sundays and holidays, before the time for holding the annual general meeting, or


     - the Chair of the meeting before the start of the annual general meeting.

     If you provide your properly executed proxy before the annual general meeting, and you do not revoke the proxy, your proxy will be voted in accordance with the instructions indicated in your proxy. If you provide no voting instructions, your proxy will be voted "for" Biometric's director nominees and "for" approval and adoption of the above proposals.

     YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS USE BY SIGNING A REVOCATION NOTICE AND DELIVERING IT TO EITHER:

     - BIOMETRIC'S REGISTERED OFFICE, AT SUITE 1100, 1055 WEST HASTINGS STREET, VANCOUVER, BRITISH COLUMBIA, CANADA V6E 2E9 OR

     - THE CHAIR OF THE MEETING ON THE DAY OF THE ANNUAL GENERAL MEETING OR ANY ADJOURNMENT OF IT AND VOTING IN PERSON.

     Biometric will pay for all costs of this proxy solicitation.

                            BIOMETRIC SECURITY CORP.

DESCRIPTION OF BUSINESS

  Structure of Biometric Security Corp.

     Biometric Security Corp. was incorporated by registration of its memorandum and articles under the Company Act (British Columbia) on January 16, 1979 under the name "North American Power Petroleums Inc." Its name was changed to "Sonoma Resource Corp." on January 5, 1990. Sonoma adopted a new set of Articles effective as of July 19, 1996.

     On November 10, 1998 Sonoma transferred its domicile from British Columbia to the State of Wyoming, changed its name from "Sonoma Resource Corp." to "Biometric Security Corp." and adopted Articles of Continuance governed by Wyoming law but unchanged from its prior charter except so as to conform to requirements of the Wyoming corporations statute. On November 12, 1998, Biometric increased its authorized capital to an unlimited number of common shares.

     Biometric's executive offices are located at Suite 1940, 400 Burrard Street, Vancouver, British Columbia, Canada, V6C 3A6. Its registered office and address for service in British Columbia is care of its solicitors, Catalyst Corporate Finance Lawyers, Suite 1100, 1055 West Hastings, Vancouver, British Columbia, Canada V6E 2E9. Biometric's registered office and address for service in Wyoming is care of its Wyoming attorneys, Hathaway, Speight & Kunz, LLC, 2515 Warren Avenue, P.O. Box 1208, Cheyenne, Wyoming, U.S.A. 82003-1208.


     On December 31, 1998 Biometric owned six subsidiaries, detailed in the chart below, which are related to its mineral exploration activities in Argentina. See "Business of Biometric Security Corp. -- Historical Operations:
Mineral Exploration in Argentina" for more information about these activities. Except for Sonoma Resource de Argentina S.A., further described below, none of the subsidiaries has any material assets and Biometric plans dissolve them as soon as possible.


                                                     DATE OF         JURISDICTION OF     PERCENTAGE
              NAME OF SUBSIDIARY                  INCORPORATION       INCORPORATION     OWNERSHIP(1)
              ------------------                  -------------      ---------------    ------------
Sonoma Resource de Argentina S.A.               November 30, 1995       Argentina           100%
Castano S.A.                                     August 7, 1996         Argentina           100%
Castano Mining (Barbados) Ltd.                    June 6, 1996          Barbados            100%
Cerro Toro S.A.                                  August 5, 1996         Argentina           100%
Cerro Toro Mining (Barbados) Ltd.                 June 6, 1996          Barbados            100%
Sonoma Resource (Bermuda) Ltd.                    June 5, 1996           Bermuda            100%

---------------
(1) Represents the percentage of voting securities held. None of the subsidiaries has any non-voting securities outstanding.

  Business of Biometric Security Corp.

  Historical Operations: Mineral Exploration in Argentina

     Until mid-1998 Biometric's business was exclusively mineral exploration. In light of the state of the markets for gold and other precious metals, Biometric made a strategic decision to leave the resource sector and began disposing of its mineral exploration assets. Biometric made this change because management believes that the price of gold will remain depressed into the foreseeable future. That means that Biometric, in common with other precious metal exploration companies, would have trouble financing its exploration operations, since this financing is based on cash flow estimates of future production from mineral properties. With low metals prices, even if mines are put into production, the cash flows based on those prices may not be high enough to justify exploration financing.

     On December 31, 1998, Biometric's mineral exploration assets were held indirectly through its wholly-owned subsidiary Sonoma Resource de Argentina S.A. This subsidiary owned 100% of the Cerro Toro Project located in the San Juan Province of Argentina and the Apeleg Claim Block located in the Chubut Province of Argentina, which included 9 properties comprising 93,709 hectares. These limited Argentina operations were what remained following cutbacks made by Biometric earlier in 1998, when Biometric had significantly reduced its staff and overhead in Argentina and had substantially cut back on its exploration activities.

     In November 1998, Biometric through its subsidiary reached an agreement to sell up to 100% of its Argentinean properties to Inlet Resources Ltd., a corporation organized under British Columbia law with executive offices in Vancouver. In order to grant Inlet an option to acquire 90% of the properties, Inlet and Biometric entered into a written agreement for the purchase on January 21, 1999, which was approved on February 15, 1999 by the Canadian regulatory authorities. Under the agreement, Inlet must pay US$ 750,000 and issue 300,000 of its shares to Biometric over a three year period and also complete a work commitment requiring expenditure of US$ 2,150,000. Under this work commitment, Inlet must spend a total of US$ 2,150,000 on exploration work over three years, on the optioned Argentinean properties. If Inlet fails to meet this commitment, it will lose the right to exercise its option to acquire the properties. Inlet may acquire the remaining 10% by the payment of US$ 2,000,000 to Biometric. By March 1, 1999, Biometric had received US$ 150,000 and 100,000 common shares of Inlet.

     Inlet is a public company whose stock is traded on the Vancouver Stock Exchange. The closing price for Inlet's stock on June 9, 1999, was $0.07. Inlet is engaged in the acquisition, exploration, development and subsequent production relating to mining properties. Biometric had acquired 100,000 shares of Inlet common stock and has since sold the shares for $11,078. Biometric holds no Inlet shares at this time. At December 31, 1998, Inlet had 20,174,875 shares outstanding. If Biometric receives 200,000 shares of Inlet stock, Biometric's ownership percentage would be approximately 1%.

     When Inlet has met all its obligations under the agreement, Biometric will have completed its departure from the natural resource sector. It has no plans to return to this industry.

  Current Activity: Investment in U.S. Fingerprint Technology Company

     On June 12, 1998, Biometric entered into an agreement to acquire up to US$ 5,000,000 of convertible debentures to be issued by Biometric Identification, Inc., a California corporation which is engaged in development of fingerprint identification technology and related products. Biometric now has no other activity than its investment in Biometric Identification but, as further discussed below, is contemplating entering into the same business as Biometric Identification.

     Biometric Identification is controlled by Arete Associates, a California corporation having its executive offices in Los Angeles. Arete owns approximately 80% of the issued and outstanding shares of Biometric Identification. Employees of Biometric Identification and Arete hold the remaining shares of Biometric Identification.

     Arete has been a Department of Defense research and development contractor for over 20 years specializing in sensor systems and pattern recognition software development. Many of Arete's mathematicians and physicists helped develop the fingerprint identification technology now being further developed and commercialized by Biometric Identification. Arete has obtained the recognition of the technical community through an integration of scientific knowledge and advanced sensor systems expertise.

  Terms of Investment in Biometric Identification Inc.



     Under the Biometric Identification debenture purchase agreement, Biometric agreed to invest in Biometric Identification by purchasing in a series of tranches up to US$ 5,000,000 of convertible debentures issuable by Biometric Identification. The Biometric Identification debentures bear interest at the lowest "applicable federal rate" required to avoid imputation of interest under U.S. tax law and, unless converted, will mature and be payable on June 12, 2003, the fifth anniversary after the closing date of the first three tranches. As of July 23, 1999, Biometric had purchased all US$ 5,000,000 of the debentures as shown in the following table:


        DESIGNATION           PRINCIPAL AMOUNT        OUTSIDE PURCHASE DATE
        -----------           ----------------    -----------------------------
Tranche A & B                  US$   350,000      Advanced before June 12, 1998
Tranche C                      US$   900,000      Advanced on June 12, 1998
Tranche D                      US$   500,000      Advanced on August 12, 1998
Tranche E:
  First advance                US$    75,000      Advanced on November 13, 1998
  Second advance               US$   250,000      Advanced on November 25, 1998
  Third advance                US$   250,000      Advanced on December 18, 1998
  Fourth advance               US$   550,000      Advanced on January 29, 1999
  Fifth advance                US$   125,000      April 16, 1999
Tranche F                      US$   500,000      April 16, 1999
Tranche G                      US$ 1,500,000      Completed July 23, 1999
          Total:               US$ 5,000,000

     Biometric may convert the Biometric Identification debentures at any time into shares of Biometric Identification common stock. The debentures will be automatically converted on an initial public offering by Biometric Identification. As shown in the following table, if Biometric were to immediately convert all of its Biometric Identification debentures without Biometric Identification having issued any additional dilutive securities, Biometric would hold 45% of Biometric Identification's common stock. That percentage, however, is subject to dilution resulting from share issuances resulting from exercise of stock options granted or to be granted under Biometric Identification's incentive stock option plan as well as any subsequent equity financings undertaken by Biometric Identification in which Biometric does not participate.

                                               PERCENT UPON
                                              CONVERSION OF
                DESIGNATION                   ENTIRE TRANCHE    CUMULATIVE PERCENTAGE
                -----------                   --------------    ---------------------
Tranche A, B & C............................      20.00%                20.00%
Tranches D & E..............................      13.33%                33.33%
Tranches F & G..............................      11.67%                45.00%

     Biometric has not made a decision whether to exercise its right to convert the Biometric Identification debentures.

     The Biometric Identification debenture purchase agreement includes acknowledgements by Biometric and Biometric Identification that they intend to merge if they determine it is in their interests following analysis of their mutual business objectives and whether a merger could be advantageously structured following consideration of tax, securities and other legal matters. The Biometric Identification debenture purchase agreement has no legally binding provision requiring the parties to merge, and the parties are not currently conducting any merger negotiations.

     Rand Edgar Capital Corp., a private British Columbia corporation with executive offices in Vancouver, British Columbia, arranged for Biometric's purchase of the Biometric Identification debentures. Rand Edgar Capital is owned and controlled by two persons, one of whom is the wife of Mr. William Rand, a director of Biometric.

     Rand Edgar Capital originally entered into a memorandum of understanding with Biometric Identification and with Arete dated March 18, 1998, amended and replaced May 20, 1998. Rand Edgar Capital assigned its interest in the memorandum to Biometric on May 21, 1998 upon payment of US$ 145,000 plus reimbursement of its expenses. On June 12, 1998, Rand Edgar Capital elected that its fee could be paid in the form of 715,575 common shares of Biometric at $0.30 per share. These shares were issued in pro rata tranches with the closing of tranches of Biometric's purchase of Biometric Identification debentures. Finders fee shares issued to date have actually been in the form of special warrants, each exercisable for one share of Biometric's common stock at $0.30 per share. As of December 31, 1998, Biometric had issued 250,450 shares to Rand Edgar Capital in connection with the finder's fee. In addition, as of August 11, 1999, Biometric issued 465,125 shares to Rand Edgar Capital in respect of the Biometric Identification debentures that Biometric purchased on November 13 and 25, 1998, December 18, 1998, January 29, 1999, April 16, 1999 and July 23, 1999.
This completes the issuance of all the shares Biometric agreed to issue to Rand Edgar Capital in connection with the finder's fee.

BUSINESS OF BIOMETRIC IDENTIFICATION INC.

       Overview

     Biometric Identification was incorporated in 1995 as a subsidiary of Arete. Arete granted Biometric Identification an exclusive world-wide license for all uses of Arete's fingerprint identification technology, to the full extent of Arete's rights in the technology. The license agreement provides that Biometric Identification will pay Arete a license fee of US$ 0.10 per unit for the first 2,500,000 products and US$ 0.05 per unit for the next 20,000,000 products. Upon the payment of US$ 1,250,000 of royalties, Arete will transfer ownership of the licensed intellectual property outright to Biometric Identification. Although the license has no expiration date, Arete can terminate the license on 30 days' notice if Biometric Identification materially breaches the license agreement.

     Biometric Identification has continued to develop the Arete technology and undertake its commercialization. Biometric Identification's products use patented software for positive personal identification. The technology provides a higher level of security and ease of use compared to traditional older methods of identification such as personal identification numbers and passwords. The advantage of Biometric Identification fingerprint identification technology relative to competitive products derives from its greater accuracy because it images the entire fingerprint and the rapidity with which it can be integrated into customer identification systems.

  Biometric Technologies

     Biometrics is the science of identifying an individual through his or her own unique physical characteristics. The biometrics industry is based upon the premise that there are substantial commercial markets for positive personal identification based on the widespread need of employers, governmental agencies, service companies, among others, for accurate, rapid, cost-efficient and user-acceptable identification of persons. The existence of passwords for data access, PINs for ATM and account access, identification cards, photos and signatures on credit cards provides evidence of this need.

     There are six primary forms of biometric technology, as listed below. Biometric Identification is focusing on fingerprint identification technology.

     - Fingerprint Scanning -- mainly used for retail point of sale and credit card transactions, e-commerce and Internet/intranet security

     - Face Recognition -- mainly used for governmental applications such as welfare agencies and departments of motor vehicles

     - Hand Geometry -- mainly used for time and attendance monitoring

     - Iris/Retina Scanning -- mainly used for high security applications such as nuclear power plants

     - Voice Recognition -- mainly used for remote access applications such as remote banking

     - Signature Recognition -- mainly used for document processing in financial and insurance industries and in government applications

  Technology and Products

     Biometric Identification's products use a patented fingerprint verification software. The system registers the entire fingerprint of an individual, saves a template of it, and then at a later time verifies the individual's identity by retrieving the template and comparing it with a newly obtained fingerprint image. Biometric Identification's line of biometric fingerprint identification products includes those which can be used in stand-alone mode or as part of a larger application. These products can be integrated into a broad range of existing applications that require user authentication such as access to personal computers, computer networks, ATMs, credit card readers and physical access control systems.


  Competitive Features of Biometric Identification's Fingerprint Identification Technology


     Verification software is the essential component of fingerprint identification biometrics. Biometric Identification's software presents improvements in accuracy of verification and integration with other software and hardware. Biometric Identification's products are small, versatile and inexpensive. During 1998, Biometric Identification spent US$ 1,500,000 on product research and development. Biometric Identification plans to spend approximately US$ 2 million in 1999.

     Biometric Identification's products are unique among fingerprint identification systems for three major reasons:

-  Accuracy and Long-Term Reliability of Identification.

     Many fingerprint verification software techniques involve making identification based on certain features of the fingerprint, known as "minutia", but not the entire fingerprint. These minutia-based programs can be fooled by temporary alterations such as changes to the finger due to cuts or swelling. In contrast, the Biometric Identification technique images the entire two dimensional ridge structure of the fingerprint so as to create a template for comparison purposes. The software's comparison technique compensates for image distortion, dislocation, rotation, sensor noise, finger swelling and scarring. It is only after performance of these compensatory techniques, and the process then indicates that the two print images still do not match, that the candidate print is declared dissimilar to the template.


     Minutia-based systems often have difficulty compensating for distortion and other factors so that over time they become less reliable in identifying stored fingerprints. This can require individuals to re-enroll, i.e., create new templates, and increases the probability of a false rejection.



     Test results confirm that Biometric Identification's identification system is highly accurate. Less than one usage in a thousand results in a false positive, i.e., incorrect identity confirmation, or false negative, i.e., failure to confirm identity. The system permits enrollment of new users through one touch in a process completed within less than five seconds. Response time in usage is usually less than one second. Biometric Identification tests the accuracy of its fingerprint identification systems using various software programs that test the products throughout the manufacturing process. The tests include general checks of systems and circuitry, and tests for tolerance of image quality.

-  Flexibility and Rapidity of Integration into Products.

     Another unique feature of Biometric Identification's products is that the software, rather than being a permanent, unchangeable part of a computer chip, is programmable and therefore more flexible for various uses. This means that the software can be more easily integrated into products developed by original equipment manufacturers or value added resellers which are sold to the ultimate user. By comparison, most competitive products rely on so-called "application specific integrated circuit" technology, sometimes referred to as "software frozen into silicon," which does not lend itself so readily to customization because the software is a permanent part of the chip in that technology, and cannot be changed.

     Biometric Identification has also developed an application software development kit to assist, for example, value added resellers in integrating their software with Biometric Identification products. Biometric Identification's software is compatible with Windows 95 and Windows NT and is provided in the form of a "dynamic link library" which means that Biometric Identification's software can link, or communicate, with the user's. This allows a user to customize the products for purposes of meeting the user specific needs and enabling capability with its computer environment.

-  Small and Inexpensive Products.

     Biometric Identification's products use silicon sensor technology to take a picture of the fingerprint. Silicon sensor technology is smaller than a quarter coin, which allows Biometric Identification to embed it in very small devices. Biometric Identification is the first company to complete the integration of its software into a self-contained system the size of a business card, as included in its Veriprint 1100 product, discussed below. Biometric Identification's products require only microprocessors to run their software. This makes them less expensive than competitors' products, which have to be run on PCs since their software requires other PC components such as hard drive and memory cards, rather than the PC's microprocessor alone.

  Biometric Identification's Products

     Biometric Identification has developed three main products. The first is Biometric Identification's core software technology and the next two represent customer-ready applications. Biometric Identification's product line of biometric fingerprint identification products includes products which can be deployed in stand-alone mode or as part of a larger application. Biometric Identification does not manufacture its own products but instead "outsources" its manufacturing so as to control costs.


     Currently, Biometric Identification's major outside manufacturer is PrimeTech Electronics, Inc. This relationship is not exclusive for either Biometric Identification or PrimeTech, and Biometric Identification believes that it can readily find other outside manufacturers if PrimeTech were to be unavailable to manufacture Biometric Identification products. Biometric Identification purchases silicon sensors, its primary manufacturing component, either directly from the large silicon sensor companies such as Infineon Corporation (formerly a division of Siemens), Harris, ST Micro, Veridicom and Thomson CSF Semiconducteurs Specifiques, or through PrimeTech. Biometric Identification purchases its board parts, meaning the collection of printed or soldered circuitry on which the sensors are placed, from PrimeTech. Biometric Identification has not entered into written purchasing or supply contracts with any of these companies.


     Biometric Identification's existing product line is summarized below. All of these products are available for retail sale:

          1.  BIOMETRIC IDENTIFICATION FINGERPRINT IDENTIFICATION
              SOFTWARE -- The core software which is the "engine" of Biometric Identification's product applications and features the following:

             - Biometric Identification's patented fingerprint verification software that, as discussed above, focuses on fingerprint ridge patterns rather than minutia

             - detection of latex/rubber fake fingers used to "fool" less sophisticated identification systems

             - performs both matching (one-to-one) and searching (one-to-many)
               in a database

          2. VERIPRINT 2100 OPTICAL TERMINAL -- Complete biometric terminal with case, keypad and small liquid crystal display. This product is presently an "optically based sensor" product, meaning that it uses light or optics to sense or "see" the fingerprint. Each unit sells for US$ 800 to US$ 900. The product has been available since 1997 and there are now approximately 3,500 units being used in connection with time and attendance and access control applications.

              Biometric Identification hopes during the first half of 2000 to achieve "silicon sensor" integration which is superior to an optically based sensor product because use of silicon enables the product to become much smaller without loss of performance.

          3. VERIPRINT 1100 SILICON SENSOR, INTEGRATION COMPONENT -- Introduced in 1998, this is the first ever use of "silicon sensor" technology in a self-contained programmable fingerprint system including template storage for up to 4,000 persons. The product is smaller than a business card and no thicker than a half dollar, so that it can be easily integrated into equipment manufacturer products such as readers and keyboards. Biometric Identification sells this to equipment manufacturers for approximately US$ 200-400 per unit, depending on volume. Applications include safeguarding Internet access, electronic commerce and other sensitive data applications.

     In addition to its existing products, Biometric Identification is also working on a new product, the Veriprint 2200, which Biometric Identification expects to begin marketing in 2000. This product is to be a hybrid of the Veriprint 1100 and the Veriprint 2100 in that it will incorporate the silicon sensor technology of the Veriprint 1100, and will include a case, keypad and screen display similar to the Veriprint 2100. The Veriprint 2200 will contain a limited amount of storage for the fingerprint templates.

     Biometric Identification's plans for additional future revenue include licensing its proprietary fingerprint identification software to large original equipment manufacturers in such areas as smart card technology, electronic commerce, and computer equipment. Biometric Identification does not currently license its technology to any equipment manufacturers, but its software is currently being tested by several equipment manufacturers in anticipation of forming a licensing relationship in the future.

  Product Integration

     Biometric Identification has integrated its products with newly-introduced silicon sensor-based technology and is working with five vendors of the integrated system: Veridicom, Inc., ST Micro Electronics, Thomson CSF Semiconducteurs Specifiques, Infineon Corporation (formerly a division of Siemens) and AuthenTec Inc. Biometric Identification has also completed product integration with several other manufacturers such as Radionics, Inc., Westinghouse Security Electronics, Inc., Chubb Security, Simplex, Northern Computer and Apollo Computer. The integration process is time-consuming and expensive because it generally involves two levels of integration: first, the hardware must be designed to accommodate the company's products; then the software must be integrated with the hardware.

     Biometric Identification has not entered into written supply, production or distribution contracts with any of the companies that integrate Biometric Identification's products with theirs. Biometric Identification typically enters into non-disclosure agreements with these companies, and provides other documents concerning the product integration process such as product specifications and integration timetables.

  Market for Products

  Market Overview

     The biometrics industry started with forensic applications using fingerprints for law enforcement and government security applications. In the last 30 years, electronic fingerprinting has evolved as an alternative storage and retrieval medium to paper and ink.

     Biometric Identification believes that the fingerprint identification segment is a large and widely accepted method of biometric identification. New technologies, such as Biometric Identification's products, are overcoming the historical problems of inaccuracy, false rejections and user nonacceptance that have limited the use of this tool for biometric identification and have held back long term market growth. With advances in computer technology, including cost reduction, miniaturization, and growing familiarity of the public with computer-based solutions, there is much greater potential for commercial investment in this area, particularly as prices further decline following ongoing technology development and increasingly widespread commercial implementation.

  Biometric Identification's Market Focus

     There are many applications for electronic fingerprint devices, including:

     -  point-of-sale devices

     -  electronic commerce

     -  access control, and

     -  computer security.

     Although Biometric Identification's technology can be used in almost any environment requiring highly accurate and rapid identification of persons, it would be much more expensive and time consuming to focus initially on applications in so-called open systems, which involve large numbers of ever changing users and sites. Examples of open systems include the credit card and electronic commerce industries. Because there is extensive demand for application in closed systems, which are less time-intensive and expensive to implement, Biometric Identification has decided to focus its efforts on these in the short term. Examples of closed systems include access control for company personnel, time and attendance records for employees, and access and usage security for computer networks.

  Time and Attendance Records

     There is high demand for closed system identification controls. Many industries, such as manufacturing, retail, and service, with large numbers of wage workers desire to reduce the fraud associated with "buddy punching," which refers to clocking in and out for an absent co-worker. Buddy punching is relatively easy because cards and personal identification numbers are not intrinsically linked to the card holder.

     Biometric Identification currently provides its time and attendance products to companies such as Stromberg Corporation, Control Module, Inc. and Synel Corporation.

  Building Access Control

     Another promising closed system for Biometric Identification products is in controlling entry of persons to buildings and office suites. The need is growing in the large U.S. service economy involving large numbers of office workers who are highly concentrated in urban areas with a strong perceived need to prevent extremely costly vandalism and theft or alteration of records. Large corporations, sensitive government locations, law and other professional firms, hospitals, banks, correctional institutions, airports and educational institutions are all examples of institutions with large office security requirements.

     The introduction of biometric devices in this market has been limited, despite the considerable size of this marketplace, likely due to cost and system integration impediments. The electronic access control market is dominated by card and proximity reader devices placed on entries to control and limit access. Biometric Identification's discussions at trade shows and with access control companies demonstrate that if biometric solutions could approach the cost level of card and proximity reader devices, then a biometric solution could become the primary application. Biometric Identification has designed its Veriprint 1100 product line to meet these cost levels. Also, Biometric Identification's product require less customer administrative oversight than for a card reader system because there is no longer any need to record and physically control identification cards.

     Biometric Identification has completed or is nearing completion of integrating its product with those of large card identification companies such as Westinghouse Security Electronics Inc. and Radionics, Inc. For example, Westinghouse and Radionics have integrated Biometric Identification's V2100 product with their access control systems.

     Biometric Identification is presently working with Radionics, Inc., one of the largest home security companies in the U.S., in order to integrate Biometric Identification biometrics into their access control and intrusion systems.

  Computer Security


     As corporations and other organizations have decentralized their computer operations by widely installing PCs, the points of access to networked systems and sensitive databases have greatly increased. Although PCs may substantially improve employee productivity, their proliferation presents a far larger security risk because access points are now so numerous. Networked PC systems are expected to grow as computer-based management of information increases worldwide. The rapid expansion of PC networked systems provides an important area of market growth for biometric products. Organizations now have concerns about a range of computer security issues such as protection of privacy of personnel and customer data, prevention of theft of competitively advantageous information including trade secrets, and prevention of deliberate damage to and corruption of data and systems.


     Biometric Identification expects the commercial and governmental network security market to be one of the largest sources of demand for its biometric products. There may be also be a developing market of home users who would be willing to purchase inexpensive and compact security devices such as those of Biometric Identification.

  Identification of Government Service Recipients

     In U.S. government applications, public agencies use biometrics to verify the identity of persons who wish to receive a service from the agency or pass through an application process. Examples include welfare agencies, departments of motor vehicles, and the U.S. Immigration and Naturalization Service. Biometric Identification believes that there is interest in this area from governments due to concerns about fraud.

     Biometric Identification also provides products for non-U.S. governments. For example, Biometric Identification's Veriprint 2100 system is being used by the Venezuelan legislature in verification terminals that allow members of the Chamber of Deputies and Senate, and their authorized surrogates, to vote electronically from their desks.

  Marketing and Distribution Channels

     The favorable performance of Biometric Identification products, combined with aggressive pricing, has enabled Biometric Identification to secure relationships with several large companies. Biometric Identification desires that once integration is completed with each equipment manufacturer's products, the equipment manufacturer will then introduce Biometric Identification products into their distribution channels.

     Biometric Identification has been executing its sales strategy through its sales team and has been actively marketing its product since September 1997. Since then, Biometric Identification has developed a list of alliances with key customers including Westinghouse, Radionics, Thomson CSF, Gemplus and Keysource. Biometric Identification has no customer that accounts for 10% or more of its revenues where the loss of that customer would significantly hurt Biometric Identification.

     Biometric Identification is targeting both large and small companies. Although the larger companies offer long term sales potential, the innovative smaller value added resellers and equipment manufacturers are more often the first to adopt new technologies and create early stage demand from consumers. Early users sometimes divert business from industry leaders which creates incentive for the big companies to follow suit. Biometric Identification is also going to target systems integrators and large consulting firms that thrive on introducing new technologies to their customers.

     To date, Biometric Identification has focused on the time and attendance and access control markets. During 1999, it intends to expand its marketing efforts to include direct contact with financial institutions, "smart" and credit card companies, electronic commerce and computer equipment companies where interest in biometrics is growing.

     Biometric Identification has retained a small marketing company located in the United Kingdom as a representative for Biometric Identification in the European market area. Biometric Identification wishes to secure several sales representatives to assist Biometric Identification in introducing its products into the European and Asian marketplaces.

  Competition

     Biometric Identification competes with other providers of biometric identification services to the commercial markets it serves in time and attendance monitors, access control and computer security. In addition, Biometric Identification competes with providers of non-biometric identification services. Biometric Identification believes that the principal methods of competition in the identification verification industry are providing function, ease of integration and an affordable price. Many of Biometric Identification's actual and potential competitors have greater financial, marketing and other resources than Biometric Identification possesses.

  Patents, Trademarks, and Copyrights

     Arete has provided an exclusive license to Biometric Identification for its five pending patents in fingerprint sensing systems and methods. The patent applications have been filed during the past three years with the U.S. patent office and three have proceeded to filings under the Patent Cooperation Treaty. Of these, one has proceeded to national stage filings in Brazil, Japan and Canada, and with the European Patent Office. Effective January 8, 1999, a patent on key technology elements of ridge recognition was issued in the United States.

                            DESCRIPTION OF PROPERTY

     Biometric occupies approximately 2,300 square feet of leased space at Suite 1940, 400 Burrard Street, Vancouver, British Columbia under a lease expiring October 31, 2000. A total of four Biometric employees operate out of its Vancouver office.

     Biometric Identification occupies one administration office in California and sales offices in Dayton, Ohio and London, England.

     Biometric Identification's California offices occupy a total of approximately 4,200 square feet and are located at 5000 Van Nuys Blvd., Sherman Oaks, California.

                               LEGAL PROCEEDINGS

     Other than as disclosed below, no material legal proceedings are pending to which Biometric is a party or of which any of its properties is subject.

     Effective as of November 10, 1998, in compliance with the "continuation" procedure provided for under the Company Act (British Columbia), Biometric transferred its domicile into the State of Wyoming, where it is now governed by the Wyoming Business Corporation Act. Biometric's management has subsequently determined that Biometric should transfer its domicile back to British Columbia. In order to solicit shareholder approval for this transfer, Biometric filed on March 5, 1999, as required by the Securities Exchange Act of 1934, a preliminary proxy statement with the SEC which was reviewed by the SEC staff. Based on its review, the staff informally advised Biometric that the staff believes that Biometric's transfer to Wyoming was an event that would have required the filing of a registration statement with the SEC, under the Securities Act of 1933.

     In response to the SEC's advice, on May 7, 1999, Biometric filed a registration statement under the Securities Act on Form S-4 for a repurchase offer with respect to the shares deemed to have been offered in connection with the transfer to Wyoming. Repurchase offerees may be able to sue Biometric for a possible violation of the registration requirement under the Securities Act. Biometric's exposure in that event is difficult to quantify because its shareholders were provided their statutory right of dissent under the Company Act (British Columbia) to be paid the fair market value of their shares if they dissented from the transfer to Wyoming. No shareholder exercised that dissent right.

                            SELECTED FINANCIAL DATA


     The selected consolidated financial data shown below with respect to Biometric's consolidated statements of operations for each of the three fiscal years in the period ended December 31, 1998 and with respect to the consolidated balance sheets at December 31, 1998 and 1997, and with respect to Biometric's consolidated statements of operations for each of the six months ended June 30, 1999 and 1998, and with respect to the consolidated balance sheets at June 30, 1999 and 1998, are derived from Biometric's audited consolidated financial statements as of December 31, 1998 and unaudited interim consolidated financial statements as of June 30, 1999, included on pages F-1 - F-30. Consolidated statement of operations data for the years ended December 31, 1995 and 1994, and balance sheet data at December 31, 1996, 1995 and 1994 have been derived from Biometric's audited consolidated financial statements that are not included in this proxy statement/prospectus. These financial statements, which included a note reconciling differences between U.S. and Canadian GAAP, were filed with Biometric's Annual Reports on Form 20-F.



     You should read the following selected financial consolidated financial data in conjunction with Biometric's consolidated financial statements and the notes on pages F-1 - F-30. Historical operating results are not necessarily indicative of the results in any future period.


     As a result of Biometric's transfer into Wyoming, Biometric adopted U.S. GAAP and restated prior years figures to be in accordance with U.S. GAAP. Since Biometric's functional currency is Canadian dollars, all amounts are in Canadian dollars.


                          FOR THE SIX MONTHS
                            ENDED JUNE 30,               FOR THE FISCAL YEARS ENDED DEC. 31,
                         ---------------------   ----------------------------------------------------
                           1999        1998        1998        1997       1996       1995      1994
                         ---------   ---------   ---------   --------   --------   --------   -------
                               (STATED IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT PER SHARE DATA)
                               ----------------------------------------------------------------
Revenue................  $       4   $      66   $      79   $    175   $    102   $    211   $    36
Net income (loss)......  $  (2,416)  $  (5,317)  $  (7,125)  $ (2,200)  $ (1,259)  $ (1,142)  $  (406)
Net income (loss) per
  share................  $   (0.07)  $   (0.31)  $   (0.38)  $  (0.13)  $  (0.14)  $  (0.20)  $ (0.10)
Cash dividends declared
  per share............  $       0   $       0   $       0   $      0   $      0   $      0   $     0
Working capital........  $      76   $   1,280   $      10   $  3,072   $  6,369   $  1,936   $ 1,846
Total assets...........  $   3,147   $   3,640   $   2,567   $  8,274   $ 10,451   $  2,721   $ 2,010
Total liabilities......  $     907   $     405   $     299   $    283   $    571   $     91   $   143
Share capital..........  $  16,177   $  12,948   $  13,789   $ 12,388   $ 12,077   $  3,567   $ 1,662
Retained earnings
  (deficit)............  $ (13,938)  $  (9,713)  $ (11,521)  $ (4,397)  $ (2,197)  $   (937)  $   204

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


                      CONDITION AND RESULTS OF OPERATIONS



NOTE: WE USE THE NAME "BIOMETRIC" FOR DISCUSSIONS OF ALL PERIODS IN THIS SECTION, EVEN THOUGH BIOMETRIC ASSUMED ITS CURRENT NAME ONLY IN NOVEMBER 1998.



  Current Capital Resources and Liquidity



     Since inception, Biometric's capital resources have been limited. Since cash generated from operations has been nominal, Biometric has had to rely upon the sale of equity and debt securities for cash required for investments and operations, among other things. In 1998, Biometric acquired the right to invest up to US$ 5,000,000 into Biometric Identification by way of the acquisition of convertible debentures. See "Biometric Security Corp. -- Business of Biometric Security Corp." for a discussion of the terms of this investment. Biometric completed its purchase of the US$ 5,000,000 of Biometric Identification debentures on July 23, 1999. Biometric's working capital or cash flows are not sufficient to fund ongoing operations and other commitments. The ability of Biometric to settle its liabilities as they come due and to fund its commitments and ongoing operations is dependent upon the ability of Biometric to obtain additional equity or debt financing. If Biometric cannot raise the necessary financing directly by way of debt, equity or other means, the lack of capital may force it to curtail its operating activities and potential investment activities. There is no assurance that Biometric will obtain any such financing.



     Biometric does not currently have any commitments for material capital expenditures over the near or long term, and none are presently contemplated over normal operating requirements.



SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998



  Results of Operations



     For the six-month period ended June 30, 1999 Biometric incurred a net loss of $2,416,248 resulting in a loss per share of $0.07. The loss for the six-month period ended June 30, 1999 resulted from cash and short term investment earnings of $4,239 less expenses of $1,014,967. In addition, Biometric realized mineral property recoveries of $164,855 and an equity loss in the operations of BII of $1,570,375. This is compared to a net loss for the six-month period ended June 30, 1998 of $5,316,647 and a loss per share of $0.31. The loss for the six-month period ended June 30, 1998 resulted from cash and short term investment earnings of $65,603 less expenses of $549,186 and losses on the disposal of equipment of $27,587. In addition, Biometric wrote-off mineral property costs totaling $4,805,477 which increased the loss for the six-month period ended June 30, 1998.



     At March 1, 1999, Biometric had received US$ 150,000 and 100,000 common shares of Inlet. Biometric has since sold these shares for $11,078, or approximately $0.11 per share, which was the quoted market price for Inlet shares on the date of sale. As Biometric had previously written off the mineral property costs, the cash and shares originally received from Inlet, net of expenses incurred, has been reflected in the statement of operations.



     Administrative costs in the six-month period ended June 30, 1999 increased 85% over 1998 primarily as a result of Biometric incurring increased professional fees, consulting fees and finders fees.



  Liquidity and Capital Resources



     During the six-month period ended June 30, 1999 Biometric realized a net increase in cash from operations, financing and investments of $32,221. The loss for the period was $2,416,248.



     During the six-month period ended June 30, 1999 Biometric completed private placements totaling 23,333,331 units. These private placements were for proceeds, before costs, of $3,500,000, of which $660,592 had been advanced to Biometric prior to December 31, 1998. In addition, Biometric received $477,833 on the exercise of warrants. During the first quarter, Biometric repaid a short-term $150,775 loan payable that was outstanding at December 31, 1998.

     During the six-month period ended June 30, 1999 Biometric invested an additional $2,129,062 (US$ 1,425,000) in convertible debentures of Biometric Identification.



  Balance Sheets



     Total cash and short-term investments at June 30, 1999 were $227,403 as compared to $245,182 at December 31, 1998, and working capital increased to $76,288 as at June 30, 1999 compared to $10,478 as at December 31, 1998. The increase in cash and working capital is largely attributable to Biometric's completing three private placements that raised gross cash proceeds of $3,500,000 less $660,592 received by Biometric before December 31, 1998 and the related costs of completing the financing.



     At June 30, 1999 a total of $5,600,417 (US$ 3,750,000) has been invested in convertible debentures of Biometric Identification. This is compared to $3,471,375 (US$ 2,325,000), that had been invested at December 31, 1998, less $1,275,020, which represents Biometric's share of Biometric Identification's losses to December 31, 1998 and the amortized portion of the excess of Biometric's investment over its share of Biometric Identification's net assets. Effective June 1999, Biometric's investment in the Biometric Identification convertible debentures has been accounted for by the equity method, as Biometric has determined that it can exert significant influence over Biometric Identification. Accordingly, Biometric has reduced its investment by $2,845,375, which is its share of Biometric Identification's losses to June 30, 1999 and the amortized portion of the excess of Biometric's investment over its share of Biometric Identification's net assets. The excess of the cost of Biometric's investment over its share of net assets is being amortized on a straight-line basis over five years.



     At June 30, 1999 Biometric had no loans payable and had repaid the $150,775 short term loan that was outstanding at December 31, 1998.



     At June 30, 1999 Biometric had received $nil in share subscriptions and had completed the private placement it had received $660,592 for prior to December 31, 1998.



     In May 1999 Biometric filed a registration statement with the SEC offering U.S. persons who owned Biometric common stock at the time Biometric transferred its corporate domicile to Wyoming, the right to have their shares repurchased by Biometric at their fair market value on the date of the shareholder vote concerning Biometric's transfer to Wyoming. A provision of $657,052 for this contingent liability has been recorded in Biometric's accounts as of June 30, 1999, as a reduction of share capital. Any amount not repurchased by Biometric on expiry of the repurchase offer will be reclassified to share capital. See "Legal Proceedings" for further discussion of the repurchase offer.



  Subsequent Events



     - Biometric completed a $2,000,000 private placement on July 22, 1999. The private placement consisted of 10,000,000 units, brokered on a best efforts basis, at a price of $0.20 per unit for total proceeds of $2,000,000. Each unit consists of one common share and one two-year non-transferable share purchase warrant. Each warrant is exercisable at a price of $0.20 per share in the first year and $0.23 per share in the second year. Remuneration paid to the broker for acting as agent consisted of a $186,000 commission payable in cash and a two year broker's warrant exercisable into a maximum of 1,500,000 shares of Biometric. The broker's warrants are exercisable at a price of $0.20 per share in the first year and $0.23 per share in the second year.



     - Biometric invested an additional US$ 1,250,000 in Biometric Identification debentures.



     - Biometric announced an annual general meeting of the shareholders, at which time the shareholders will be asked to vote on Biometric's proposal to transfer its domicile to British Columbia and to consolidate Biometric's share capital on the basis of one post-consolidated share for each five pre-consolidated shares.

FISCAL YEARS ENDED DECEMBER 31, 1998 AND 1997



  Results of Operations



     A $0.38 loss per share in the fiscal year ended December 31, 1998 resulted from cash and short-term investment earnings of $79,129 less expenses of $1,287,586, mineral property write-offs of $4,592,237 and an equity loss in the operations of BII of $1,275,000. This is compared to a $0.13 loss per share in the fiscal year ended December 31, 1997 from cash and short-term investment earnings of $175,185, expenses of $759,182, and mineral property write-offs of $1,615,898.



     Administrative costs in 1998 increased 79% over 1997, primarily as a result of Biometric incurring increased professional fees and finders fees.



  Liquidity and Capital Resources



     During 1998 Biometric had a reduction in cash from operations, financing and investments of $3,084,928. The loss for the year was $7,124,561, which consisted largely of the write-down of mineral properties and an equity loss in BII.



     During 1998, Biometric completed a 3,375,000 unit private placement that raised proceeds of $506,250 and a 660,000 unit private placement that raised proceeds of $99,000. In addition, Biometric raised $23,000 from the exercise of 100,000 stock options. Biometric also issued 250,450 common shares at a deemed value of $75,135 for finders fees in connection with the Biometric Identification debentures.



     During 1998, Biometric invested $3,471,355, in Biometric Identification convertible debentures, disposed of equipment used in Argentina for proceeds of $151,512 and recovered $185,335 of security deposits.



  Balance Sheets



     Total cash and short-term investments at December 31, 1998 were $245,182 as compared to $3,330,110 at December 31, 1997 and working capital decreased to $10,478 as at December 31, 1998 compared to $3,072,259 as at December 31, 1997. The decrease in cash and working capital is largely attributable to Biometric's investment of $3,471,355 in convertible debentures of Biometric Identification during the year.



     At December 31, 1998 a total of $3,471,355 (US$ 2,325,000) had been invested in convertible debentures of Biometric Identification. Effective June 1999, Biometric determined that it had the ability to exercise significant influence over the activities of Biometric Identification, and in accordance with Accounting Principles Board Opinion No. 18, Biometric's financial statements for 1998 have been restated to reflect this change. Accordingly, Biometric's investment in the Biometric Identification convertible debentures has been accounted for by the equity method and Biometric has reduced its investment by $1,275,000, which is its share of Biometric Identification's losses to December 31, 1998 and the amortized portion of the excess of Biometric's investment over its share of Biometric Identification's net assets. The excess of Biometric's investment over its share of net assets is being amortized on a straight-line basis over five years.



     Equipment and leasehold improvements totaled $60,758 at December 31, 1998 as compared to $248,213 at December 31, 1997. The decrease is a result of Biometric selling off equipment in 1998.



     Mineral properties totaled nil at December 31, 1998 as compared to $4,670,516 at December 31, 1997. The decrease is a result of writing off the deferred costs in June 1998, when it was determined there was little prospect of further work being carried out on the properties and Biometric changed its business from mineral exploration to its investment in Biometric Identification. In November 1998, subsequent to writing off the deferred costs, Biometric granted Inlet Resources Ltd. an option to purchase up to a 100% interest in Biometric's Argentine mineral properties.



     Share capital totaled $13,128,263 at December 31, 1998 as compared to $12,387,691 at December 31, 1997. The increase is a result of Biometric issuing shares for cash proceeds of $628,250 and shares for services having a value of $112,322.

     Shares subscribed totaled $660,592 at December 31, 1998 as compared to nil at December 31, 1997 as investors had advanced Biometric $660,592 as funds advanced for a private placement that was completed after the year-end.



YEARS ENDED DECEMBER 31, 1997 AND 1996



  Results of Operations



     A $0.13 loss per share in the fiscal year ended December 31, 1997 resulted from cash and short-term investment earnings of $175,185 less expenses of $759,182 and mineral property write-offs of $1,615,898. This is compared to a $0.14 loss per share in the fiscal year ended December 31, 1996 from cash and short-term investment earnings of $102,147, expenses of $826,609 and mineral property write-offs of $534,853.



     Administrative costs in 1997 decreased 13% over 1996 as a result of Biometric cutting back promotional, travel, consultants and other costs.



  Liquidity and Capital Resources



     During the year ended December 31, 1997, Biometric had an increase in cash of $1,587,977 primarily as a result of its financing activities. The loss for the year was $2,199,895, which consisted largely of the write-down of mineral properties. During 1997, Biometric completed a special warrant placement of 5,000,000 units that raised net proceeds of $5,106,645. See 1996 liquidity and capital resources below. Biometric raised $184,000 from the exercise of 200,000 warrants, and $126,400 from the exercise of 120,000 options.



     During 1997 Biometric incurred expenditures on mineral properties totaling $3,033,103 and purchased equipment and leasehold improvements of $79,658.



  Balance Sheets



     Total cash and short-term investments at December 31, 1997 were $3,330,110 as compared to $1,742,133, excluding $5,106,645 of cash in escrow, at December 31, 1996. Working capital decreased to $3,072,259 as at December 31, 1997 compared to $6,369,429 as at December 31, 1996. Share capital increased primarily as a result of the closing of the 5,000,000 unit special warrant offering announced in October 1996. Advances on share subscriptions decreased from $5,106,645 to nil as a result of the completion of the 5,000,000 unit special warrant financing.



     Biometric expended a total of $3,171,103 of mineral property costs in Argentina that was initially capitalized during 1997.



YEARS ENDED DECEMBER 31, 1996 AND 1995



  Results of Operations



     A $0.14 loss per share in the fiscal year ended December 31, 1996 resulted from cash and short-term investment earnings of $102,147 less expenses of $826,609 and mineral property write-offs of $534,853. This is compared to a $0.20 loss per share in the fiscal year ended December 31, 1995 from cash and short-term investment earnings of $210,620, expenses of $606,230 and resource property write-downs of $746,371.



     Administrative costs in 1996 increased 36.4% over 1995 as a result of Biometric's move to new office premises, the hiring of additional personnel, advertising, promotional, exploration and travel costs incurred to support Biometric's mineral projects.



  Liquidity and Capital Resources



     During the year ended December 31, 1996, Biometric increased its cash by $99,492 primarily as a result of its financing activities which raised $3,403,506 by private placements and the exercise of warrants and options.



     The loss for the year was $1,259,315, which included a $534,853 write-off of mineral properties.

     On October 22, 1996, Biometric announced the private placement of 5,000,000 special warrants at an issue price of $1.10 per special warrant. Each special warrant entitled the holder to acquire, without further consideration, one unit comprising one common share and one-half of a share purchase warrant. Each whole warrant entitled the holder to purchase one additional share at $1.30 per share for a two year period. At December 31, 1996, Biometric held in escrow the proceeds from the sale of special warrants of $5,106,645, net of commissions and other offering costs, pending completion of a prospectus qualifying the common shares and share purchase warrants for distribution.



     Biometric also granted the underwriters 250,000 special compensation options as partial compensation for the placement of the special warrants. Each special compensation option entitled the underwriter to acquire, without further consideration, one compensation option. Each compensation option was exercisable for one unit at a price of $1.10 per unit to January 31, 1999. Each unit consists of one common share and one-half of a share purchase warrant, with each whole warrant entitling the underwriter to purchase one additional share for $1.30 per share to January 31, 1999.



     In January 1997, Biometric issued the 5,000,000 shares and 5,000,000 one-half share purchase warrants upon exercise of the 5,000,000 special warrants. Biometric also issued 250,000 compensation options to the underwriter upon the exercise of 250,000 special compensation options. In addition, the net proceeds from the sale of special warrants, together with interest earned thereon, were released to Biometric.



     Biometric received additional financing during 1996 from: the net proceeds of $1,486,568 from three private placements during 1996 totaling 1,537,000 common shares; $1,828,138 from the exercise of 2,022,250 warrants; and $88,800 from the exercise of 110,000 options granted to employees.



     During 1996 Biometric incurred expenditures on mineral properties totaling $2,998,643, purchased equipment and leasehold improvements totaling $223,643. Also during 1996, Biometric sold marketable securities for proceeds of $193,527 and paid a security deposit of $138,000.



  Balance Sheets



     Total cash and short-term investments at December 31, 1996 were $1,742,133, excluding $5,106,645 of cash in escrow, as compared to $1,796,691 at December 31, 1995. Working capital increased to $6,369,429 as at December 31, 1996 compared to $1,935,574 as at December 31, 1995.



     A total of $2,998,691 in mineral property costs were expended in Argentina and initially capitalized during 1996.



     During 1996 Biometric expended $223,643 on equipment and leasehold improvements giving it a total of $257,743 in equipment net of depreciation at December 31, 1996. This compares to $42,600 for equipment and leaseholds at December 31, 1995.



     At December 31, 1996 Biometric had $138,000 in a security deposit related to a mineral property it was exploring in 1996.



     At December 31, 1996 Biometric had accounts payable of $570,752 largely related to the exploration work it was carrying out in South America.



YEAR 2000 COMPLIANCE



     The Year 2000 issue refers to possible negative impacts on business systems that could be caused by the arrival of the new millennium. Best known is the possible inability of computer software to recognize the year 2000 as a date. Unless the software is fixed, date-sensitive systems may begin to fail prior to January 1, 2000.



     Biometric does not expect to experience significant Year 2000 issues, because it uses standard commercial programs and systems that have been designed or upgraded to comply with requirements imposed by the transition into the next millennium. Biometric is contacting its main suppliers to make sure that they are also Year 2000 compliant, a process Biometric expects to complete by the third quarter of 1999.

     Biometric Identification has evaluated the products and services that it offers, as well as its information technology infrastructure, and has determined that they are Year 2000 compliant. Biometric Identification's business involves integrating its products with those of original equipment managers and value added resellers. If any of those companies is not Year 2000 compliant, their product sales, and consequently Biometric Identification's sales, could drop. Biometric Identification is contacting these companies to determine the state of their Year 2000 compliance. Biometric Identification expects to complete this process by the third quarter of 1999.


                                 LEGAL MATTERS

     The validity of the shares of Biometric common stock issued as of Biometric's proposed transfer from Wyoming to British Columbia will be passed upon for Biometric by Catalyst Corporate Finance Lawyers, Vancouver, British Columbia, Canada.

                                    EXPERTS

     Biometric's consolidated financial statements as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 included in this proxy statement/prospectus, have been so included in reliance on the report of KPMG LLP, independent chartered accountants, given on the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     Biometric has filed with the SEC a registration statement on Form S-4, including amendments, under the Securities Act with respect to its common stock as discussed herein. This proxy statement/prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information about Biometric and its common stock, please see the registration statement and the exhibits and schedules filed with it. Statements contained in this proxy statement/prospectus as to the contents of any contract or any other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contract or document filed as an exhibit to the registration statement for further details.

     Biometric files annual, quarterly and special reports and other information with the SEC. You may read and copy any document filed by Biometric, including the registration statement and its exhibits and schedules, at the SEC's public reference room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about its public reference room. These SEC filings are also available to the public at the SEC's web site at "www.sec.gov."

                              INFORMATION CIRCULAR

                            BIOMETRIC SECURITY CORP.
                        SUITE 1940 - 400 BURRARD STREET
                          VANCOUVER, BRITISH COLUMBIA
                                 CANADA V6C 3A6


        All information is as of [MAY 31], 1999 unless otherwise noted.


                        PERSONS MAKING THE SOLICITATION

     BIOMETRIC IS DELIVERING THIS INFORMATION CIRCULAR SO THAT ITS MANAGEMENT MAY SOLICIT PROXIES OF SHAREHOLDERS FOR USE AT THE ANNUAL GENERAL MEETING OF BIOMETRIC'S SHAREHOLDERS TO BE HELD ON FRIDAY, OCTOBER 8, 1999, AT THE TIME AND PLACE AND FOR THE PURPOSES SET FORTH IN THE ACCOMPANYING NOTICE OF MEETING. While Biometric expects that the solicitation will be made primarily by mail, proxies may be solicited personally or by telephone by Biometric directors, officers and employees.

     Biometric is paying for all costs of this solicitation.

                     APPOINTMENT AND REVOCATION OF PROXIES


     The individuals named in the accompanying form of proxy are directors or officers of Biometric. A SHAREHOLDER WISHING TO APPOINT SOME OTHER PERSON, WHO NEED NOT BE A SHAREHOLDER, TO ATTEND AND ACT ON THE SHAREHOLDER'S BEHALF AT THE MEETING HAS THE RIGHT TO DO SO, EITHER BY INSERTING THE PERSON'S NAME IN THE BLANK SPACE IN THE PROXY AND STRIKING OUT THE TWO PRINTED NAMES, OR BY COMPLETING ANOTHER PROXY. A proxy will not be valid unless it is completed, dated, signed and delivered to Pacific Corporate Trust Company, Suite 830 - 625 Howe Street, Vancouver, British Columbia, Canada V6C 3B8 no later than 48 hours, excluding Saturdays, Sundays and holidays, before the meeting, or is delivered to the Chair of the meeting prior to the meeting.


     A shareholder who has given a proxy may revoke it either:

     - in a writing signed by the shareholder or by the shareholder's attorney authorized in writing, or

     - if the shareholder is a corporation, by a duly authorized officer or attorney of the corporation.

     The shareholder must deliver the revoked proxy either to:


     - Biometric's registered office, Suite 1100, 1055 West Hastings Street, Vancouver, British Columbia, Canada V6E 2E9, at any time up to and including the last business day before the day of the meeting, or


     - to the Chair of the meeting on the day of the meeting.

     A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation.

                             EXERCISE OF DISCRETION

     If the instructions in a proxy are certain, the shares represented by the proxy will be voted on any poll by the person(s) named in the proxy. If the proxy specifies a choice with respect to any matter to be acted upon, the shares will be voted or withheld from voting in accordance with those specifications.

     IF A SHAREHOLDER NEGLECTS TO SPECIFY A CHOICE IN THE PROXY, HIS SHARES WILL BE VOTED IN ACCORDANCE WITH THE NOTES TO THE PROXY.

     The enclosed proxy, when completed and delivered and not revoked, gives discretionary authority to vote on any amendments or variations of matters identified in the Notice of meeting and on other matters that may come before the meeting. At the time of this information circular, Biometric's management does not know of any amendment, variation or other matter that may be presented to the meeting.

          VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES


     As at August 31, 1999, Biometric has issued and outstanding 57,684,208 [UPDATE PRIOR TO MAILOUT TO SHAREHOLDERS] fully paid and non-assessable common shares without par value, each share carrying the right to one vote. BIOMETRIC HAS NO OTHER CLASSES OF VOTING SECURITIES.


     Any shareholder of record at the close of business on August 31, 1999 who either personally attends the meeting or who has completed and delivered a proxy as described in "Appointment and Revocation of Proxies" on the previous page, shall be entitled to vote or to have his shares voted at the meeting.


     To the knowledge of Biometric's management, as of August 31, 1999, no person beneficially owns more than five percent of any class of Biometric's voting securities other than as set forth below. The following table shows the total amount of any class of Biometric's voting securities owned by each of its executive officers and directors and by its executive officers and directors, as a group, as of July 31, 1999. [UPDATE PRIOR TO MAILOUT TO SHAREHOLDERS]



                                                                   AMOUNT AND
                                                                   NATURE OF
                                                                   BENEFICIAL        PERCENTAGE
                    NAME AND ADDRESS(1)                           OWNERSHIP(2)        OF CLASS
                    -------------------                           ------------       ----------
Patrick McCleery(3).........................................       4,079,958             6.8%

EXECUTIVE OFFICERS AND DIRECTORS
Robert M. Kamm..............................................               0               0%
Robert F. Chase.............................................         540,000(4)          1.0%
Chester Idziszek............................................         335,000(5)         *
William A. Rand.............................................       2,679,364(6)          4.5%
Wayne Johnstone.............................................         479,700(7)          1.0%
Saundra J. Zimmer...........................................          95,000(8)         *
  All executive officers and directors as a group (6
     persons)...............................................       4,129,064(2)          6.9%(2)


---------------

  *  Less than one percent.

 (1) The address for each of these persons other than Mr. McCleery is Suite 1940, 400 Burrard Street, Vancouver, British Columbia, Canada V6C 3A6. The address for Mr. McCleery is 4510 Beverly Crescent, Vancouver, British Columbia, Canada V6J 4E6.

 (2) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of May 31, 1999, are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Biometric does not know whether any of these options or warrants will be exercised. Biometric relies on information furnished by each of these persons as to their beneficial ownership.

 (3) Includes currently exercisable options and warrants, and options and warrants exercisable within sixty days of the date of this proxy statement/prospectus to purchase an aggregate of 1,420,000 shares as to Mr. McCleery and 750,000 shares as to Mrs. McCleery, with respect to which Mr. McCleery disclaims any beneficial ownership. They also include 750,000 shares beneficially owned by Mrs. McCleery, with respect to which Mr. McCleery disclaims any beneficial ownership. Biometric does not know whether any of these options or warrants will be exercised.

 (4) Includes 250,000 shares and, in addition, warrants currently exercisable to purchase 250,000 shares, owned by Mrs. Chase, with respect to which Mr. Chase disclaims any beneficial ownership. Biometric does not know whether any of these warrants will be exercised.

 (5) Includes currently exercisable options and options exercisable within sixty days of the date of this proxy statement/prospectus to purchase a total of 285,000 shares. Biometric does not know whether any of these options will be exercised.

 (6) Includes currently exercisable options and options exercisable within sixty days of the date of this proxy statement/prospectus to purchase a total of 285,000 shares. Also includes 901,950 shares and, in addition, warrants currently exercisable to purchase 1,432,864 shares, beneficially owned by Rand Edgar Capital Corp., a private British Columbia company, which is owned by the wives of Mr. Rand and Brian Edgar and of which Mr. Rand was a director, with respect to which Mr. Rand disclaims any beneficial ownership. Biometric does not know whether any of these options or warrants will be exercised.


 (7) Includes currently exercisable options and warrants, and options and warrants exercisable within sixty days of the date of this proxy statement/prospectus to purchase a total of 291,050 shares. Also includes 10,000 shares owned by Mrs. Johnstone, with respect to which Mr. Johnstone disclaims any beneficial ownership. Biometric does not know whether any of these options or warrants will be exercised.

 (8) Includes currently exercisable options and options exercisable within sixty days of the date of this proxy statement/prospectus to purchase a total of 95,000 shares. Ms. Zimmer does not own any shares of Biometric's common stock. Biometric does not know whether any of these options will be exercised.

     To the knowledge of Biometric's management, there are no arrangements whose operation may at a subsequent date result in a change of control of Biometric.

                  DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS


     If you want to present a proposal at the annual general meeting of shareholders in 2000, we must receive your proposal by March 15, 2000, so we can consider it for inclusion in Biometric's proxy statement and form of proxy relating to that meeting. Please send your proposals to Biometric's Corporate Secretary, at Biometric's address: Suite 1940, 400 Burrard Street, Vancouver, British Columbia, Canada V6C 3A6.


                             EXECUTIVE COMPENSATION

     We are required to set out particulars of compensation paid to the following persons:

     (a) Biometric's chief executive officer during the most recently completed fiscal year;

     (b) each of Biometric's four most highly compensated executive officers who were serving as executive officers at the end of the most recently completed fiscal year and whose total salary and bonus exceeds US$ 100,000 per year; and

     (c) any additional individuals for whom disclosure would have been provided under (b) except that the individual was not serving as an executive officer of Biometric at the end of the most recently completed fiscal year.

     On December 31, 1998, the end of its last full fiscal year, Biometric employed only one person meeting any of those requirements, namely, Patrick W. McCleery, then the Chairman of the Board, President and a director of Biometric. Accordingly, the only person treated in the following charts is Mr. McCleery.

SUMMARY OF COMPENSATION

     The following table is a summary of compensation paid to Mr. McCleery during Biometric's last three fiscal years.


                                             ANNUAL COMPENSATION             LONG TERM COMPENSATION
                                                                                AWARDS            PAYOUTS
                                                                                     RESTRICTED
                                                                                       SHARES
                                                                        SECURITIES       OR
                               FISCAL                    OTHER ANNUAL     UNDER      RESTRICTED
NAME AND                        YEAR                     COMPENSATION    OPTIONS       SHARE       LTIP      ALL OTHER
POSITION OF PRINCIPAL          ENDING   SALARY   BONUS   (CDN. $)(1)     GRANTED       UNITS      PAYOUTS   COMPENSATION
PATRICK W. MCCLEERY             1998      0        0      $120,059       420,000         0          N/A          0
Chairman of the Board and       1997      0        0      $127,122             0         0          N/A          0
President                       1996      0        0      $117,196       359,761         0          N/A          0

(1) Other annual compensation included consulting fees in connection with Mr. McCleery's managerial activities, and corporate finance advisory fees paid to Mr. McCleery.

LONG-TERM INCENTIVE PLANS -- AWARDS IN MOST RECENTLY COMPLETED FISCAL YEAR


     Biometric has no long-term incentive plan in place. A "Long-Term Incentive Plan" is a plan under which awards are made based on performance over a period longer than one fiscal year. It is different from a plan for options, SARs, or stock appreciation rights, or restricted share compensation.



OPTIONS AND STOCK APPRECIATION RIGHTS GRANTED DURING THE MOST RECENTLY COMPLETED FISCAL YEAR


     During its last fiscal year Biometric granted the following incentive stock options to Mr. McCleery. Biometric did not grant any stock appreciation rights during this period.

                                                                                        MARKET VALUE
                                                                                        OF SECURITIES
                                                                                         UNDERLYING
                                           SECURITIES                    % OF TOTAL      OPTIONS ON
                                             UNDER       EXERCISE OR      OPTIONS        THE DATE OF
                                            OPTIONS      BASE PRICE      GRANTED TO     GRANT (CDN$/
                            DATE OF         GRANTED        (CDN$/       EMPLOYEES IN      SECURITY)
NAME                         GRANT            (#)         SECURITY)     FISCAL YEAR          (1)         EXPIRATION DATE
PATRICK W. MCCLEERY      Jan. 28, 1998      420,000         $0.23          23.5%            $0.23        January 28, 2001


                           POTENTIAL
                          REALIZABLE
                           VALUE AT
                            ASSUMED
                        ANNUAL RATES OF
                          STOCK PRICE
                       APPRECIATION FOR
                          OPTION TERM
NAME                   5%($)     10%($)
PATRICK W. MCCLEERY    $9,950    $20,286

(1) Calculated as the closing price of Biometric's shares on the Vancouver Stock Exchange on the date of the grant.


AGGREGATED OPTIONS AND STOCK APPRECIATION RIGHTS EXERCISED DURING THE MOST RECENTLY

COMPLETED FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

     The following table sets out incentive stock options exercised by Mr. McCleery during the last fiscal year, as well as the fiscal year end value of stock options held by him. During this period, he held no outstanding stock appreciation rights.


                                                                                                        VALUE OF UNEXERCISED
                                  SECURITIES          AGGREGATE          UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                  ACQUIRED ON           VALUE                FISCAL YEAR-END             FISCAL YEAR-END ($)
                                   EXERCISE        REALIZED (CDN$)      EXERCISABLE/UNEXERCISABLE           EXERCISABLE/
NAME                                  (#)                (1)                       (#)                    UNEXERCISABLE (2)
PATRICK W. MCCLEERY                 0                     0                     420,000/0                        0/0

(1) Based on the difference between the option exercise price and the closing market price of Biometric's shares, on the date of exercise.

(2) In-the-Money Options are those where the market value of the underlying securities as at the most recent fiscal year end exceeds the option exercise price. The closing market price of Biometric's shares on December 31, 1998 (i.e., fiscal year end) was Cdn.$0.18.

TERMINATION OF EMPLOYMENT, CHANGE IN RESPONSIBILITIES AND EMPLOYMENT CONTRACTS

     Effective May 31, 1999, Patrick McCleery resigned as Chairman, President and a director of Biometric. Mr. McCleery and Biometric have made an agreement, dated May 31, 1999, that Mr. McCleery will be paid $4,000 per month plus severance pay of $6,000 per month, plus benefits and stock options as determined by the board of directors. This agreement expires on June 30, 2001. There are no employment contracts between Biometric and any of its officers. Effective July 29, 1999, Biometric appointed Robert Chase as Chief Financial Officer, at a remuneration of $10,000 per month payable to Lexacal Investment Corp., of which Mr. Chase is President, Chief Executive Officer and a director. Biometric has no defined benefit or actuarial plans.

COMPENSATION OF DIRECTORS

     Mr. McCleery's compensation was disclosed above. Biometric did not pay any cash compensation to any other Biometric director for his services as a director during the fiscal year ended December 31, 1998.

     Biometric has no standard arrangement to compensate directors for their services in their capacity as directors except for the granting from time to time of incentive stock options in accordance with the policies of the Vancouver Stock Exchange. During the last fiscal year, Biometric granted its directors, other than Mr. McCleery, incentive stock options to purchase a total of 665,000 Biometric common shares. It granted 285,000 to William Rand, 285,000 to Chester Idziszek, and 95,000 to Wayne Johnstone. These options are exercisable up to the close of business on January 28, 2001.

     All of the existing stock options are non-transferable and terminate on the earlier of the expiration date or the 30th day after the date on which the director, officer or employee, as the case may be, terminates his position at Biometric. If a director is forced to resign or is removed by special resolution, or if a senior officer or other employee is fired for cause, his options expire on the day of removal or firing.

     The outstanding options will be adjusted if Biometric consolidates, subdivides or similarly changes its share capital.

     During the fiscal year ended December 31, 1998 Biometric paid $56,561 to Rand Edgar Investment Corp. and Wayne Johnstone for consulting fees. Rand Edgar Investment Corp. is owned equally by William A. Rand, a director of Biometric, and Brian Edgar.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Biometric has no committee that performs the function of a compensation committee. None of Biometric's officers or directors serves on a committee making compensation decisions of any other entity. directors generally participate in compensation-related matters.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Biometric currently has no compensation committee, nor is any compensation program in place for Biometric's executive officers.

     Biometric's President determines the compensation paid to the Corporate Secretary. The board of directors determines the President's compensation.

PERFORMANCE GRAPH

     The graph below compares the five-year cumulative total return (assuming $100 invested on December 31, 1993) of Biometric's common stock to the Vancouver Stock Exchange Index.

                                                        BIOMETRIC SECURITY                 VSE COMPOSITE PMT
                                                        ------------------                 -----------------
12/31/1993                                                    100.00                             100.00
12/30/1994                                                    150.00                              72.00
12/29/1995                                                    200.00                              75.00
12/31/1996                                                    293.00                             112.00
12/31/1997                                                     45.00                              58.00
12/31/1998                                                     28.00                              37.00

                 INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

     Except as disclosed below, since the start of the last completed fiscal year, no insider of Biometric, or any associate or affiliate of an insider, had any material interest, direct or indirect, in any transaction or any proposed transaction which has materially affected or would materially affect Biometric.

     Effective July 29, 1999, Biometric appointed Robert Chase as Chief Financial Officer, at a remuneration of $10,000 per month payable to Lexacal Investment Corp., of which Mr. Chase is President, Chief Executive Officer and a director.

     Effective May 31, 1999, Patrick McCleery resigned as Chairman, President and a director of Biometric. Mr. McCleery and Biometric have made an agreement, dated May 31, 1999, that Mr. McCleery will be paid $4,000 per month plus severance pay of $6,000 per month, plus benefits and stock options as determined by the board of directors. This agreement expires on June 30, 2001.

     Also effective May 31, 1999, Robert M. Kamm succeeded Patrick McCleery as President of Biometric, and became a director of Biometric. Mr. Kamm is Chief Executive Officer of Biometric Identification. From June 1998 through July 1999, Biometric has invested a total of US$5,000,000 in convertible debentures of Biometric Identification. These debentures are convertible into the common stock of Biometric Identification. Based on the current number of Biometric Identification shares outstanding, if Biometric converted all of its debentures, it would own 45% of the outstanding common stock of Biometric Identification. For a discussion of this investment and the terms of the debentures, please see "Biometric Security Corp. -- Description of Business of Biometric Security Corp.," above.

     In June 1998, Biometric agreed to acquire an interest in Biometric Identification, Inc., a private California corporation. The Biometric Identification acquisition was arranged by Rand Edgar Capital Corp., a private company controlled by the spouses of Brian Edgar and William Rand. Mr. Rand is a director of Biometric. Rand Edgar Capital originally entered into a memorandum of understanding with Biometric Identification and with Arete Associates, a private California company, dated March 18, 1998, amended and replaced May 20, 1998.

Rand Edgar Capital assigned its interest in the amended memorandum to Biometric on May 21, 1998 in exchange for a fee of US$145,000, plus reimbursement of its expenses. As of June 12, 1998, Rand Edgar Capital elected to take its fee in the form of 715,575 common shares of Biometric to be issued at a price of $0.30 per share for a total value of US$145,000. Biometric's closing stock price on the VSE on June 12, 1998, was $0.28. These shares were to be issued in pro rata tranches in accordance with the tranche advances being made by Biometric to Biometric Identification. These finders fee shares were actually issued in the form of special warrants at a price of $0.30 per special warrant. Each special warrant is exercisable without the payment of any additional consideration into one common share of Biometric. Rand Edgar Capital elected to take shares valued at US$145,000 instead of cash in order to help Biometric conserve its cash. "Special warrants" can be converted to shares at the holder's option. As at December 31, 1998, Biometric had issued 250,450 shares to Rand Edgar Capital under the terms of this agreement. As of August 11, 1999, Biometric issued the remaining 465,125 shares to Rand Edgar Capital under the terms of this agreement. For further information about this acquisition, please see "Biometric Security Corp. -- Business of Biometric Security Corp.," above.


     During 1998, Rand Edgar Capital loaned Biometric a total of $250,000. The loan is unsecured and was due on December 26, 1998. A total of $99,225 of the loan was repaid on December 29, 1998, and the balance of the loan of $150,775 was repaid after December 31, 1998. As of August 11, 1999, Biometric also issued 65,789 shares at a deemed price of $0.19 per share as allowed for under the rules of the Vancouver Stock Exchange, as consideration for the loan. The value of these shares was based on Biometric's closing stock price on the VSE on November 25, 1998, the date the loan was made, which was $0.19.



     As part of a private placement completed on July 22, 1999, Barbara Chase, the wife of Robert Chase, Chief Financial Officer and a director of Biometric, and Wendy McCleery, the wife of Patrick McCleery, formerly Chairman, President and a director of Biometric, participated in an offering of units at $0.20 per unit. Each unit consisted of one common share and one non-transferable share purchase warrant, and each warrant was exercisable for a period of two years at a price of $0.20 in the first year and $0.23 in the second year. Mrs. Chase and Mrs. McCleery each subscribed for 250,000 units. Biometric's closing stock price on the VSE on July 22, 1999, was $0.20.



     As part of a private placement completed on April 15, 1999, Patrick McCleery and Wendy McCleery participated in an offering of units at $0.15 per unit. Each unit consisted of one common share and one non-transferable share purchase warrant, and each warrant was exercisable for a period of two years at a price of $0.15 in the first year and $0.17 in the second year. Mr. McCleery subscribed for 500,000 units and Mrs. McCleery for 500,000 units. Biometric's closing stock price on the VSE on April 15, 1999, was $0.25.



     As part of a private placement completed on January 29, 1999. Patrick McCleery and Wayne Johnstone and Rand Edgar Capital and Wendy McCleery participated in the offering of units at $0.15 per unit. Each unit consisted of one common share and one non-transferable share purchase warrant, and each warrant was exercisable for a period of two years at a price of $0.15 in the first year and $0.17 in the second year. Mr. McCleery subscribed for 500,000 units, Mr. Johnstone for 96,050 units, Mrs. McCleery for 823,000 units and Rand Edgar Capital for 661,500 units. Biometric's closing stock price on the VSE on January 29, 1999, was $0.20.



     As part of a private placement completed on May 15, 1998, Wendy McCleery, Wayne Johnstone and Rand Edgar Capital participated in an offering of special warrants at a price of $ 0.15 per special warrant. Each warrant was exchangeable, at no additional cost, into one common share and one non-transferable share purchase warrant that was exercisable for a period of two years at a price of $0.15 in the first year and $0.17 in the second year. Mrs. McCleery subscribed for 1,000,000 special warrants, Rand Edgar Capital subscribed for 300,000 special warrants and Mr. Johnstone subscribed for 100,000 special warrants. Biometric's closing stock price on the VSE on May 15, 1998, was $0.22.


     During the fiscal year ended December 31, 1998, Biometric paid a total of $56,561 to Rand Edgar Investment Corp. and Wayne Johnstone for consulting fees. Rand Edgar Investment Corp. is owned equally by William A. Rand, a director of Biometric, and Brian Edgar. Also during that fiscal year, Biometric paid $120,059 in consulting fees to Patrick McCleery. Please see "Executive Compensation -- Summary of Compensation" for more information about Mr. McCleery's compensation when he was Chairman of Biometric. The terms of these consulting arrangements were as fair to Biometric as those that Biometric could have obtained from unrelated third parties and arm's-length negotiation.

            INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

     No person has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in matters to be acted upon at the meeting. The term "person" includes each person:

     - who has been a director, senior officer or insider of Biometric at any time during and after Biometric's last fiscal year;

     - who is a proposed nominee for election as a director of Biometric; or

     - who is an associate or affiliate of a person specified above.

                              NUMBER OF DIRECTORS

     Management of Biometric is seeking shareholder approval of a resolution fixing the number of directors of Biometric at five for the ensuing year. Approval of this resolution requires the vote of a majority of the shareholders entitled to vote at the meeting.

                             ELECTION OF DIRECTORS

     The term of office of each of the present directors expires at the meeting. BIOMETRIC'S MANAGEMENT WILL PRESENT THE PERSONS NAMED BELOW AS THE NOMINEES FOR ELECTION AT THE MEETING. Management believes that each of these nominees will be able to serve as a director. Each director elected will hold office until Biometric's next annual general meeting or until his successor is elected or appointed, unless his office is vacated earlier in accordance with Biometric's corporate governing documents or with the provisions of the Wyoming Business Corporation Act.

     The following table contains useful information about the nominees.


                                                                                                           COMMON SHARES
                                                                                                           HELD (DOES NOT
         NAME, AGE, OCCUPATION(1),                 PRESENT POSITION(S)            DATE(S) SERVED          INCLUDE OPTIONS
            RESIDENT COUNTRY(2)                       WITH BIOMETRIC              AS A DIRECTOR           OR WARRANTS)(2)
Robert M. Kamm, 42(3)                             President and Director      Since May 31, 1999                  None
  Business Executive
  U.S.A.
Robert F. Chase, 56                               Chief Financial             Since July 29, 1999               40,000
  Business Executive                              Officer and Director
  Canada
Chester Idziszek, 51                              Director                    Since March 1, 1995               50,000
  Business Executive
  Canada
William A. Rand, 57(3)                            Director                    Since November 1, 1995           901,950(4)
  Business Executive
  Canada
Wayne Johnstone, 45(3)                            Director                    Since June 30, 1998              188,650
  Chartered Accountant
  Canada

(1) Each nominee not elected at the last annual general meeting has held the principal occupation or employment for at least five years.


(2) Biometric relies on the nominees for information as to country of residence, principal occupation and number of shares beneficially owned by the nominees directly or indirectly, or over which control or direction is exercised.


(3) Members of Biometric's Audit Committee.

(4) These shares are held by Rand Edgar Capital Corp., a private British Columbia company of which Mr. Rand had been a director, but is not a shareholder.

     The employees and consultants forming Biometric's management team and directors and their resumes are described briefly below.

Robert Kamm, President and Director

     Mr. Kamm, age 42, has been President of Biometric since May 31, 1999 and a director since that date. He is also Chief Executive Officer and a director of Biometric Identification. He has served Biometric Identification in those capacities since March 1998. Mr. Kamm is an experienced technology entrepreneur and has started two previous technology companies. From May 1997 to March 1998, Mr. Kamm was Chief Operating Officer and Chief Financial Officer of VideoActive Corp. From January 1996 to May 1997, he was Senior Vice President of Monument Mortgage, and from June 1994 to June 1995 he was President of Online Mortgage Documents. Prior to obtaining his M.B.A., Mr. Kamm was employed by General Motors Corporation's fuel systems division in manufacturing engineering management. In this role, Mr. Kamm was responsible for divisional investment planning and was also integrally involved in the development of GM's fuel injection product line. Mr. Kamm received a B.S. degree in Economics and Marketing from Alfred University in 1979, and received an M.B.A. in Finance from the University of California (Los Angeles) in 1985.

Robert Chase, Chief Financial Officer and Director

     Mr. Chase, age 56, has been Chief Financial Officer of Biometric since July 29, 1999 and a director since that date. In addition, he has been a director and Chief Financial Officer of Biometric Identification since July 1999. Since 1998, he has served as a director of Citation Resources Inc. and was its President from September 1998 to July 1999. He is also President, Chief Executive Officer and a director of Lexacal Investment Corp., having served in those capacities since 1995. Since 1998, he has also served as President and a director of Citation Resources Inc. He is also a director of Pacific Northern Gas Ltd. From 1989 to 1994, Mr. Chase was Senior Vice-President, Finance and Chief Financial Officer of Westar Group Ltd. He received his Chartered Accountant designation from the University of Manitoba in 1970.

Chester Idziszek, Director


     Mr. Idziszek, age 51, is a director of Biometric. Mr. Idziszek devotes approximately 10% of his time to Biometric. Mr. Idziszek has served Biometric in this capacity since March 1, 1995. Mr. Idziszek is also the President and CEO and a director of Adrian Resources Ltd., and a director of: Oromin Explorations Ltd., Braddick Resources Ltd., Cross Lake Minerals Ltd. and Fresco Developments Ltd. He is also President and a director of Madison Enterprises Corporation, Buffalo Diamonds Ltd., Hyperion Resources Corp. and Maracote International Resources Inc., formerly Cherry Lane Fashion Group. He was a director of Arequipa Resources Ltd. between July 1993 and August 1996. In addition, from 1990 to 1992, he was the Chief Executive Officer, President and a director of Prime Equities International Corporation. Mr. Idziszek was also President of Prime Explorations Ltd. from 1987 to 1990. In addition, he has been a director and/or officer of numerous other junior mining and resource companies trading on the Vancouver Stock Exchange. These companies include Image Data International, La Plata Gold Corporation, Barrier Technology, Haddington Resources Ltd., Arlo Resources Ltd., Minamerica Corporation and Waseco Resources Inc. Of these companies, Adrian Resources Ltd., Madison Enterprises Corporation and Maracote International Resources Inc. each have a class of securities registered under
Section 12 of the Securities Exchange Act of 1934. Mr. Idziszek has a B.Sc. (Geology) degree from University of Waterloo (1971) and an M.Sc. (Appl. Min. Expl.) degree from the University of Waterloo.


William A. Rand, Director

     Mr. Rand, age 57, is a director of Biometric. Mr. Rand devotes approximately 10% of his time to Biometric. Mr. Rand has served Biometric in this capacity since November 1, 1995. Mr. Rand is a director of Rand Edgar Investment Corp., an investment firm in Vancouver, B.C. which provides advisory services to Biometric. Prior to that, Mr. Rand was a partner in a law firm and practiced securities law. Mr. Rand currently sits on the board of a number of publicly traded mineral resource companies. These companies include

Consolidated Team Resources Corp., Dome Ventures, Inc., Broadlands Resources Corp., International Curator Resources Ltd., International Uranium Corp., Lexacal Investment Corp., Lundin Oil AB, Red Sea Oil Corporation, Santa Catalina Mining Corp., South Atlantic Resources Corp., Tanganyika Oil Co. Ltd., and Tenke Mining Corp. Of the companies for which Mr. Rand is a director, Broadlands Resources Ltd., International Curator Resources Ltd., International Uranium Corp., Lundin Oil AB and Tenke Mining Corp. each have a class of securities registered under Section 12 of the Exchange Act. Mr. Rand has considerable expertise in organizing and managing emerging public mineral resource exploration companies. Mr. Rand has a B.Comm. degree from McGill University
(1963), an LLB degree from Dalhousie University (1966) and an LLM degree from the London School of Economics (1977).

Wayne Johnstone, Director


     Mr. Johnstone, age 45, is a director of Biometric. Mr. Johnstone devotes approximately 70% of his time to Biometric. Mr. Johnstone has served Biometric in this capacity since June 30, 1998 and was a director of Biometric's predecessor, Sonoma Resource Corp., from August 1989 to November 1995. He has served as Corporate Secretary of Alantra Venture Corp. since June 1999. Mr. Johnstone is a self-employed chartered accountant providing consulting and accounting services to various publicly traded companies. Prior to that Mr. Johnstone served as a senior accountant for Viceroy Resource Corp. and controller of Baja Gold Inc., a company which merged with Viceroy Resource Corp., from February 1994 to December 1996. Prior to that Mr. Johnstone served as an accountant for Weston Mineral Services Ltd., a private British Columbia company. Mr. Johnstone has a B.Comm. degree from The University of British Columbia (1978).


Saundra Zimmer, Secretary

     Ms. Zimmer, age 36, is the Secretary of Biometric and is employed by Biometric on essentially a full time basis. Ms. Zimmer devotes approximately 75% of her time to Biometric. Ms. Zimmer has served Biometric as Secretary since June 21, 1995 and was previously Secretary of Biometric from August 1989 and May 1993. Ms. Zimmer has been the Administrative Assistant of Biometric since August 1, 1995 and before that from 1986 and 1990. From 1990 to 1995, she was the Administrative Assistant of Rich Coast Resources Ltd. She has been a director of Alantra Venture Corp. since March 1998, and Corporate Secretary of Kaieteur Resource Corporation since November 1, 1995.

            INDEBTEDNESS OF DIRECTORS, EXECUTIVE AND SENIOR OFFICERS

     During Biometric's last completed fiscal year, no director, executive officer, senior officer or nominee for director of Biometric or any of their associates has been indebted to Biometric or any of its subsidiaries. Also during that time, none of these individuals was indebted to another entity, where Biometric or a subsidiary either guaranteed that debt or otherwise provided debt support by agreement, letter of credit or other similar arrangement or understanding.

                    APPOINTMENT AND REMUNERATION OF AUDITOR

     Shareholders will be asked to approve the appointment of KPMG LLP, Chartered Accountants, as Biometric's auditor to hold office until the next annual general meeting of the shareholders at a remuneration to be fixed by the directors. KPMG was first appointed auditor of Biometric on June 12, 1984.

                                SPECIAL BUSINESS

INCENTIVE STOCK OPTIONS


     Director, officer and employee stock options, commonly referred to as incentive stock options, are a means of rewarding future services provided to Biometric and are not intended as a substitute for salaries or wages or as a means of compensation for past services rendered. The term "incentive stock option" as used in this information circular may have a broader meaning than it has under U.S. tax law, where the term may refer to options that meet U.S. tax law requirements that enable those options to qualify for favorable treatment under U.S. tax law.


     Management proposes to present to the shareholders at the meeting a resolution to grant to Biometric's directors, officers, employees and consultants incentive stock options to purchase Biometric common shares, for such periods, in such amounts and at such prices per share as the board of directors may agree upon, all in accordance with the regulatory bodies and stock exchanges having jurisdiction over Biometric. Approval of this resolution requires a majority vote of the shareholders entitled to vote at the meeting. The Vancouver Stock Exchange requires that a company receive the approval of its shareholders before its insiders exercise their incentive stock options.

     For the form of resolution being proposed for the grant of incentive stock options, see Appendix I attached to this information circular.

CONSOLIDATION (REVERSE STOCK SPLIT) OF SHARE CAPITAL

GENERAL


     At the meeting, Biometric's management will ask the shareholders to approve a resolution to permit us to consolidate Biometric's share capital as described below. Approval of this resolution requires a majority vote of the shareholders entitled to vote at the meeting. Management would also like the consent of the shareholders to not proceed with the consolidation, even if the resolution is passed, if management subsequently concludes that it would not be in the best interests of Biometric to proceed with the consolidation. If the shareholders approve the resolution, that will authorize Biometric to consolidate its issued share capital on the basis of one new common share without par value for every existing five common shares without par value. Thus, the principal effect of the consolidation will be to decrease to one-fifth the number of issued and outstanding shares. As the consolidation only affects Biometric's issued share capital, it will have no effect on Biometric's authorized share capital.


     Management believes that a reverse stock split, and resulting share price increase, may improve investors' perception of Biometric stock. Biometric's stock currently trades in the $.20 - $.30 range, and this may be a disincentive for investors, particularly institutional investors, to purchase the stock since these investors typically focus on higher-priced stocks. Institutional shareholders are an important part of Biometric's shareholder base. Biometric does not know exactly how much Biometric stock is owned by institutions, since many stockholders typically do not hold stock in their own names. However, based on management's knowledge of the buyers in Biometric's recent stock issuances, management believes that a significant portion of the purchasers were institutional investors.

     On May 31, 1999, the total number of Biometric's issued and outstanding shares is 45,767,743 [UPDATE PRIOR TO MAILOUT TO SHAREHOLDERS.] Since there are currently 31,373,331 stock options and warrants outstanding, the total of Biometric's issued and outstanding shares at the date of the consolidation may be different than the total on the date of this information circular. The shares of Biometric subject to outstanding options and warrants at the date of the approval of the consolidation will also be proportionately reduced.

     On August   , 1999, the closing price of Biometric's common shares trading
on the Vancouver Stock Exchange was $     per share. After the consolidation the
market will adjust the market price of the shares. Theoretically, the share price should increase by five times. However, experience shows that the share price usually settles at some price less than the consolidation multiple times the then current market price.

     For the form of resolution being proposed for the reverse stock split, see Appendix I attached to this information circular.


MATERIAL TAX CONSEQUENCES OF THE CONSOLIDATION (REVERSE STOCK SPLIT)


     The following is a summary of the United States federal income tax consequences of the reverse stock split based on current law, including the United States Internal Revenue Code of 1986, and is for general information only. The tax treatment of a shareholder may vary depending upon his particular facts and circumstances. Some shareholders, such as insurance companies, tax-exempt organizations, financial institutions, broker-dealers, non-resident aliens, foreign corporations and persons who do not hold common shares of Biometric as a capital asset, may be subject to special rules not discussed below.

     THIS SUMMARY OF U.S. TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY HOLDER OR PROSPECTIVE HOLDER OF BIOMETRIC'S COMMON SHARES. ACCORDINGLY, HOLDERS AND PROSPECTIVE HOLDERS OF BIOMETRIC'S COMMON SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE CONSOLIDATION.


     The receipt of new common shares, excluding fractional shares, in the reverse stock split should be a non-taxable transaction under the Code for federal income tax purposes. Consequently, a shareholder receiving new common shares should not realize either gain or loss, or any other type of income as a result of the reverse stock split. In addition, the aggregate tax basis of the shareholder's common shares prior to the reverse stock split will carry over in computing the tax basis of the shareholder's new common shares. Each shareholder must allocate his cost basis in his common shares ratably among the aggregate of


     - the total number of new common shares owned following the reverse stock split and

     - any fractional share.

TRANSFER OF DOMICILE TO BRITISH COLUMBIA

INTRODUCTION

     Biometric was incorporated under the British Columbia Company Act. On November 10, 1998, it transferred its domicile to the State of Wyoming, U.S.A., changed its name to Biometric Security Corp. and adopted Wyoming Articles of Continuance. On November 12, 1998, Biometric increased its authorized capital to an unlimited number of common shares.

     Management is considering transferring Biometric out of Wyoming into British Columbia. The result of that transfer would be that Biometric will no longer be governed by the provisions of the Wyoming Business Corporation Act but instead will be governed by the provisions of the British Columbia Company Act. The transfer is subject to regulatory approval.


     To effect the transfer under Wyoming law, Biometric's shareholders must adopt a resolution approved by two-thirds or more of the shareholders entitled to vote at the meeting. In addition, Biometric must:


     - post a US$ 50,000 surety bond or must deposit that amount in an appropriate Wyoming depository for six months

     - furnish the Wyoming Secretary of State with audited financial statements certified by an independent certified public accountant with an office in the United States

     - publish a public notice in Wyoming about the proposed transfer, for the protection of creditors and minority stockholders, and

     - pay a special toll charge to the Wyoming Secretary of State based on the net value of Biometric's assets.

     To effect the continuation under the laws in British Columbia, Biometric will file an instrument of continuation with the British Columbia Registrar of Companies. The instrument of continuation includes the Memorandum and Articles which will become Biometric's new charter documents, the equivalent of which under Wyoming law are Articles and By-Laws. The transfer will be effective on the date the Wyoming Secretary of State issues a certificate of transfer transferring Biometric to British Columbia and the British

Columbia Registrar of Companies issues a Certificate of Continuance. The
effective date of the continuation is proposed to be on or about             ,
1999.

     As part of the resolution to transfer Biometric's corporate domicile from Wyoming to British Columbia, management would be authorized to not proceed with the transfer, even if the resolution is passed, if management subsequently concludes that it would not be in the best interests of Biometric to proceed with such matters.

     For the form of resolution being proposed for the transfer, see Appendix I attached to this information circular.

     A copy of the instrument of continuation, which includes a copy of the proposed new British Columbia Memorandum and Articles, may be reviewed at the offices of Biometric's solicitors, Catalyst Corporate Finance Lawyers, 1100 - 1055 West Hastings Street, Vancouver, British Columbia, V6E 2E9. A copy may also be obtained from Biometric upon request.

     If completed, the transfer to British Columbia will not result in any change of Biometric's business, assets, liabilities, net worth or management, nor will it impair the rights of any creditors of Biometric. A particular shareholder's holdings will not change. The transfer is not, in itself, a reorganization, amalgamation or merger.

     The major purpose of Biometric's proposal to transfer its domicile of incorporation from Wyoming to British Columbia is to enable Biometric to have its affairs governed by the law of the jurisdiction in which its principal trading market is located. Biometric's shareholders are primarily located in Canada, and Biometric expects that most of its financing efforts will be based in Canada as well as other non-U.S. jurisdictions. At Biometric's present stage of development, the costs outweigh the benefits of access to U.S. capital markets. The transfer to British Columbia will therefore provide Biometric with greater ease in raising funds.

     Moreover, upon reconsideration of Biometric's recent transfer to Wyoming, management believes that dual compliance with Canadian and U.S. securities laws is expensive. Since Biometric has no present intention to terminate its Vancouver Stock Exchange listing, management wants to be able to reduce costs by transferring its domicile from the U.S. to Canada.

     If completed, following its transfer to Canada, Biometric will still have to comply with reporting requirements under U.S. securities laws, although these requirements will be reduced because we will no longer be a U.S. company. For example, we will still have to file with the SEC an annual report as well as reports of events material to Biometric that we have publicly announced.

THE PROVISIONS OF THE BRITISH COLUMBIA COMPANY ACT AND THE WYOMING BUSINESS CORPORATION ACT

     If completed, on the completion of the transfer Biometric will be a British Columbia corporation subject to the provisions of the British Columbia Company Act. The following is a discussion of the material provisions of the British Columbia Company Act, as well as a discussion of the material provisions of Biometric's new British Columbia Articles. This discussion includes a summary of differences between the British Columbia Company Act and the Wyoming Business Corporation Act that are relevant to Biometric shareholders. The summary focuses primarily on shareholder rights and safeguards. NOTHING THAT FOLLOWS SHOULD BE CONSTRUED AS LEGAL ADVICE TO ANY PARTICULAR SHAREHOLDER OF BIOMETRIC AND SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN LEGAL ADVISORS ABOUT ALL OF THE IMPLICATIONS OF THE TRANSFER TO BRITISH COLUMBIA.

CORPORATE GOVERNANCE DOCUMENTS

     Under the Wyoming Business Corporation Act, a Wyoming corporation is required to have governance documents made up of Articles and By-Laws. Under the British Columbia Company Act, a British Columbia corporation is required to have governance documents made up of a Memorandum and Articles. Biometric's existing Articles set forth its name and authorized share capital and will be replaced by Biometric's new Memorandum. The new Articles will prescribe the corporate governance procedures such as how directors' and shareholders' meetings are held, how the books and records must be maintained, and how Biometric must conduct its corporate affairs.

AMENDMENTS TO CORPORATE GOVERNANCE DOCUMENTS


     Both the British Columbia Company Act and the Wyoming Business Corporation Act require shareholders to approve substantive changes to the governance documents of a corporation. However, the required majority of votes necessary to approve substantive changes to the governance documents under the British Columbia Company Act is 75% of the votes cast whereas under the Wyoming Business Corporation Act a simple majority of shareholders entitled to vote on the proposed resolution is required. In the case of some fundamental changes, such as the alteration of special rights and restrictions attached to issued shares or a proposed merger, or transfer to another jurisdiction, a resolution similarly approved by each class of shares is also required.


SHARE CAPITAL


     When Biometric completes the transfer and the adoption of the proposed new Memorandum and Articles, its authorized share capital will consist of one hundred million common shares without par value. Biometric will continue to have only one kind and class of shares and there will be no changes to the current rights or restrictions attached to these shares. All of the current issued and outstanding common shares of Biometric will be retained without any further action by the shareholders.


     All of the common shares of Biometric will rank equally as to voting rights and entitlement to dividends. The holders of the common shares will be entitled to receive notice of all meetings of shareholders and to attend and vote the shares at the meetings. Each common share continues to carry with it the right to one vote.

     In the event of the liquidation, dissolution or winding-up of Biometric or other distribution of its assets, the holders of the common shares will be entitled to receive, on a pro rata basis, all of the assets remaining after Biometric has paid out its liabilities. Distribution in the form of dividends, if any, will be set by the board of directors.

     Provisions for modification, amendment or variation of the rights attached to the common shares of Biometric will be contained in Biometric's new Articles and the British Columbia Company Act. Generally speaking, substantive changes to the share capital, such as increasing the number of authorized shares, require the approval of the shareholders by a resolution adopted by at least 75% of the votes cast.

APPOINTMENT OF DIRECTORS

     Under the British Columbia Company Act and Biometric's proposed new Articles, the directors of Biometric will be elected by the shareholders at each annual general meeting and typically hold office until the next annual general meeting at which time they may be re-elected or replaced. The new Articles will permit the directors to appoint directors to fill any vacancies that may occur on the board. The Articles will also permit the directors to add additional directors to the board between successive annual general meetings so long as the number appointed does not exceed more than 30% of the number of directors appointed at the last annual general meeting. Individuals appointed as directors to fill vacancies on the board or added as additional directors hold office like any other director until the next annual general meeting at which time they may be re-elected or replaced. A director may be removed between annual meetings by way of a resolution adopted by at least 75% of the votes cast at a meeting of the shareholders called for that purpose.

MANAGEMENT

     The board of directors are responsible for the overall management of Biometric. However, they are permitted to delegate much of their responsibility to Biometric's officers and employees and to committees formed by the board. Under the British Columbia Company Act, Biometric must have, at a minimum, a President and a Secretary who must not be the same individual. As a "reporting issuer" under the securities laws of British Columbia, Biometric must continue to have an audit committee.

     The directors and senior officers are required, under the British Columbia Company Act, to act honestly, in good faith and with a view to the best interests of Biometric. The directors have a fiduciary responsibility to Biometric and they are required to disclose conflicts of interests.

RIGHTS OF SHAREHOLDERS

     In addition to the voting, dividend and liquidation rights attached to the common shares as described under "Share Capital" above, the British Columbia Company Act gives shareholders some other rights such as the right to call a shareholders' meeting and to review the minute books of a corporation.

     Under the British Columbia Company Act, a shareholder or a director may, with court approval, start a legal action, called a "derivative action," on behalf of a corporation. A derivative action may be brought to enforce a right, duty or obligation owed to the corporation by another person or to obtain damages for any breach of that right, duty or obligation.

     The Wyoming Business Corporation Act also provides that a shareholder or a director may start or defend a derivative action. A shareholder is entitled to start a derivative action if:

     - The shareholder was a shareholder of the corporation at the time of the act or omission complained of, or became a shareholder through transfer by operation of law from one who was a shareholder at the time; and

     - The shareholder fairly and adequately represents the interests of the corporation in enforcing the rights of the corporation.

     Court approval is also required to discontinue, settle or dismiss any action brought under any of these provisions.

     The British Columbia Company Act provides a shareholder of a corporation the right to apply to a court on the grounds that the corporation is acting or proposes to act in a way that is prejudicial to the shareholder. This is known as an "oppression action." When an oppression action is filed, the court may make any order it sees fit, including an order to prohibit any act proposed by the corporation. The Wyoming Business Corporation Act does not contain a comparable provision.

     Under the British Columbia Company Act, a shareholder or director of a corporation may also defend any action brought against the corporation, provided court approval is obtained. Court approval is also required to discontinue, settle or dismiss any action brought under any of these provisions.

DISSENT RIGHTS UNDER THE WYOMING BUSINESS CORPORATION ACT

     The Wyoming Business Corporation Act provides that shareholders of a Wyoming corporation are entitled to dissent from some actions proposed to be taken by the corporation.

     Some of these corporate actions include:

     -  merging or consolidating with another entity if:

        - shareholder approval is required for the merger or the consolidation by the Wyoming Business Corporation Act or the articles of incorporation, and the shareholder is entitled to vote on the merger or consolidation; or

        - the corporation is a subsidiary that is merged with its parent under the Wyoming Business Corporation Act;

     - agreeing to a plan of share exchange in which the corporation's shares will be acquired, if the shareholder is entitled to vote on the plan;

     - selling or exchanging all, or most, of the property of the corporation other than in the ordinary course of business, if the shareholder is entitled to vote on the sale or exchange. This includes a sale in dissolution, but not a court-ordered sale or a sale for cash under a plan by which all or most of the sale proceeds will be distributed to the shareholders within one year after the sale;

     - amending the articles of the corporation in a way that materially and adversely affects the shareholders' rights because it:

        - alters or abolishes a preferential right of the shares;

        - creates, alters or abolishes a right relating to redemption or repurchase of the shares;

        - alters or abolishes a pre-emptive right of the holder of the shares to acquire shares or other securities;

        - excludes or limits shareholders' voting rights, other than a reduction in shareholder voting power due to issuance of additional shares or other securities with similar voting rights; or

        - reduces the number of shares owned by the shareholder to a fraction of a share if that fractional share is to be acquired for cash under the Wyoming Business Corporation Act; and


     - any corporate action taken because of a shareholder vote to the extent the articles of incorporation, by-laws, or a resolution of the board of directors, provides for shareholder dissent rights.


     A shareholder who exercises a right of dissent is entitled to be paid the fair value of his or her shares as determined by agreement of the parties or by order of the court, if the parties cannot reach agreement.

DISSENT RIGHTS UNDER THE BRITISH COLUMBIA COMPANY ACT

     The British Columbia Company Act provides that shareholders are entitled to dissent from certain actions proposed to be taken by a British Columbia corporation, if the corporation proposes to:

     - amend its articles to add, change or remove any provisions restricting or limiting the issue, transfer or ownership of shares;

     - amend its articles to add, change or remove any restrictions on the business the corporation may carry on;

     - merge with another corporation other than its parent or wholly-owned subsidiary;

     -  transfer out of the jurisdiction of the British Columbia Company Act;

     -  sell, lease or exchange all or most of its property;

     -  lend money, either:

        - to enable the borrower to purchase the corporation's shares or convertible debt or

        - where the loan is secured by the borrower's shares of the corporation, or

        - in any other case, unless there are reasonable grounds for believing that, or the directors believe that, making the loan is in the best interests of the corporation;


     - convert from a specially limited corporation, as defined in the British Columbia Company Act; and


     - wind up, and in the process transfer or sell all or part of its business or property to another corporation, where the acquiring corporation in exchange issues shares, debentures or other securities to the shareholders of the corporation being wound up.

     A shareholder may exercise a right of dissent and is entitled to be paid the fair value of his shares as determined by agreement of the parties or by order of the court, if the parties cannot reach agreement.

DISCLOSURE OBLIGATIONS

     Following the transfer to British Columbia, Biometric will remain a "reporting issuer" in British Columbia and will therefore remain obliged to:

     - prepare and issue news releases in British Columbia

     - file material change reports with the British Columbia Securities Commission

     - prepare, file and provide to shareholders unaudited quarterly and audited annual financial statements, and

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

     - otherwise comply with the British Columbia Securities Act.


Biometric's insiders, both existing and future, will continue to be subject to the insider trading and reporting requirements of the British Columbia Securities Act.


     Similarly, following the transfer, Biometric, while it continues to qualify as "foreign private issuer", as that term is defined under the Securities Exchange Act of 1934 (U.S.), will remain a "reporting issuer" in the United States subject to the requirements of the Exchange Act. Accordingly, it will have to file with the SEC:

     - an annual report on Form 20-F within six months after the close of each fiscal year, and

     - reports on Form 6-K about events material to Biometric, promptly after Biometric publicly announces the event.

Biometric will no longer be subject to the Exchange Act requirements imposed on "U.S. reporting issuers" such as quarterly reports on Form 10-Q, annual reports on Form 10-K, and compliance with the proxy solicitation and insider trading reporting rules.

MATERIAL TAX CONSEQUENCES OF THE TRANSFER TO BRITISH COLUMBIA

UNITED STATES INCOME TAX CONSEQUENCES OF THE TRANSFER TO BRITISH COLUMBIA


     The following is a summary of United States federal income tax consequences generally applicable to a U.S. holder of Biometric's common shares with respect to the transfer. Please refer to "Canadian Income Tax Consequences of the Transfer to British Columbia" below for a discussion of certain Canadian income tax consequences. This summary does not address all potentially relevant United States federal income tax matters and does not take into account or anticipate any state, local or foreign tax considerations.


     The following summary is based upon the sections of the Internal Revenue Code of 1986, U.S. Treasury Regulations, published Internal Revenue Service rulings, published administrative positions of the IRS and court decisions that are currently applicable, any or all of which could be materially and adversely changed, possibly on a retroactive basis, at any time.

     This commentary is generally applicable to a holder of Biometric's common shares who is a U.S. citizen or U.S. resident individual, a U.S. domestic corporation or partnership, or a U.S. trust or estate. This summary does not address the tax consequences to persons subject to highly specialized provisions of United States federal income tax law. This summary is applicable to shareholders of Biometric who hold their Biometric shares as capital property and who deal at arm's length with Biometric.

     THIS SUMMARY OF U.S. TAX CONSEQUENCES IS NOT INTENDED TO BE LEGAL OR TAX ADVICE TO ANY HOLDER OR PROSPECTIVE HOLDER OF BIOMETRIC'S COMMON SHARES. ACCORDINGLY, HOLDERS AND PROSPECTIVE HOLDERS OF BIOMETRIC'S COMMON SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE TRANSFER.

Discussion

A.  Consequences to Biometric

     General

     Biometric's transfer to Canada from the United States would be treated, for tax purposes only, as a transfer by Biometric of all of its property to a fictional, newly incorporated wholly-owned British Columbia subsidiary in exchange for the subsidiary's shares. Immediately following that exchange, there would be a deemed distribution of the subsidiary's shares to the Biometric shareholders and an exchange by them of their shares of Biometric for the subsidiary's shares. The final result would be that the subsidiary would have all the assets and liabilities of Biometric and the same shareholders as Biometric but would, for U.S. tax purposes, be a Canadian corporation rather than a U.S. corporation.

     Generally, the exchange of property by a corporation solely for stock or securities in another corporation would not require the recognition of gain or loss to the exchanging corporation, pursuant to the U.S. tax code. However, the tax code renders the exchange of assets of Biometric for the shares of this fictional subsidiary taxable in the U.S. because the subsidiary is a foreign corporation. As a result, Biometric would be taxable on the disposition of its property to the extent that the fair market value of the property exceeds Biometric's historic basis, for U.S. tax purposes, in the property.

     There are no exceptions from the U.S. emigration tax which apply to a U.S. corporation emigrating from the United States. Consequently, Biometric would be taxable in the U.S. on its emigration to the extent that the fair market value of its property exceeds its basis, for U.S. tax purposes, in the property. Biometric would pay tax on the amount of any gain at regular U.S. corporate tax rates.

     Dividend and Interest Withholding Tax

     After Biometric emigrates from the United States and becomes a Canadian corporation it would be subject to a U.S. withholding tax on any dividends paid to it by another U.S. corporation. The withholding tax of 15% is reduced to 5% if Biometric holds 10% or more of the voting shares of the corporation paying the dividend. In addition, a 10% U.S. withholding tax would apply to interest received from Biometric's investments in U.S. debentures.

     U.S. State Tax

     Biometric has not researched the U.S. state tax consequences of the transfer to Canada.

B.  Consequences to Shareholders

     U.S. Resident Shareholders


     As discussed above, Biometric's transfer to Canada from the United States would be treated for tax purposes as if Biometric had transferred all of its property to a fictional, wholly-owned British Columbia subsidiary. Biometric's shareholders would be considered to have exchanged their shares for the shares of that fictional subsidiary. This fictional exchange would be considered a taxable disposition by the U.S. resident shareholders of their Biometric shares. The gain to the U.S. resident shareholders from the deemed disposition would be equal to the fair market value of the subsidiary's shares received over the basis of the disposed shares. The fair market value of the subsidiary's shares should equal the fair market value of property transferred to the subsidiary, net of liabilities. To the extent that this fair market value amount exceeds the U.S. shareholders' basis in their Biometric shares, a capital gain would result. The U.S. shareholders' basis in their Biometric shares would have been increased by any gain recognized on the earlier immigration of Biometric to the United States from Canada. Any capital gain on the Biometric shares would be taxable to the U.S. resident individual shareholders at personal capital gains tax rates, or a 20% tax rate for shares held longer than 12 months. U.S. corporate shareholders would be taxable in the U.S. at regular U.S. corporate tax rates.


     Dividend Withholding Tax

     After Biometric emigrates from the United States, any dividends paid to U.S. resident individual shareholders would be subject to 15% Canadian withholding tax.

     Canadian Resident Shareholders

     Under the 1980 Canada-U.S. Income Tax Convention and the U.S. tax code, the Canadian resident shareholders would only be taxable in the U.S. on the disposition of the Biometric shares if Biometric was a "U.S. real property interest" for U.S. tax purposes. In general, a U.S. real property interest is defined to mean a private corporation, 50% of whose value is derived from U.S. real property. As 50% or more of Biometric's value is not derived from U.S. real property and Biometric is a public corporation, the Canadian resident shareholders would not be subject to U.S. tax on the emigration of Biometric to Canada.

CANADIAN INCOME TAX CONSEQUENCES OF THE TRANSFER TO BRITISH COLUMBIA

     This commentary summarizes the Canadian income tax consequences, for both shareholders and Biometric, of the transfer to British Columbia.

     This summary is based on the current provisions of the Canadian Income Tax Act, the regulations to the Tax Act and any proposed amendments to it publicly announced before the date of this information circular. It is assumed that any proposed amendments will be enacted in their present form and that no other relevant amendments will come into force. However, there can be no certainty in this regard.

     The summary does not take into account or anticipate any other changes in law, whether by judicial, governmental or legislative decision or action, nor does it take into account the tax legislation of any province, state or other local jurisdiction. Tax law and regulations, the judicial interpretation of them and the administrative practices of tax authorities are constantly changing, and some of these could be changed in a manner that will fundamentally alter the tax consequences to Biometric or to any particular shareholder.


     The tax summary is generally applicable to Biometric shareholders who are individuals, except where expressly noted otherwise, who hold their Biometric shares as capital property and who deal at arm's length with Biometric. This summary generally does not address the tax consequences of entities subject to specific provisions of Canadian income tax law.


     NO ADVANCE TAX RULING OR INTERPRETATION HAS BEEN SOUGHT FROM ANY TAX AUTHORITY WITH RESPECT TO ANY OF THE TRANSACTIONS DISCUSSED BELOW.

     THIS SUMMARY IS NOT INTENDED TO CONSTITUTE ADVICE TO ANY PARTICULAR SHAREHOLDER. EACH SHAREHOLDER SHOULD SEEK INDEPENDENT ADVICE BASED UPON THE PARTICULAR CIRCUMSTANCES OF THAT SHAREHOLDER.

Summary

     Several rules in Canadian tax legislation affecting corporations immigrating to Canada are in the process of being changed. Several of these changes will affect Biometric and the effect of the proposed rules has been incorporated in the discussion below as if they had the effect of law.

     The Tax Act requires a corporation to have a deemed year end occurring immediately before immigrating to Canada and a new year beginning immediately thereafter. Therefore, Biometric will have a year end immediately before immigrating and a new taxation period beginning immediately thereafter. Biometric will be able to choose any year end it desires as long as the year does not exceed 53 weeks.

     The Tax Act requires that at the year end noted above, the immigrating company is deemed to dispose of all its property at fair market value on the day of the immigration. Accordingly, Biometric will be deemed to have disposed of all its assets at the fair value at the day of immigration; however, management expects that Biometric will not be subject to significant gains because the cost amount of its assets, namely the convertible debentures in Biometric Identification, will have a fair value close to its cost amount. If a gain exists, the gain will not be taxable in Canada except in circumstances including, for example, the disposition of taxable Canadian property and assets used in a business in Canada. Based on a review of Biometric's balance sheet as at September 30, 1998 it does not appear that Biometric owns any assets that would fall into these circumstances.

     The Tax Act states that a corporation is deemed to reacquire, at fair market value, the assets deemed disposed as noted above. Therefore, Biometric will reacquire, at fair market value, all its assets owned at the date of immigration. The cost amounts of these assets to Biometric will equal the fair market value at the date of immigration.


     Biometric is not currently a foreign affiliate of any resident of Canada. That is, no shareholder owns outright, without including unexercised options and warrants, either individually or as part of a related group, 10% or more of the shares of Biometric. Based on this, the rules in the Tax Act relating to foreign affiliates will not apply to Biometric.


Paid-up Capital

     On immigrating to Canada, the Tax Act requires that the paid-up capital of a corporation be reviewed in order to determine whether or not it will need to be adjusted for income tax purposes. The adjustment is required when there is a difference between the paid-up capital and the net of the assets and liabilities of the company. The adjustment is calculated by taking the deemed fair market value on the deemed disposition reduced by all the debts owing by the corporation, referred to as the "net book value", and subtracting from the net book value the paid-up capital. When this amount is negative, indicating that the net book value is less than the paid-up capital, the Tax Act requires that the paid-up capital be reduced by the negative amount. This will reduce the amount of capital that an immigrating company can return tax-free to its shareholders.


     If the calculated amount is positive, indicating that the net book value exceeds the paid-up capital, the Tax Act allows a corporation to elect to increase the paid-up capital by the positive amount. Where a corporation chooses to increase its paid-up capital, it must do so by notifying the Minister of its intentions by electing within 90 days of immigrating. Where a corporation makes this election, the shareholders of a corporation will be deemed to have received a dividend equal to the positive amount. Depending on the particular taxpayer, this deemed dividend may be taxable in Canada.

     In Biometric's case, a preliminary review of the balance sheet as at September 30, 1998 indicates that the net book value minus the paid-up capital would result in a negative adjustment of approximately $10 million. This would have the effect of reducing Biometric's paid-up capital from approximately $12 million to $2 million, thereby reducing the amount of capital that can be returned to the shareholders on a tax-free basis by approximately $10 million. In order to determine the actual adjustment required, it will be necessary to review financial information at the date of immigration. A review by legal counsel of the paid-up capital otherwise calculated may also be required.

Transferred Corporation

     The Tax Act states that where a corporation has incorporated in one jurisdiction and has been granted articles of continuance in another jurisdiction the corporation is treated legally as if it were incorporated in the new jurisdiction rather than in the old jurisdiction. This rule allows foreign companies that have been granted articles of continuance into Canada the ability to access tax-free rollovers, wind-ups and mergers afforded to residents of Canada. This provision will result in Biometric being treated as if it had been incorporated in Canada and not in Wyoming for the purposes of the Tax Act. Consequently, Biometric will, for tax purposes, qualify as a Canadian corporation. However, Biometric may not need to rely on this provision because it was incorporated in Canada prior to acquiring articles of continuance to Wyoming. Biometric may be in the position where its original incorporation in Canada results in its being treated as a resident in any event.

CHANGE OF AUTHORIZED CAPITAL


     The Wyoming Business Corporation Act permits Wyoming corporations to have an authorized share capital consisting of an unlimited number of shares. The British Columbia Company Act requires a corporation to have a stated authorized share capital. Therefore, in order to effect the transfer to British Columbia, in the event it occurs, management is also asking the shareholders to approve by ordinary resolution the change in its authorized capital to one hundred million common shares without par value.


     As part of the resolution to change the authorized capital of Biometric, management would be authorized to not proceed with the change in the authorized share capital, even if the resolution is passed, if management subsequently concludes that it would not be in the best interests of Biometric to proceed with these matters.

     For the form of resolution being proposed for the change of authorized capital, see Appendix I attached to this information circular.

CHANGE OF NAME


     Pursuant to the policies of the Vancouver Stock Exchange, the exchange on which Biometric's shares are listed for trading, a corporation must change its name when it consolidates its issued share capital. Therefore, Biometric proposes to change its name as required by the stock exchange policy. Management is asking shareholders to approve the change of name from "Biometric" to "Safeguard Biometric Corp." upon the transfer of Biometric into the Province of British Columbia or, if the transfer to British Columbia does not occur, to amend its articles of incorporation to make that name change. To effect this change, Biometric's shareholders must adopt a resolution approved by at least a majority vote of the shareholders entitled to vote at the meeting.

     As part of the resolution to change Biometric's name, management would be authorized to not proceed with the name change, even if the resolution is passed, if management subsequently concludes that it would not be in the best interests of Biometric to proceed with the change of name.

     For the form of resolution being proposed for the name change, see Appendix I attached to this information circular.

                                 OTHER BUSINESS

     Management is not aware of any matters to come before the meeting other than those set forth in the notice of meeting. If any other matter properly comes before the meeting, the persons named in the proxy intend to vote the shares represented by the proxy in accordance with their best judgment on that matter.

                                               ON BEHALF OF THE BOARD

                                                "Robert M. Kamm"
                                                --------------------------------
                                                ROBERT M. KAMM
                                                President

                            BIOMETRIC SECURITY CORP.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Audited Financial Statements as of December 31, 1998
     Auditors' Report to the Shareholders...................   F-2
     Consolidated Balance Sheets as of December 31, 1998 and
      1997..................................................   F-3
     Consolidated Statements of Operations and Deficit for
      the years ended
       December 31, 1998, 1997 and 1996.....................   F-4
     Consolidated Statements of Cash Flows for the years
      ended December 31, 1998,
       1997 and 1996........................................   F-5
     Notes to Consolidated Financial Statements.............   F-6
Unaudited Interim Financial Statements as of June 30, 1999
     Unaudited Interim Consolidated Balance Sheets as of
      June 30, 1999,
       December 31, 1998, and June 30, 1998.................  F-22
     Unaudited Interim Consolidated Statements of Operations
      and Deficit for
       the six months ended June 30, 1999 and 1998..........  F-23
     Unaudited Interim Consolidated Statements of Cash Flows
      for the six
       months ended June 30, 1999 and 1998..................  F-24
     Notes to Unaudited Interim Consolidated Financial
      Statements............................................  F-25

                      AUDITORS' REPORT TO THE SHAREHOLDERS

     We have audited the consolidated balance sheets of Biometric Security Corp. (formerly Sonoma Resource Corp.) as at December 31, 1998 and 1997 and the consolidated statements of operations and deficit and cash flows for each of the years in the three year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1998 and 1997 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 1998 in accordance with generally accepted accounting principles in the United States.


     As discussed in notes 2(e) and 5, during 1999, the Company changed the method of accounting for its investment in convertible debentures of Biometric Identification Inc. from the fair value method, as an available-for-sale investment, to the equity method. In accordance with Accounting Principles Board Opinion No. 18, the consolidated financial statements for 1998 have been restated to reflect the Company's share of the losses of Biometric Identification Inc. since acquisition, and to eliminate the foreign exchange translation gains and intercorporate interest income related thereto.


                                            /s/  KPMG LLP
                                            Chartered Accountants

Vancouver, Canada

February 23, 1999, except as to notes 2(e),


  5 and 15(c), which are as of September 7, 1999

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)
                          CONSOLIDATED BALANCE SHEETS
                        (EXPRESSED IN CANADIAN DOLLARS)
                           DECEMBER 31, 1998 AND 1997


                                                                  1998           1997
                                                              ------------    ----------
                                                              (RESTATED --
                                                                NOTE 5)
                           ASSETS
Current assets:
     Cash...................................................  $   245,182     $3,330,110
     Amounts receivable.....................................       55,076         19,002
     Prepaid expenses.......................................        9,257          6,252
                                                              -----------     ----------
                                                                  309,515      3,355,364
Equipment and leasehold improvements (note 3)...............       60,758        248,213
Mineral properties (note 4).................................           --      4,670,516
Investment (note 5).........................................    2,196,355             --
                                                              -----------     ----------
                                                              $ 2,566,628     $8,274,093
                                                              ===========     ==========
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable and accrued liabilities...............  $   148,262     $  283,105
     Loan payable (note 6)..................................      150,775             --
                                                              -----------     ----------
                                                                  299,037        283,105
Shareholders' equity:
     Share capital (note 7):
          Authorized:
          Unlimited (1997 -- 100,000,000) common shares
          Issued:
          20,834,412 (1997 -- 16,448,962) common shares.....   13,128,263     12,387,691
     Advances on share subscriptions (note 7(b))............      660,592             --
     Deficit................................................  (11,521,264)    (4,396,703)
                                                              -----------     ----------
                                                                2,267,591      7,990,988
Continuing operations (note 1)
Commitments and contingencies (notes 5 and 13)
Subsequent events (notes 5, 6, 7 and 14)
                                                              -----------     ----------
                                                              $ 2,566,628     $8,274,093
                                                              ===========     ==========


On behalf of the Board:

                         , Director

                         , Director

          See accompanying notes to consolidated financial statements.

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)
               CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                             1998          1997          1996
                                                         ------------   -----------   -----------
                                                         (RESTATED --
                                                           NOTE 5)
Revenue:
     Interest and other income.........................  $     79,129   $   175,185   $    62,670
     Gain on disposal of marketable securities.........            --            --        39,477
                                                         ------------   -----------   -----------
                                                               79,129       175,185       102,147
General and administrative expenses:
     Business consultants..............................        78,306        87,345       158,305
     Depreciation and depletion........................         9,858        67,100         8,500
     Finder's fee (note 5).............................        99,822            --            --
     Foreign exchange loss (gain)......................         5,834       (20,198)      (20,630)
     Interest and bank charges.........................        14,449         2,159         2,507
     Legal, audit and accounting.......................       563,234       141,256        66,461
     Management fees...................................       120,059       127,121       164,451
     Office expense....................................       113,851       113,570       136,891
     Public listing....................................        66,153        37,035        38,080
     Salaries, wages and administration................        56,129        61,979        68,841
     Travel, accommodation and promotion...............       159,891       103,332       203,203
                                                         ------------   -----------   -----------
                                                            1,287,586       720,699       826,609
                                                         ------------   -----------   -----------
                                                           (1,208,457)     (545,514)     (724,462)
Other expenses:
     Write-off of mineral properties (note 4)..........     4,592,237     1,615,898       534,853
     Share of loss of Biometric Identification Inc.
       (note 5)........................................     1,275,000            --            --
     Mineral exploration...............................            --        16,395            --
     Loss on disposal of equipment.....................        48,867        22,088            --
                                                         ------------   -----------   -----------
                                                            5,916,104     1,654,381       534,853
                                                         ------------   -----------   -----------
Loss for the year......................................    (7,124,561)   (2,199,895)   (1,259,315)
Deficit, beginning of year.............................    (4,396,703)   (2,196,808)     (937,493)
                                                         ------------   -----------   -----------
Deficit, end of year...................................  $(11,521,264)  $(4,396,703)  $(2,196,808)
                                                         ============   ===========   ===========
Loss per share.........................................  $      (0.38)  $     (0.13)  $     (0.14)
                                                         ============   ===========   ===========
Weighted average number of shares......................    18,825,977    16,170,395     8,933,410
                                                         ============   ===========   ===========


          See accompanying notes to consolidated financial statements.

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                              1998          1997          1996
                                                          ------------   -----------   -----------
                                                          (RESTATED --
                                                            NOTE 5)
Cash flows from operating activities:
  Loss for the year.....................................  $(7,124,561)   $(2,199,895)  $(1,259,315)
  Adjustments to reconcile loss for the year to net cash
     used in operating activities:
       Write-off of mineral properties..................    4,592,237      1,615,898       534,853
       Share of loss of Biometric Identification Inc....    1,275,000             --            --
       Loss on disposal of equipment....................       48,867         22,088            --
       Depreciation and depletion.......................        9,858         67,100         8,500
       Non-cash fees and expenses.......................      112,322             --            --
       Gain on disposal of marketable securities........           --             --       (39,477)
       Decrease (increase) in amounts receivable........      (36,074)        29,846       107,230
       Decrease (increase) in prepaid expenses..........       (3,005)        36,303        31,331
       Increase (decrease) in accounts payable and
          accrued liabilities...........................     (134,844)      (287,647)      479,671
                                                          -----------    -----------   -----------
Net cash used in operating activities...................   (1,260,200)      (716,307)     (137,207)
Cash flows from investing activities:
  Proceeds on sale of marketable securities.............           --             --       193,527
  Equipment and leasehold improvements..................      (22,781)       (79,658)     (223,643)
  Proceeds on disposal of equipment and leasehold
     improvements.......................................      151,512             --            --
  Mineral properties....................................     (145,306)    (3,033,103)   (2,998,691)
  Security deposit (paid) recovered.....................      185,335             --      (138,000)
  Proceeds on sale of mineral properties................       38,250             --            --
  Investment............................................   (3,471,355)            --            --
                                                          -----------    -----------   -----------
Net cash used in investing activities...................   (3,264,345)    (3,112,761)   (3,166,807)
Cash flows from financing activities:
  Loan payable..........................................      250,000             --            --
  Repayment of loan payable.............................      (99,225)            --            --
  Issuance of common shares.............................      628,250      5,417,045     3,403,506
  Advances on share subscriptions.......................      660,592             --            --
                                                          -----------    -----------   -----------
Net cash provided by financing activities...............    1,439,617      5,417,045     3,403,506
                                                          -----------    -----------   -----------
Increase (decrease) in cash.............................   (3,084,928)     1,587,977        99,492
Cash, beginning of year.................................    3,330,110      1,742,133     1,642,641
                                                          -----------    -----------   -----------
Cash, end of year.......................................  $   245,182    $ 3,330,110   $ 1,742,133
                                                          ===========    ===========   ===========


---------------

Supplementary cash flow information (note 9)

          See accompanying notes to consolidated financial statements.

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

1.  CONTINUING OPERATIONS:

     The Company was incorporated under the laws of British Columbia, Canada. During 1998, the Company changed its principal business activity from the exploration and development of resource properties to an investment holding company, with its principal holding being its investment in Biometric Identification Inc. ("BII") (note 5). BII's principal business activity is the development, manufacture and marketing of fingerprint identification systems in the United States. BII has not yet achieved profitable operations. In connection with this change in business activity during 1998, the Company changed its name from Sonoma Resource Corp. to Biometric Security Corp., and on November 10, 1998, the Company was continued under the laws of the State of Wyoming (also see note 14(a)).

     These financial statements have been prepared in accordance with accounting principles applicable to a going concern, which assumes that the Company will realize its assets and discharge its liabilities in the ordinary course of business. At December 31, 1998, the Company has a net working capital position of approximately $10,000, which is not sufficient to meet its commitments or fund ongoing operations. The ability of the Company to settle its liabilities as they come due and to fund its commitments and ongoing operations is dependent upon the ability of the Company to obtain additional equity financing (also see notes 7(b) and 14(b)). The recoverability of the Company's investment in BII is dependent upon the establishment of profitable commercial operations in BII, the ability of the Company to obtain additional debt or equity financing to complete the acquisition of BII or the proceeds from the disposition of the Company's interest in BII.

2.  SIGNIFICANT ACCOUNTING POLICIES:

  (a) Basis of presentation:

     These consolidated financial statements have been prepared in accordance with accounting principles and practices that are generally accepted in the United States, which conform, in all material respects, with those generally accepted in Canada, except as explained in note 15.

  (b) Basis of consolidation:

     The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are directly or indirectly wholly-owned, and include (with the jurisdiction of incorporation in brackets):

          Sonoma Resource de Argentina S.A. (Argentina)
        Sonoma Resource (Bermuda) Ltd. (Bermuda)
        Cerro Toro Mining (Barbados) Ltd. (Barbados)
        Cerro Toro S.A. (Argentina)
        Castano Mining (Barbados)
        Castano S.A. (Argentina)

     All intercompany balances and transactions have been eliminated.

  (c) Equipment and leasehold improvements:

     Equipment and leasehold improvements are stated at cost and depreciated over their estimated useful lives on a declining-balance basis at 15% per year.

  (d) Mineral properties:

     Mineral property acquisition costs and related exploration and development expenditures are deferred until the property is placed into production, sold or abandoned. These costs will be amortized over the

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

estimated life of the property following commencement of commercial production or written off if the property is sold, allowed to lapse or abandoned. Administration expenditures are expensed in the period incurred.

     Mineral property acquisition costs include the cash consideration and the fair market value of common shares issued for mineral property interests. A property acquired under an option agreement or by joint venture, where payments are made at the sole discretion of the Company, is recorded in the accounts at the time of payment.

     On an on-going basis, the Company evaluates the status of its mineral properties based on results to date to determine the nature of exploration and development work that is warranted in the future. If there is little prospect of further work on a property being carried out, the deferred costs related to that property are written down to their estimated recoverable amount.

     The amounts shown for mineral properties reflect costs incurred to date, less write-offs and recoveries, and are not intended to reflect present or future values.

  (e) Investments:


     At December 31, 1998, the investment in convertible debentures of BII (note
5) was classified by the Company as an available-for-sale investment, although the Company intends to hold these debt securities until conversion or maturity. Available-for-sale investments are carried at fair value, with any unrealized holding gain or loss excluded from earnings and reported as a net amount in a separate component of shareholders equity until realized. Interest income is recognized in earnings when earned.



     During 1999, the Company determined that it had the ability to exercise significant influence over the operating, financing and investing activities of BII. In addition, the Company determined that the investment in convertible debentures could be considered to be similar in nature to an equity investment in BII. As a result of these two factors, the Company changed the method of accounting for its investment in BII from the fair value method, as an available-for-sale investment, to the equity method, effective in June 1999. In accordance with Accounting Principles Board ("APB") Opinion No. 18 "The Equity Method of Accounting for Investments in Common Stock", the Company's financial statements for 1998 have been restated to reflect this change.



     Under the equity method, the cost of the investment is adjusted for the Company's share of post-acquisition earnings or losses of BII, as if the Company had converted its BII debentures into shares of BII at the time of each acquisition. The excess of the cost of its investment over the Company's share of the net assets of BII, which has been allocated by the Company to BII's technology rights, is being amortized on a straight-line basis over five years. The Company has recorded $1,275,000 as its share of the loss of BII during the period ended December 31, 1998. In addition, previously reported foreign exchange translation gains of $85,875 relating to this investment have been reversed, and accrued interest income of $79,989 has been eliminated in connection with this change. The overall result of this change was to reduce investment as at December 31, 1998 by $1,440,864, increase loss for the year ended December 31, 1998 by $1,440,864, or $0.08 per share, and increase deficit as at December 31, 1998 by $1,440,864.


  (f) Stock options:

     The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its stock options. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

  (g) Loss per share:

     Basic loss per share is calculated using the weighted average number of shares outstanding during the year. Diluted loss per share has not been presented as the effect on basic loss per share would be anti-dilutive.

  (h) Foreign currency translation:

     Transactions of the Company and its subsidiaries that are denominated in foreign currencies are recorded in Canadian dollars at exchange rates in effect at the related transaction dates. Monetary assets and liabilities denominated in foreign currencies are adjusted to reflect exchange rates at the balance sheet date. Exchange gains and losses arising on the translation of monetary assets and liabilities are included in the determination of operations for the year.

  (i) Use of estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates relate to the determination of impairment of mineral properties and equipment, useful lives for depreciation and the carrying value of the investment in BII. Actual results could differ from those estimates.

  (j) Comparative figures:

     Certain of the prior years' comparative figures have been reclassified to conform with the presentation adopted for 1998.

3.  EQUIPMENT AND LEASEHOLD IMPROVEMENTS:

                                                                1998        1997
                                                              --------    --------
Equipment...................................................  $ 67,759    $ 71,320
Automotive equipment........................................        --     209,179
Leasehold improvements......................................    19,138      15,941
                                                              --------    --------
                                                                86,897     296,440
Accumulated depreciation....................................   (26,139)    (48,227)
                                                              --------    --------
                                                              $ 60,758    $248,213
                                                              ========    ========

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

4.  MINERAL PROPERTIES:

     The continuity of mineral property acquisition costs, exploration and development expenditures, write-offs and deferred expenditures at year end is as follows:

                                                                      CHUBUT AND
                                         CERRO TORO      CASTANO       SAN LUIS
                                       PROPERTIES(A)    GROUP(B)    PROPERTIES(C)    OTHER(C)      TOTAL
                                       --------------   ---------   --------------   ---------   ----------
Balance, December 31, 1997...........    $3,983,092     $      --      $687,424      $     --    $4,670,516
  Exploration and development
     expenditures:
       Access costs..................           772            --            --            --           772
       Assays........................            --            --         2,882            --         2,882
       Communication.................            --            --           332            --           332
       Contract labour and
          supervision................         5,737            --            --            --         5,737
       Data acquisition and
          analysis...................           941            --           596            --         1,537
       Equipment and field
          supplies...................         5,231            --           259            --         5,490
       Field administration..........        21,674            --            --            --        21,674
       Field car rental and
          transportation.............         3,271            --           389            --         3,660
       Geological and geophysical....        40,471            --        28,810            --        69,281
       Insurance.....................         5,762            --            --            --         5,762
       Legal and other...............        19,552            --         6,687            --        26,239
       Travel and accommodation......         1,669            --           271            --         1,940
                                         ----------     ---------      --------      --------    ----------
                                            105,080            --        40,226            --       145,306
                                         ----------     ---------      --------      --------    ----------
                                          4,088,172            --       727,650            --     4,815,822
  Recovery of security deposit.......            --      (185,335)           --            --      (185,335)
  Deposit received on option
     agreement.......................            --            --            --       (38,250)      (38,250)
  Write-offs.........................    (4,088,172)      185,335      (727,650)       38,250    (4,592,237)
                                         ----------     ---------      --------      --------    ----------
  Balance, December 31, 1998.........    $       --     $      --      $     --      $     --    $       --
                                         ==========     =========      ========      ========    ==========

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                      CHUBUT AND
                                        CERRO TORO      CASTANO        SAN LUIS
                                      PROPERTIES(A)     GROUP(B)    PROPERTIES(C)    OTHER(C)      TOTAL
                                      --------------   ----------   --------------   ---------   ----------
Balance, December 31, 1996..........    $1,591,602     $1,000,818      $217,877      $305,014    $3,115,311
Acquisition costs...................         7,610        165,308        55,726        31,637       260,281
Exploration and development
  expenditures:
     Access costs...................        66,273             --        27,030            --        93,303
     Assays.........................       109,858             --            --            --       109,858
     Camp...........................         2,121             --            --            --         2,121
     Communication..................        15,802             --            --            --        15,802
     Contract drilling..............     1,203,985             --            --            --     1,203,985
     Contract labour and
       supervision..................        82,045             --        16,685            --        98,730
     Data acquisition and
       analysis.....................        19,512             --         2,364        22,516        44,392
     Equipment and field supplies...       156,120             --        42,676           512       199,308
     Field administration...........       149,318             --           860            --       150,178
     Field car rental and
       transportation...............        77,563             --        15,021           364        92,948
     Geological and geophysical.....       394,316          1,400       200,277        30,280       626,273
     Insurance......................        23,369             --         1,308           707        25,384
     Legal and other................        19,852             --        33,002        55,620       108,474
     Travel and accommodation.......        63,746             --        74,598         1,722       140,066
                                        ----------     ----------      --------      --------    ----------
                                         2,383,880          1,400       413,821       111,721     2,910,822
                                        ----------     ----------      --------      --------    ----------
                                         3,983,092      1,167,526       687,424       448,372     6,286,414
Write-offs..........................            --     (1,167,526)           --      (448,372)   (1,615,898)
                                        ----------     ----------      --------      --------    ----------
Balance, December 31, 1997..........    $3,983,092     $       --      $687,424      $     --    $4,670,516
                                        ==========     ==========      ========      ========    ==========

A brief description of the Company's mineral properties is as follows:

  (a) Cerro Toro Properties:

     On February 15, 1995, the Company filed three exploration permits with the regulatory authorities in San Juan Province, Argentina covering 1,845 hectares located in San Juan Province. The Company was subsequently notified that 100% of the rights of ownership established by the procedures of the Province belong to the Company.

     In June 1998, the Company determined there was little prospect of further work being carried out on the properties. Accordingly, all deferred expenditures relating to the Cerro Toro Properties were written off at that time.

  (b) Castano Group:

     In 1996, the Company entered into a purchase/option agreement to acquire 100% of the rights and interests in the Castano Group of mineral properties located in San Juan Province, Argentina. In 1997, the Company terminated the purchase/option agreement in accordance with the provisions provided therein and wrote off the remaining deferred expenditures on the Castano Group. During 1998, the Company recovered a security deposit that had previously been written off.

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

  (c) Other Argentina properties:

     During 1995, the Company staked and applied for a number of cateos and manifestaciones within Cordova, San Luis, Chubut and Santa Cruz provinces, all of which were of a grass roots nature. At December 31, 1997, the Company had staked and applied for 13 cateos and 20 manifestaciones in the San Luis and Chubut provinces.

     In 1997, the Company wrote-off costs incurred relating to properties in provinces other than San Luis and Chubut that the Company did not intend to pursue.

     As the Cordova and San Luis cateos and manifestaciones were not renewed during 1999, all deferred expenditures relating to these properties were written off during 1998.

     During November 1998, the Company entered into a letter agreement to grant Inlet Resources Ltd. ("Inlet") an option to purchase up to a 100% interest in the Company's Argentine properties. Under the terms of the agreement, the Company granted Inlet an option to purchase up to 90% of the properties, over a three year period, with a buyout of the remaining 10% for U.S. $2,000,000. During the first year, the agreement requires Inlet to pay the Company U.S. $150,000 in stages, issue the Company 100,000 shares and complete a U.S. $650,000 work program, to earn a 50% interest in the properties. During the second and third years, the agreement provides that Inlet will pay the Company a total of U.S. $600,000 in stages, issue 200,000 shares and complete work commitments totalling U.S. $1,500,000 to earn an additional 40% interest in the properties. To December 31, 1998, the Company received a cash deposit of U.S. $25,000 relating to the option agreement.

5.  INVESTMENT:


                                                                  1998
                                                              ------------
                                                              (RESTATED --
                                                               SEE BELOW)
Investment, at cost.........................................   $3,471,355
Share of losses of BII......................................    1,275,000
                                                               ----------
                                                               $2,196,355
                                                               ==========


     During 1998, the Company entered into an agreement to purchase convertible debentures entitling the Company to acquire up to a 45% interest in Biometric Identification Inc. ("BII"), a private California-based company in the business of developing, manufacturing and marketing fingerprint recognition technology. Under the terms of the agreement, the Company has the right to acquire up to U.S. $5,000,000 of convertible debentures to be issued by BII. If all such debentures are acquired and converted into shares of BII, the Company will hold approximately 45% of the issued shares of BII.

     This investment was initiated by a related party which assigned its interest to the Company in exchange for a fee up to U.S. $145,000, plus reimbursement of its expenses. The related party elected to take this fee in the form of 715,575 common shares at a deemed price of $0.30 per share. These shares will be issued in pro-rata tranches on the same basis the debentures are purchased by the Company.

     The debentures have a term of five years from the date of the closing of the first acquisition and bear interest at the lowest interest rate imputed under the U.S. Internal Revenue Code.

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

     At December 31, 1998, the Company had acquired debentures of BII totalling U.S. $2,325,000 in accordance with the terms of the agreement and had issued 250,450 shares and allotted 82,292 shares, at a total value of $99,822, to the related party. Additional debenture acquisitions and share issuances for finders fees under the terms of the original agreement are scheduled as follows:

                                                          DEBENTURE
DATES                                                  AMOUNTS (U.S. $)   SHARES
-----                                                  ----------------   -------
February 1, 1999 (paid)..............................     $  550,000       78,713
February 22, 1999....................................        125,000       17,889
March 12, 1999.......................................        500,000       71,558
May 12, 1999.........................................      1,500,000      214,673
                                                          ----------      -------
                                                          $2,675,000      382,833
                                                          ==========      =======

     At December 31, 1998, the fair value of the Company's investment in debentures of BII is estimated to approximate its carrying value.


     Subsequent to December 31, 1998, the debenture acquisitions scheduled to be made on February 22, 1999 and March 12, 1999 were deferred, by mutual agreement, until April 2, 1999, and the May 12, 1999 scheduled acquisition was deferred until July 23, 1999. All of the remaining scheduled acquisitions were made.



     As discussed in note 2(e), during 1999, the Company changed the method of accounting for its investment in BII to the equity method, and in accordance with APB No. 18, has restated the consolidated financial statements for 1998 to reflect the Company's share of losses of BII since acquisition, to reverse previously reported foreign exchange translation gains related to the investment, and to eliminate intercorporate interest income, as if the Company had always accounted for its investment in BII using the equity method.



     Summarized financial information for the Company's share of BII is as follows (note: balance sheet amounts represent the Company's 28.2% effective ownership interest as at December 31, 1998 and statement of operations amounts represent the Company's 23.8% effective ownership interest during the period June 12, 1998 to December 31, 1998):



                                                              DECEMBER 31, 1998
                                                              -----------------
Working capital.............................................     $      787
Capital assets..............................................         11,821
Intangible assets...........................................      2,277,562
Convertible debentures payable to others....................        (93,765)
                                                                 ----------
Net assets..................................................     $2,196,355
                                                                 ==========



                                                                 PERIOD FROM
                                                              JUNE 12, 1998 TO
                                                              DECEMBER 31, 1998
                                                              -----------------
Revenues....................................................     $   166,000
Expenses, including amortization of excess purchase price...      (1,441,000)
                                                                 -----------
Loss for the period.........................................     $(1,275,000)
                                                                 ===========

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

6.  LOAN PAYABLE:

     During 1998, a company controlled by a director loaned the Company a total of $250,000. The loan is unsecured, non-interest bearing and was due on December 26, 1998. A total of $99,225 of the loan was repaid on December 29, 1998, and the balance of the loan of $150,775 was repaid subsequent to December 31, 1998.

     The Company also allotted 65,789 shares at a deemed price of $0.19 per share at December 31, 1998, as allowed for under the rules of the Vancouver Stock Exchange, as consideration for the loan.

7.  SHARE CAPITAL:

  (a) Issued:

                                                               NUMBER
                                                             OF SHARES       AMOUNT
                                                             ----------    -----------
Balance at December 31, 1996...............................  11,128,962    $ 6,970,646
Issued during the year for cash by way of:
     Private placement of special warrants, net of issue
       costs...............................................   5,000,000      5,106,645
     Exercise of warrants..................................     200,000        184,000
     Exercise of options...................................     120,000        126,400
                                                             ----------    -----------
Balance at December 31, 1997...............................  16,448,962     12,387,691
Issued during the year for cash by way of:
     Private placements....................................   4,035,000        605,250
     Exercise of options...................................     100,000         23,000
Issued during the year for finder's fee (note 5)...........     250,450         75,135
                                                             ----------    -----------
                                                             20,834,412     13,091,076
Allotted during the year for:
     Finder's fee (note 5).................................      82,292         24,687
     Carrying charges (note 6).............................      65,789         12,500
                                                             ----------    -----------
Balance at December 31, 1998...............................  20,982,493    $13,128,263
                                                             ==========    ===========

     During 1997, the Company issued the 5,000,000 common shares and 5,000,000 one-half share purchase warrants upon exercise of 5,000,000 previously issued special warrants. In addition, 250,000 compensation options were issued to the underwriter upon the exercise of 250,000 special compensation options granted to the underwriter in connection with this special warrant private placement. Each compensation option entitles the underwriter to acquire a unit, consisting of one share and one-half of a share purchase warrant, at an exercise price of $1.10 per share prior to January 20, 1999. Each whole warrant entitles the underwriter to acquire one share at an exercise price of $1.30 prior to January 20, 1999. Subsequent to December 31, 1998, these compensation options expired unexercised.

     During 1998, the Company completed a 3,375,000 unit private placement at a price of $0.15 per unit and a 660,000 unit private placement at a price of $0.15 per unit. Each unit consisted of one common share and one non-transferable share purchase warrant. Each warrant is exercisable for a period of two years and entitles the holder to purchase one additional common share at a price of $0.15 per share in the first year and $0.17 per share in the second year.

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

  (b) Advances on share subscriptions:

     At December 31, 1998, the Company had received advances on share subscriptions for 4,403,950 units at $0.15 per unit in connection with:

- a brokered private placement of 6,666,666 units at $0.15 per unit for total proceeds of $1,000,000; and

- a non-brokered private placement of 5,000,000 units at $0.15 per unit for total proceeds of $750,000.

     Each unit consists of one common share and one non-transferable share purchase warrant exercisable for a period of two years. Each warrant will be exercisable at a price of $0.15 per share in the first year and $0.17 per share in the second year. The agent will be paid a 10% commission payable in cash and brokers' warrants exercisable into shares of the Company for a period of two years not exceeding 15% of the number of units issued to investors pursuant to the private placements. The brokers' warrants will be exercisable at a price of $0.15 per share the first year and $0.17 per share in the second year.

     Subsequent to December 31, 1998, the Company received the additional $1,089,408 of proceeds, paid the $100,000 commission, issued the 11,666,666 shares and share purchase warrants and issued the 1,000,000 brokers' warrants.

  (c) Share purchase warrants:

     The continuity of share purchase warrants during 1998 is as follows:

                                            BALANCE,                                              BALANCE,
                              EXERCISE    DECEMBER 31,                            EXPIRED OR    DECEMBER 31,
EXPIRY DATE                    PRICE          1997         GRANTED    EXERCISED    CANCELLED        1998
-----------                   --------    ------------     -------    ---------   ----------    ------------
January 26, 1998...........  $     1.47        37,000            --       --         (37,000)            --
August 21, 1998............        1.25     1,400,000            --       --      (1,400,000)            --
October 22, 1998...........        1.30     2,500,000            --       --      (2,500,000)            --
October 22, 1998/1999......   0.15/0.17            --       660,000       --              --        660,000
March 31, 1999/2000........   0.15/0.17            --     3,375,000       --              --      3,375,000
                                            ---------     ---------      ---      ----------      ---------
                                            3,937,000     4,035,000       --      (3,937,000)     4,035,000
                                            =========     =========      ===      ==========      =========

     The continuity of share purchase warrants during 1997 is as follows:

                                           BALANCE,                                              BALANCE,
                             EXERCISE    DECEMBER 31,                            EXPIRED OR    DECEMBER 31,
EXPIRY DATE                   PRICE          1996         GRANTED    EXERCISED    CANCELLED        1997
-----------                  --------    ------------     -------    ---------   ----------    ------------
January 26, 1997/1998.....  $1.28/1.47        37,000            --         --            --         37,000
June 22, 1997.............        0.92       700,000            --   (100,000)     (600,000)            --
June 29, 1997.............        0.92       300,000            --         --      (300,000)            --
September 14, 1997........        0.92       150,000            --         --      (150,000)            --
December 5, 1997..........        0.92       100,000            --   (100,000)           --             --
August 21, 1998...........        1.25     1,400,000            --         --            --      1,400,000
October 22, 1998..........        1.30            --     2,500,000         --            --      2,500,000
                                           ---------     ---------   --------    ----------      ---------
                                           2,687,000     2,500,000   (200,000)   (1,050,000)     3,937,000
                                           =========     =========   ========    ==========      =========

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

  (d) Stock options:

     (i) Continuity:

     The continuity of stock options during 1998 is as follows:

                                          BALANCE,                                              BALANCE,
                            EXERCISE    DECEMBER 31,                            EXPIRED OR    DECEMBER 31,
EXPIRY DATE                   PRICE         1997         GRANTED    EXERCISED    CANCELLED        1998
-----------                 --------    ------------     -------    ---------   ----------    ------------
April 27, 1998............    $1.00         100,000            --         --      (100,000)(a)          --
September 14, 1998........     0.34          30,000            --         --       (30,000)(a)          --
October 30, 1999..........     1.33         387,261            --         --      (387,261)(a)          --
January 21, 2000..........     0.34         130,000            --         --      (130,000)(a)          --
January 21, 2000..........     1.36         390,000            --         --      (390,000)(a)          --
July 6, 2000..............     0.32              --        50,000         --            --         50,000
August 28, 2000...........     0.20              --       100,000         --            --        100,000
January 28, 2001..........     0.23              --     1,640,000(a) (100,000)    (285,000)     1,255,000
                                          ---------     ---------   --------    ----------      ---------
                                          1,037,261     1,790,000   (100,000)   (1,322,261)     1,405,000
                                          =========     =========   ========    ==========      =========

---------------
(a) During 1998, these 1,037,261 outstanding options were cancelled and replaced with the 1,640,000 options at $0.23 per share expiring January 28, 2001.

     The continuity of stock options during 1997 is as follows:

                                            BALANCE,                                             BALANCE,
                              EXERCISE    DECEMBER 31,                           EXPIRED OR    DECEMBER 31,
EXPIRY DATE                     PRICE         1996        GRANTED    EXERCISED    CANCELLED        1997
-----------                   --------    ------------    -------    ---------   ----------    ------------
February 16, 1997...........    $0.90          40,000          --     (40,000)           --             --
January 30, 1998............     0.91          50,000          --          --       (50,000)            --
April 27, 1998..............     1.00         100,000          --          --            --        100,000
September 14, 1998..........     1.10          70,000          --     (40,000)      (30,000)(b)          --
September 14, 1998..........     0.34              --      30,000(b)       --            --         30,000
December 8, 1998............     0.97         373,635          --          --      (373,635)            --
July 31, 1999...............     1.12          10,000          --          --       (10,000)            --
September 25, 1999..........     1.16          50,000          --     (40,000)      (10,000)            --
October 30, 1999............     1.33         387,261          --          --            --        387,261
January 21, 2000............     1.36              --     620,000          --      (230,000)(b)     390,000
January 21, 2000............     0.34              --     230,000(b)       --      (100,000)       130,000
                                            ---------     -------    --------    ----------      ---------
                                            1,080,896     880,000    (120,000)     (803,635)     1,037,261
                                            =========     =======    ========    ==========      =========

---------------

(b) During 1997, these options were repriced to $0.34 per share.

     (ii) Compensation expense:

     The Company's Board of Directors grants stock options to its officers, directors and key employees in accordance with the rules prescribed by the Vancouver Stock Exchange. Stock options are granted with an exercise price equal to the stock's quoted value on the Vancouver Stock Exchange at the date of grant. Stock options granted generally have varying terms of up to three years and vest and become fully exercisable from the date of grant.

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

     The per share weighted-average fair value of stock options granted during 1998, 1997 and 1996 was $0.16, $0.17 and $0.89 on the date of grant, using the Black Scholes option-pricing model with the following weighted-average assumptions:

                                                              1998   1997   1996
                                                              ----   ----   ----
Expected dividend yield.....................................    0%     0%     0%
Risk-free interest rate.....................................  6.2%   5.0%   6.1%
Expected life (years).......................................    2      2      2
Expected volatility over expected life......................  139%   139%   139%

     The Company applies APB Opinion No. 25 in accounting for granting stock options and accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation ("FAS 123"), the Company's loss for the year would have increased to the pro forma amounts indicated below:


                                                  1998           1997           1996
                                              ------------    -----------    -----------
                                              (RESTATED --
                                                NOTE 5)
Loss for the year:
     As reported............................  $(7,124,561)    $(2,199,895)   $(1,259,315)
     Compensation expense under FAS 123.....      286,558         152,888        458,384
                                              -----------     -----------    -----------
Pro forma loss for the year.................  $ 7,411,119     $(2,352,783)   $(1,717,699)
                                              ===========     ===========    ===========
Pro forma loss per share....................  $     (0.39)    $     (0.15)   $     (0.19)
                                              ===========     ===========    ===========


8.  FINANCIAL INSTRUMENTS:

     The fair values of the Company's cash, amounts receivable, accounts payable and accrued liabilities and loan payable approximate their carrying amounts because of the immediate or short term to maturity of these financial instruments.

9.  NON-CASH FINANCING AND INVESTING ACTIVITIES:

     The Company has the following non-cash financing and investing activities:

                                                       1998        1997        1996
                                                     --------    --------    --------
Financing activities:
     Shares issued and allotted for finders fee....  $ 99,822    $     --    $     --
     Shares allotted as consideration for loan
       payable.....................................    12,500          --          --
                                                     --------    --------    --------
                                                     $112,322    $     --    $     --
                                                     ========    ========    ========
Investing activities:
     Accrued interest income on investment.........  $(79,989)   $     --    $     --
                                                     ========    ========    ========

10.  SEGMENTED INFORMATION:

     During 1998, the Company adopted the accounting standards related to segment disclosures recently approved by the accounting standard-setting bodies in the United States and Canada. The information presented below is consistent with these standards. The Company has not allocated general and administrative expenses from the corporate segment.

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

  (a) Operating segments:

     The Company has determined its operating segments to be mineral exploration and development, and corporate, which includes holding investments, based on the way management organizes and manages its business.


                                                         MINERAL
                                                     EXPLORATION AND
1998                                                   DEVELOPMENT       CORPORATE         TOTAL
----                                                 ---------------    ------------    ------------
                                                                        (RESTATED --    (RESTATED --
                                                                          NOTE 5)         NOTE 5)
Revenue............................................    $        --      $    79,129     $    79,129
General and administrative expenses................             --        1,287,586       1,287,586
Other expenses.....................................      4,592,237        1,323,867       5,916,104
                                                       -----------      -----------     -----------
Loss for the year..................................    $(4,592,237)     $(2,532,324)    $(7,124,561)
                                                       ===========      ===========     ===========
Capital expenditures (recovered)...................    $   (78,279)     $ 3,342,624     $ 3,264,345
                                                       ===========      ===========     ===========
Identifiable assets................................    $        --      $ 2,566,628     $ 2,566,628
                                                       ===========      ===========     ===========
1997
Revenue............................................    $        --      $   175,185     $   175,185
General and administrative expenses................             --          720,699         720,699
Other expenses.....................................      1,632,293           22,088       1,654,381
                                                       -----------      -----------     -----------
Loss for the year..................................    $(1,632,293)     $  (567,602)    $(2,199,895)
                                                       ===========      ===========     ===========
Capital expenditures...............................    $ 3,033,103      $    79,658     $ 3,112,761
                                                       ===========      ===========     ===========
Identifiable assets................................    $ 4,670,516      $ 3,603,577     $ 8,274,093
                                                       ===========      ===========     ===========
1996
Revenue............................................    $        --      $   102,147     $   102,147
General and administrative expenses................             --          826,609         826,609
Other expenses.....................................        534,853               --         534,853
                                                       -----------      -----------     -----------
Loss for the year..................................    $  (534,853)     $  (724,462)    $(1,259,315)
                                                       ===========      ===========     ===========
Capital expenditures...............................    $ 3,136,691      $    30,116     $ 3,166,807
                                                       ===========      ===========     ===========


  (b) Geographic information:

     As previously disclosed (note 4), all of the Company's mineral exploration and development activities during 1996 through 1998 were in Argentina.


     Except for the Company's investment in BII (note 5) and related share of losses, substantially all of the Company's corporate activities during 1996 through 1998 were in Canada.


11.  RELATED PARTY TRANSACTIONS:

     During 1998, fees of $156,620 (1997 -- $233,348; 1996 -- $324,500) were charged by certain directors or companies controlled by them for management, consulting, accounting and administrative services. Management believes the costs of related party services approximate amounts that would have been paid for similar services rendered by unrelated parties.

     Included in accounts payable and accrued liabilities at December 31, 1998 is $15,044 (1997 -- $35,332) payable to a director and a company controlled by a director related to the above fees.

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

12.  INCOME TAXES:

     As at December 31, 1998, the Company has approximately $3,000,000 of losses for Canadian income tax purposes that expire between 2000 and 2005 and that may be available to reduce taxable income in Canada in future years. In addition, the Company had deducted approximately $8,000,000 for book purposes in excess of amounts deducted for tax purposes, primarily for expenditures incurred on the Company's mineral properties and equipment. The Company has taken a valuation allowance of the full amount of the tax benefit thereon due to the uncertainty of whether these deferred tax assets will be realized.

13.  CONTINGENCIES:

  (a) Uncertainty due to the Year 2000 Issue:

     The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effect of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of investees, suppliers or other third parties, will be fully resolved.

  (b) Contingent liability:

     As disclosed elsewhere in these financial statements (notes 1 and 14(a)), the Company continued its jurisdiction of incorporation from British Columbia to the State of Wyoming, effective November 10, 1998, and has proposed to continue from Wyoming back into British Columbia in 1999. In the course of their review of the Company's proposal, the United States Securities and Exchange Commission (the "SEC") has advised the Company that they believe the original continuance to Wyoming was an event that would have required the filing of a registration statement with the SEC. As a result, the Company appears to have been in technical violation of the U.S. Securities Act of 1933 (the "Act") and United States holders of shares of the Company, at the time of the original continuance to Wyoming may have common law remedies under the Act. In addition, the Company may be required to offer such United States holders of shares of the Company the right to have their shares repurchased by the Company at their fair market value at the time of the original continuance.

     The Company is currently reviewing its options to resolve this matter. No provision has been recorded in the accounts for any contingent loss, as the outcome is not determinable at this time.

14.  SUBSEQUENT EVENTS:

  (a) Corporate continuance:

     Subsequent to December 31, 1998, the Company announced an extraordinary general meeting of the shareholders of the Company to be held on April 12, 1999, at which time the shareholders will vote on the Company's proposal to continue the Company to the Province of British Columbia and to consolidate the Company's share capital on the basis of one post-consolidated share for each five pre-consolidated shares. The meeting date was subsequently postponed and has not yet been rescheduled.

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

  (b) Private placement:

     Subsequent to December 31, 1998, the Company announced, subject to regulatory approval, a best-efforts brokered private placement of up to 11,666,666 units at $0.15 per unit to raise gross proceeds of up to $1,750,000. Each unit will consist of one common share and one non-transferable share purchase warrant exercisable at $0.15 per share in the first year and $0.17 per share in the second year. The agent will be paid a 10% commission, payable in cash, and up to 1,750,000 brokers' warrants exercisable at $0.15 per share in the first year and $0.17 per share in the second year.

15. DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES:

     Accounting practices under United States and Canadian generally accepted accounting principles ("GAAP"), as they affect the Company, are substantially the same, except for the following:

  (a) Unrealized gains for trading securities:

     Investments held principally for the purpose of selling them in the near term are considered trading securities. Under Canadian GAAP, unrealized gains on trading securities are not recorded in the accounts until realized. Under United States GAAP, unrealized gains and losses for trading securities are included in earnings. Accordingly, under Canadian GAAP, the gain on disposal of marketable securities during 1996 would be recorded as $72,400, as under Canadian GAAP, the $32,923 unrealized holding gain at December 31, 1995 would not have been included in earnings in 1995.

  (b) Stock-based compensation:

     Canadian GAAP for stock-based compensation is similar to that provided in APB Opinion No. 25 under United States GAAP (note 2(f)), although FAS 123 requires additional disclosure of the effects of accounting for stock-based compensation using the fair value method (note 7(c)). Accordingly, under Canadian GAAP, there would be no material differences in the consolidated financial statements in respect of stock-based compensation.


  (c) Equity method of accounting for investments



     Under Canadian GAAP, an investor changing from the cost to the equity method of accounting for investments would record its share of the earnings or losses of the investee only from the time the investor obtained the ability to exercise significant influence over the investee. The investor's share of earnings or losses of the investee prior to this time would not be recorded in the accounts of the investor under Canadian GAAP. United States GAAP requires an investor to restate prior period's financial statements to record the investor's share of the earnings or losses of the investee, as if the investor had always accounted for its investment in the investee using the equity method. Accordingly, under Canadian GAAP, the $1,275,000 share of loss of BII recorded for 1998 would not be recorded, and the intercorporate interest for 1998 of $79,989 would not have been eliminated.



  (d) Foreign currency translation:


     Canadian GAAP requires that non-current, foreign currency denominated monetary items that have a fixed or ascertainable life extending beyond the end of the following fiscal year should be translated into Canadian dollars at the exchange rate in effect at the transaction date and adjusted to reflect the current exchange rate at each balance sheet date, with any gain or loss relating to the initial translation and balance

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


sheet date adjustment being deferred and amortized over the remaining life of the item. Under Canadian GAAP, the Company's investment in convertible debentures of BII, prior to the change to the equity method of accounting for such investments, would have been translated in this manner. United States GAAP requires such gains or losses to be included in operations in the period. Canadian and United States GAAP for foreign currency translation of investments accounted for by the equity method are comparable. Accordingly, the foreign exchange gain of $85,875 relating to the revaluation of the investment that was previously reported under Canadian GAAP at December 31, 1998, would be retained in the investment balance, but the effect would be recorded as a deferred credit on the consolidated balance sheet and amortization of $9,551 would be recorded for the 1998 fiscal year, under Canadian GAAP.


     A reconciliation of the effects of the differences between Canadian GAAP and United States GAAP on the balance sheets and statements of operations and deficit is summarized as follows:


                                                                  1998           1997
                                                              ------------    ----------
                                                              (RESTATED --
                                                                NOTE 5)
Total assets under United States GAAP.......................   $2,566,628     $8,274,093
Adjustments to increase investment to reverse share of
  losses of BII.............................................    1,275,000             --
                                                               ----------     ----------
To record foreign exchange translation gain.................       85,875             --
To reverse intercorporate interest eliminated...............       79,989             --
                                                                              ----------
Total assets under Canadian GAAP............................   $4,007,492     $8,274,093
                                                               ==========     ==========


                                                                 1998          1997
                                                              ----------    ----------
Total liabilities under United States GAAP..................  $  299,037    $  283,105
Deferred foreign exchange gain, net of amortization of
  $9,551....................................................      76,324            --
                                                              ----------    ----------
Total liabilities under Canadian GAAP.......................  $  375,361    $  283,105
                                                              ==========    ==========


                                                                  1998           1997
                                                              ------------    ----------
                                                              (RESTATED --
                                                                NOTE 5)
Shareholders' equity under United States GAAP...............   $2,267,591     $7,990,988
Adjustments:
     Reverse intercorporate interest eliminated.............       77,989             --
     Amortization of deferred foreign exchange gain.........        9,551             --
     Reverse share of losses of BII.........................    1,275,000             --
                                                               ----------     ----------
                                                                1,364,540             --
                                                               ----------     ----------
Shareholders' equity under Canadian GAAP....................   $3,632,131     $7,990,988
                                                               ==========     ==========

                            BIOMETRIC SECURITY CORP.
                        (FORMERLY SONOMA RESOURCE CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                 1998           1997           1996
                                             ------------    -----------    -----------
                                             (RESTATED --
                                               NOTE 5)
Loss for the year under United States
  GAAP.....................................  $ (7,124,561)   $(2,199,895)   $(1,259,315)
Adjustments:
     Reverse intercorporate interest
       eliminated..........................        79,987             --             --
     Amortization of deferred foreign
       exchange gain.......................         9,551             --             --
     Realized gain on disposal of trading
       securities..........................            --             --         32,923
     Reverse share of losses of BII........     1,275,000             --             --
                                             ------------    -----------    -----------
                                                1,364,540             --         32,923
                                             ------------    -----------    -----------
Loss for the year under Canadian GAAP......    (5,760,021)    (2,199,895)    (1,226,392)
Deficit, beginning of year under Canadian
  GAAP.....................................    (4,396,703)    (2,196,808)      (970,416)
                                             ------------    -----------    -----------
Deficit, end of year under Canadian GAAP...  $(10,156,724)   $(4,396,703)   $(2,196,808)
                                             ------------    -----------    -----------
Loss per share under Canadian GAAP.........  $      (0.31)   $     (0.13)   $     (0.14)
                                             ============    ===========    ===========

                            BIOMETRIC SECURITY CORP.

                           CONSOLIDATED BALANCE SHEET
                        (EXPRESSED IN CANADIAN DOLLARS)
                                  (UNAUDITED)


                                                        JUNE 30,      DECEMBER 31,     JUNE 30,
                                                          1999            1998           1998
                                                      ------------    ------------    ----------
                                                      (RESTATED --    (RESTATED --
                                                        NOTE 4)         NOTE 4)
ASSETS
CURRENT ASSETS
  Cash..............................................  $    277,403    $   245,182     $1,655,323
  Accounts receivable...............................        43,265         55,076         17,062
  Prepaid expenses and deposits.....................         5,976          9,257         13,406
                                                      ------------    -----------     ----------
                                                           326,644        309,515      1,685,791
Equipment and leasehold improvements................        65,046         60,758        116,262
Investment (Note 4).................................     2,755,042      2,196,355      1,837,500
                                                      ------------    -----------     ----------
                                                      $  3,146,732    $ 2,566,628     $3,639,553
                                                      ============    ===========     ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable..................................  $    250,356    $   148,262     $  405,294
  Loan payable......................................            --        150,775             --
                                                      ------------    -----------     ----------
                                                           250,356        299,037        405,294
CONTINGENT LIABILITY
  (Notes 1 and 7(b))................................       657,052             --             --
SHAREHOLDERS' EQUITY
  Share capital (Note 1)............................    16,176,836     13,128,263     12,947,609
  Shares subscribed.................................            --        660,592             --
Deficit.............................................   (13,937,512)   (11,521,264)    (9,713,350)
                                                      ------------    -----------     ----------
                                                         2,239,324      2,267,591      3,234,259
                                                      ------------    -----------     ----------
                                                      $  3,146,732    $ 2,566,628     $3,639,553
                                                      ============    ===========     ==========


On Behalf of the Board of Directors

            /s/  ROBERT M. KAMM                             /s/  WAYNE JOHNSTONE
--------------------------------------------    --------------------------------------------
                  Director                                        Director

                            BIOMETRIC SECURITY CORP.

                CONSOLIDATED STATEMENT OF OPERATIONS AND DEFICIT
                        (EXPRESSED IN CANADIAN DOLLARS)
                                  (UNAUDITED)


                                                                 FOR THE SIX MONTHS ENDED
                                                               ----------------------------
                                                                 JUNE 30,        JUNE 30,
                                                                   1999            1998
                                                               ------------    ------------
                                                               (RESTATED --
                                                                 NOTE 4)
REVENUE
  Interest (Note 4).........................................   $      4,239    $    65,603
                                                               ------------    -----------
EXPENSES
  Professional fees and registration costs..................        532,268        246,113
  Business consultants......................................         97,394         23,600
  Amortization..............................................          4,902          9,427
  Finder's fee (Note 4).....................................         61,183         53,668
  Foreign exchange..........................................          1,246        (12,354)
  Interest and bank charges.................................          1,195            687
  Management fees...........................................         64,200         60,000
  Offices expenses..........................................         68,604         36,734
  Listing costs.............................................         42,334         35,570
  Salaries, wages and administration........................         49,326         37,671
  Travel and accommodation..................................         92,315         58,070
                                                               ------------    -----------
                                                                  1,014,967        549,186
                                                               ------------    -----------
                                                                 (1,010,728)      (483,583)
SHARE OF LOSS OF BII........................................     (1,570,375)            --
RECOVERY (WRITE-OFF) OF MINERAL PROPERTIES..................        164,855     (4,805,477)
LOSS ON DISPOSAL OF ASSETS..................................             --        (27,587)
                                                               ------------    -----------
LOSS FOR THE PERIOD.........................................     (2,416,248)    (5,316,647)
DEFICIT, BEGINNING OF PERIOD
  As previously reported....................................    (10,080,400)    (4,396,703)
  Adjustment for 1998 share of losses of BII (note 4).......     (1,440,864)            --
                                                               ------------    -----------
  As restated...............................................    (11,521,264)    (4,396,703)
                                                               ------------    -----------
DEFICIT, END OF PERIOD......................................   $(13,937,512)   $(9,713,350)
                                                               ============    ===========
LOSS PER SHARE..............................................   $      (0.07)   $     (0.31)
                                                               ============    ===========

                            BIOMETRIC SECURITY CORP.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                        (EXPRESSED IN CANADIAN DOLLARS)
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                  (UNAUDITED)


                                                                  1999            1998
                                                              ------------    ------------
                                                              (RESTATED --
                                                                NOTE 4)
OPERATIONS
  Loss for the period.......................................  $(2,416,248)    $(5,316,647)
  Items not involving cash:
     Share of losses of BII.................................    1,570,375              --
     Depreciation...........................................        4,902           9,427
     Loss on disposal of assets.............................           --          27,587
     (Recovery) Write-off of mineral properties.............     (164,855)      4,805,477
     Changes in non-cash working capital items..............      117,186         116,975
     Non-cash fees..........................................       61,183          53,668
                                                              -----------     -----------
                                                                 (827,457)       (303,513)
                                                              -----------     -----------
FINANCING
  Issue of common shares, net...............................    2,983,850         506,250
  Repayment of loan.........................................     (150,775)             --
                                                              -----------     -----------
                                                                2,833,075         506,250
                                                              -----------     -----------
INVESTMENTS
  Capital assets............................................       (9,190)        (13,054)
  Mineral properties........................................      164,855        (134,961)
  Proceeds on disposal of fixed assets......................           --         107,991
  Increase in investment (Note 4)...........................   (2,129,062)     (1,837,500)
                                                              -----------     -----------
                                                               (1,973,397)     (1,877,524)
                                                              -----------     -----------
CHANGE IN CASH..............................................       32,221      (1,674,787)
CASH, BEGINNING OF PERIOD...................................      245,182       3,330,110
                                                              -----------     -----------
CASH, END OF PERIOD.........................................  $   277,403     $ 1,655,323
                                                              ===========     ===========

                            BIOMETRIC SECURITY CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (EXPRESSED IN CANADIAN DOLLARS)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)

1.  SHARE CAPITAL

     a) Authorized: Unlimited (1998 -- 100,000,000) common shares without par value.

     b) Issued:

                                                   SHARES        AMOUNT
                                                 ----------    -----------
Balance, December 31, 1997.....................  16,448,962    $12,387,691
Issued during the year for cash by way of:
  Private placements...........................   4,035,000        605,250
  Exercise of options..........................     100,000         23,000
Issued during the year for finder's fee........     250,450         75,135
                                                 ----------    -----------
                                                 20,834,412     13,091,076
Allotted during the year for:
  Finder's fee (Note 4)........................      82,292         24,687
  Carrying charges (Note 5)....................      65,789         12,500
                                                 ----------    -----------
Balance, December 31, 1998.....................  20,982,493     13,128,263
Issued during the period for cash by way of:
  Private placements...........................  11,666,666      1,750,000
  Exercise of warrants.........................     100,000         15,000
                                                 ----------    -----------
                                                 32,749,159     14,893,263
Private placement..............................  11,666,665      1,750,000
Exercise of warrants...........................   2,885,551        462,833
                                                 ----------    -----------
                                                 47,301,375     17,106,096
Allotted during the period for:
  Finder's fee (Note 4)........................     203,941         61,183
Less: share issue costs........................                   (333,391)
                                                 ----------    -----------
                                                 47,505,316     16,833,888
Less: Contingent Liability (Note 7(b)).........  (3,285,260)      (657,052)
                                                 ----------    -----------
Balance, June 30, 1999.........................  44,220,056    $16,176,836
                                                 ==========    ===========

     c) During the three month period ended March 31, 1999 the Company completed brokered and non-brokered private placements that totalled 11,666,666 units at $0.15 per unit for gross proceeds of $1,750,000. Each unit consisted of one common share and one non-transferable share purchase warrant exercisable at $0.15 per share in the first year and $0.17 per share in the second year. The agent for the brokered private placement was paid a 10% commission totalling $100,000 and 1,000,000 broker warrants exercisable at $0.15 per share in the first year and $0.17 per share in the second year.

     d) Private Placement:

     During the three month period ended June 30, 1999 the Company completed a brokered private placement of 11,666,665 units at $0.15 per unit to raise gross proceeds of up to $1,750,000. Each unit consisted of one common share and one non-transferable share purchase warrant exercisable at $0.15 per share in the first year and $0.17 per share in the second year. The agent was paid a 10% commission, payable in cash, and 1,600,000 broker warrants exercisable at $0.15 per share in the first year and $0.17 per share in the second year.

                            BIOMETRIC SECURITY CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)

     e) At June 30, 1999 the Company reserved in respect of options and warrants:

        Options:

NUMBER OF SHARES   EXERCISE PRICE     EXPIRY DATE
----------------   --------------     -----------
     750,000           $0.22         April 16, 2001
   1,180,000           $0.23        January 28, 2001
      50,000           $0.32          July 6, 2000
     100,000           $0.20        August 28, 2000
   ---------
   2,080,000
   =========

        Warrants:

NUMBER OF SHARES   EXERCISE PRICE      EXPIRY DATE
----------------   --------------      -----------
    1,775,000          $0.17          March 31, 2000
      660,000          $0.15        September 10, 1999
                       $0.17        September 10, 2000
   11,281,115          $0.15         January 29, 2000
                                     January 29, 2001
   13,266,665          $0.15          April 15, 2000
                       $0.17          April 15, 2001
   ----------
   26,982,780
   ==========

2.  RELATED PARTY TRANSACTIONS

     Fees of $138,750 (1998 -- $72,500; 1997 -- $142,228) were charged by directors or companies affiliated with them for management, consulting and administrative services.

3.  DIRECTORS

       Mr. R. Kamm
       Mr. W. Rand
       Mr. C. Idziszek
       Mr. W. Johnstone

4.  INVESTMENT


                                                    JUNE 30,      DECEMBER 31,
                                                      1999            1998
                                                  ------------    ------------
                                                  (RESTATED --    (RESTATED --
                                                   SEE BELOW)      SEE BELOW)
Investment, at cost.............................   $5,600,417      $3,471,355
Share of losses of BII..........................  (2,845,375)     (1,275,000)
                                                   ----------      ----------
                                                   $2,755,042      $2,196,355
                                                   ==========      ==========


     During 1998 the Company entered into an agreement to purchase convertible debentures entitling the Company to acquire up to a 45% interest in Biometric Identification Inc. ("BII"), a private California-based company in the business of developing, manufacturing and marketing fingerprint recognition technology. Under the terms of the agreement, the Company has the right to acquire up to US $5,000,000 of convertible

                            BIOMETRIC SECURITY CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)

debentures to be issued by BII. If all such debentures are acquired and converted into shares of BII, the Company will hold approximately 45% of the issued shares of BII.

     This investment was initiated by a related party which assigned its interest to the Company in exchange for a fee up to US $145,000, plus reimbursement of its expenses. The related party elected to take this fee in the form of 715,575 common shares as a deemed price of $0.30 per share. These shares will be issued in pro-rata tranches on the same basis the debentures are purchased by the Company. The debentures have a term of five years from the date of the closing of the first acquisition and bear interest at the lowest interest rate imputed under the U.S. Internal Revenue Code. As of April 1, 1999 the Company ceased accruing interest on the debentures.

     At June 30, 1999 the Company had acquired debentures of BII totalling US $3,750,000 in accordance with the terms of the agreement and had issued 250,450 shares and allotted 286,233 shares at a total value of Cdn $161,005, to the related party. Additional debenture acquisitions and share issuances for finders fees under the terms of the original agreement are scheduled as follows:

                                                     DEBENTURE
                      DATES                        AMOUNT (US $)    SHARES
                      -----                        -------------    -------
July 23, 1999....................................    1,250,000      178,892

Subsequent to June 30, 1999 the debenture acquisition scheduled to be made on July 23, 1999 was made.


     During 1999, the Company determined that it had the ability to exercise significant influence over the operating, financing and investing activities of BII. In addition, the Company determined that the investment in convertible debentures could be considered to be similar in nature to an equity investment in BII. As a result of these two factors, the Company changed the method of accounting for its investment in BII from the fair value method, as an available-for-sale investment, to the equity method, effective in June 1999. In accordance with Accounting Principles Board Opinion No. 18 "The Equity Method of Accounting for Investments in Common Stock", the Company's financial statements for 1998 have been restated to reflect this change.



     Under the equity method, the cost of the investment is adjusted for the Company's share of post-acquisition earnings or losses of BII, as if the Company had converted its BII debentures into shares of BII at the time of each acquisition. The excess of the cost of its investment over the Company's share of the net assets of BII, which has been allocated by the Company to BII's technology rights, is being amortized on a straight-line basis over five years. The Company has recorded $1,570,375 as its share of the loss of BII for the six months ended June 30, 1999, and $1,275,000 as its share of the loss of BII for the period ended December 31, 1998. In addition, previously reported foreign exchange losses of $178,069 at June 30, 1999 and gains of $85,875 as at December 31, 1998 relating to this investment have been reversed, and accrued interest income of $55,922 as at June 30, 1999 and $79,989 as at December 31, 1998 have been eliminated in connection with this change. The overall result of this change was to reduce investment as at June 30, 1999 by $2,889,092 and as at December 31, 1998 by $1,440,864, increase loss for the six months ended June 30, 1999 by $1,448,228, or $0.04 per share, and for the year ended December 31, 1998 by $1,440,864, or $0.08 per share, and increase deficit as at June 30, 1999 by $2,889,092 and as at December 31, 1998 by $1,440,864.


5.  LOAN PAYABLE

     During 1998, a company affiliated with a director loaned the Company a total of $250,000. The loan was unsecured, non-interest bearing and was due on December 26, 1998. A total of $99,225 of the loan was repaid on December 29, 1999, and the balance of the loan of $150,775 was repaid subsequent to December 31, 1998.

                            BIOMETRIC SECURITY CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)

The Company allotted 65,789 shares at a deemed price of $0.19 per share at December 31, 1998, as allowed for under the rules of the Vancouver Stock Exchange, as consideration for the loan.

6.  MINERAL PROPERTIES

     During June 1998, the Company changed its principal business activity from mineral exploration to the development of fingerprint identification systems. As the Company had determined there was little prospect of further work being carried out on the properties, it wrote-off the deferred mineral exploration expenditures at that time.

                                               1999           1998           1997
                                            -----------    -----------    -----------
ACQUISITION COSTS.........................  $        --    $        --    $    80,321
                                            -----------    -----------    -----------
EXPLORATION AND DEVELOPMENT EXPENDITURES
  Access costs............................           --            772         17,929
  Assays..................................           --          2,882         31,690
  Communication...........................           --            332         15,802
  Contract drilling, excavation and
     trenching............................           --             --      1,203,872
  Contract labour and supervision.........           --          3,289        105,178
  Data acquisition and analysis...........           --          1,537         44,367
  Equipment and field supplies............           --          5,417        168,674
  Field administration....................           --         16,895         73,192
  Field car rental and transportation.....           --          3,499         58,966
  Geological and geophysical..............           --         69,281        311,192
  Insurance...............................           --          5,762         18,523
  Legal and other.........................           --         23,936         52,871
  Travel and accommodation................           --          1,359         74,553
                                            -----------    -----------    -----------
                                                     --        134,961      2,176,809
                                            -----------    -----------    -----------
                                                     --        134,961      2,257,130
                                            -----------    -----------    -----------
MINERAL PROPERTIES, BEGINNING OF PERIOD...           --      4,670,516      3,115,311
                                            -----------    -----------    -----------
                                                     --      4,805,477      5,372,441
LESS: AMOUNTS WRITTEN-OFF.................           --     (4,805,477)    (1,002,218)
                                            -----------    -----------    -----------
MINERAL PROPERTIES, END OF PERIOD.........  $        --    $        --    $ 4,370,223
                                            ===========    ===========    ===========

     The Company continues to hold several Argentine properties and has entered into an agreement to grant Inlet Resources Ltd. ("Inlet") an option to purchase up to a 100% interest in these properties. Under the terms of the agreement, the Company granted Inlet an option to purchase up to 90% of the properties, over a three year period, with a buyout of the remaining 10% for US $2,000,000. During the first year the agreement required Inlet to pay the Company US $150,000 in stages, issue the Company 100,000 shares and complete a US $650,000 work program to earn a 50% interest in the properties. During the second and third years the agreement provides that Inlet will pay the Company a total of US $600,000 in stages, issue 200,000 shares and

                            BIOMETRIC SECURITY CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)

complete work commitments totalling US $1,500,000 to earn an additional 40% interest in the properties. To June 30, 1999 the Company had received US $150,000 and 100,000 shares relating to the option agreement.

7.  CONTINGENCIES:

     a) Uncertainty due to the Year 2000 Issue:

          The Year 2000 issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effect of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of investees, suppliers or other third parties, will be fully resolved.

     b) Contingent Liability:

          The Company continued its jurisdiction of incorporation from British Columbia to the State of Wyoming, effective November 10, 1998, and has proposed to continue from Wyoming back into British Columbia in 1999. In the course of their review of the Company's proposal, the United States Securities and Exchange Commission (the "SEC") had advised the Company that they believe the original continuance to Wyoming was an event that would have required the filing of a registration statement with the SEC. As a result, the Company appears to have been in technical violation of the U.S. Securities Act of 1933 (the "Act") and holders of shares of the Company at the time of the original continuance to Wyoming may have common law remedies under the Act. The Company complied with applicable Canadian disclosure requirements at the time of transfer and offered all shareholders the right to dissent and no shareholders exercised this right. In May 1999 the Company filed a registration statement with the SEC offering U.S. holders of shares of the Company, at the time of continuance, the right to have their shares repurchased by the Company at their fair market value at the time of the original continuance. A provision for the contingent liability has been recorded in these accounts as a reduction of share capital. Any amount not repurchased by the Company on expiry of the repurchase offer will be reclassified to share capital.

8.  SUBSEQUENT EVENTS

     a) Corporate Continuance:

          During the period the Company announced an extraordinary general meeting of the shareholders of the Company to be held on April 12, 1999, at which time the shareholders were to vote on the Company's proposal to continue the Company to the Province of British Columbia and to consolidate the Company's share capital on the basis of one post-consolidated share for each five pre-consolidated shares. The meeting was subsequently postponed and has been scheduled for October 8, 1999.

     b) Private Placement:

          Subsequent to June 30, 1999 the Company completed a brokered private placement of 10,000,000 units at $0.20 per unit for gross proceeds of $2,000,000. Each unit consisted of one common share and one non-transferable share purchase warrant exercisable at $0.20 per share in the first year and $0.23 per

                            BIOMETRIC SECURITY CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        (EXPRESSED IN CANADIAN DOLLARS)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)

     share in the second year. The agent was paid a $186,000 commission, payable in cash, and 1,500,000 broker warrants exercisable at $0.20 per share in the first year and $0.23 per share in the second year.

9.  SEGMENTED INFORMATION

     During 1998, the Company adopted the accounting standards related to segment disclosures recently approved by the accounting standard-setting bodies in the United States and Canada. The information presented below is consistent with these standards. The Company has not allocated general and administrative expenses from the corporate segment.

     a) Operating Segments:

          The Company has determined its operating segments to be mineral exploration and development, and corporate which includes holding investments, based on the way management organizes and manages its business.


                                               MINERAL
                                           EXPLORATION AND
                                             DEVELOPMENT       CORPORATE        TOTAL
                                           ---------------    -----------    -----------
                                                               (RESTATED      (RESTATED
                                                               -NOTE 4)       -NOTE 4)
1999
Revenue..................................    $        --      $     4,239    $     4,239
General and administrative...............             --        1,014,967      1,014,967
Recovery of mineral properties...........        164,855               --        164,855
Share of losses of BII...................             --        1,570,375      1,570,375
                                             -----------      -----------    -----------
(Loss) Gain for the period...............    $   164,855      $(2,581,103)   $(2,416,248)
                                             ===========      ===========    ===========
Capital expenditures.....................    $  (164,855)     $ 2,138,252    $ 1,973,397
                                             ===========      ===========    ===========
Identifiable assets......................    $        --      $ 3,146,732    $ 3,146,732
                                             ===========      ===========    ===========
1998
Revenue..................................    $        --      $    65,603    $    65,603
General and administrative...............             --          549,186        549,186
Write-off of resource properties.........     (4,805,477)              --     (4,805,477)
Loss on sale of assets...................             --          (27,587)       (27,587)
                                             -----------      -----------    -----------
(Loss) Gain for the period...............    $(4,805,477)     $  (511,170)   $(5,316,647)
                                             ===========      ===========    ===========
Capital expenditures (recoveries)........    $   134,961      $ 1,742,563    $ 1,877,524
                                             ===========      ===========    ===========
Identifiable assets......................    $        --      $ 3,639,553    $ 3,639,553
                                             ===========      ===========    ===========


     b) Geographic Information:

          All of the Company's mineral exploration and development activities during 1997 through 1999 were in Argentina.


          Except for the Company's investment in BII and related share of losses, substantially all of the Company's corporate activities during 1997 through 1999 were in Canada.

                                   APPENDIX I

                    TEXT OF SPECIAL AND ORDINARY RESOLUTIONS

APPROVAL OF INCENTIVE STOCK OPTIONS

     The following resolution, if approved by a majority of the shareholders entitled to vote at the meeting ("Ordinary Resolution"), authorizes Biometric to, in the absolute discretion of the directors, implement a stock option plan and to grant incentive stock options to Biometric insiders, either individually or under a stock option plan.

     "WHEREAS the Company wishes to implement a stock option plan and grant to directors, officers, employees and consultants of the Company, who may be insiders of the Company (as that term is defined in the Securities Act (British Columbia) ("Insiders")), incentive stock options, either individually or under a stock option plan;

     RESOLVED, as Ordinary Resolutions that:

1. the directors are authorized in their absolute discretion to implement a stock option plan and to grant to directors, officers, employees and consultants of the Company, who may be Insiders of the Company, incentive stock options, either individually or under a stock option plan, exercisable into an aggregate number of common shares of the Company, not to exceed the prescribed number of the outstanding capital of the Company, from time to time, within the policy of the Vancouver Stock Exchange;

2. incentive stock options previously granted to Insiders of the Company be ratified, approved and confirmed;

3. the directors be authorized to amend incentive stock options held by Insiders of the Company during the ensuing year; and

4. no further shareholder approval will be required prior to the exercising of these options or amended options by Insiders for the ensuing year."

APPROVAL OF CONSOLIDATION OF SHARE CAPITAL (REVERSE STOCK SPLIT)

     The following Ordinary Resolution authorizes Biometric to consolidate its issued share capital (sometimes referred to as a reverse stock split) on the basis of one new common share without par value for every existing five common shares without par value (the "Consolidation").

     Management would like the consent of the shareholders to not proceed with the Consolidation in the event that the Ordinary Resolution respecting the consolidation of the Biometric's share capital is passed by the shareholders at the meeting and management subsequently concludes that it would not be in the best interests of Biometric to proceed with the Consolidation. In this regard, management will ask the shareholders to approve the following Ordinary
Resolution:

     "WHEREAS Management proposes that the Company consolidate its issued share capital on the basis of one new common share without par value for every five existing common shares without par value (the "Consolidation");

     AND WHEREAS management proposes to present an Ordinary Resolution to the shareholders at the meeting with respect to the Consolidation and may subsequently decide that it is not in the best interests of the Company to proceed with such matters;

     RESOLVED, as Ordinary Resolutions, that:

1. all of the issued common shares without par value be consolidated on the basis of one new common share without par value for every five existing common shares without par value;

2. the directors of the Company be hereby authorized, in their discretion, to abandon the Consolidation without further approval of the shareholders; and

3. the directors and officers of the Company, or any one of them, be hereby authorized and directed to perform all such acts, deeds and things and execute, under the seal of the Company or otherwise, all such documents, agreements and other writings as may be required to give effect to the true intent of this resolution."

APPROVAL OF CONTINUATION

     The following resolution, if approved by two-thirds ( 2/3) or more of the shareholders entitled to vote at the meeting ("Special Resolution"), authorizes Biometric to complete the transfer of Biometric out of Wyoming and the continuation of Biometric into British Columbia (the "Continuation").

     "WHEREAS the Company proposes to transfer out of the State of Wyoming under the jurisdiction of the Wyoming Business Corporations Act ("Wyoming Business Corporation Act") and continue into British Columbia (the "Continuation") under the jurisdiction of the British Columbia Company Act (the "British Columbia Company Act");

     AND WHEREAS the management proposes to present a Special Resolution to the shareholders at the meeting with respect to the Continuation and may subsequently decide that it is not in the best interests of the Company to proceed with such matters;

     RESOLVED, as Special Resolutions, that:

1. the Company be hereby authorized to make application to the Wyoming Secretary of State (the "Wyoming Secretary") for approval of the proposed transfer of the Company out of Wyoming and to the B.C. Registrar of Companies (the "B.C. Registrar") for approval of the proposed continuation of the Company into British Columbia continuing the Company as if it had been incorporated under the British Columbia Company Act;

2. the Company approve and, upon the Continuation, adopt the Memorandum (the "British Columbia Memorandum") in the form approved by the directors of the Company, the British Columbia Memorandum to come into effect when the B.C. Registrar issues a Certificate of Continuation continuing the Company as if it had been incorporated under the British Columbia Company Act and the Wyoming Secretary issues a Certificate of Transfer to transfer the Company out of the State of Wyoming;

3. the Company approve and, upon the Continuation, adopt the Articles (the "British Columbia Articles") in the form approved by the directors of the Company, the British Columbia Articles to come into effect when the B.C. Registrar issues a Certificate of Continuation continuing the Company as if it had been incorporated under British Columbia Company Act and the Wyoming Secretary issues a Certificate of Transfer to transfer the Company out of the State of Wyoming;

4. the directors of the Company be hereby authorized, in their discretion, to abandon or amend the application for continuation of the Company under the British Columbia Company Act without further approval of the shareholders; and

5. the directors and officers of the Company, or any one of them, be hereby authorized and directed to perform all such acts, deeds and things and execute, under the seal of the Company or otherwise, all such documents, agreements and other writings as may be required to give effect to the true intent of this resolution."

APPROVAL OF CHANGE OF AUTHORIZED CAPITAL

     Pursuant to the proposed continuation, management proposes to change Biometric's authorized capital and, accordingly, the following Ordinary Resolution will be presented to shareholders at the meeting for approval.

     "WHEREAS the Company wishes to change its authorized capital upon continuation into the Province of British Columbia (the "Continuation");

     RESOLVED, as Ordinary Resolutions, that:

1. the Company change its authorized capital upon continuation of the Company into British Columbia;

2. the Company approve and, upon the Continuation, adopt the Memorandum (the "British Columbia Memorandum") in the form approved by the directors of the Company having the effect, among other things, of reducing the authorized capital of the Company to one hundred million (100,000,000) common shares without par value, in substitution for the existing Articles of Incorporation of the Company and its existing authorized capital, the change of authorized capital to come into effect when the British Columbia Memorandum is submitted to the B.C. Registrar and the B.C. Registrar issues a Certificate of Continuation continuing the Company as if it had been incorporated under the British Columbia Company Act and the Wyoming Secretary of State releases a Certificate of Transfer to transfer the Company out of the State of Wyoming;

3. the directors of the Company be hereby authorized, in their discretion, to abandon the change of the Company's authorized capital without further approval of the shareholders; and

4. the directors and officers of the Company, or any one of them, be hereby authorized and directed to perform all such acts, deeds and things and execute, under the seal of the Company or otherwise, all such documents, agreements and other writings as may be required to give effect to the true intent of this resolution."

APPROVAL OF NAME CHANGE

     Management proposes to change the name of the Company and, accordingly, the following Ordinary Resolution will be presented to shareholders at the meeting for approval.

     "WHEREAS the Company wishes to change its name to "Safeguard Biometric Corp." upon continuation into the Province of British Columbia (the "Continuation") or, if the Continuation does not occur, to amend its articles of incorporation to make that name change;

     RESOLVED, as Ordinary Resolutions, that:

1. the Company change its name upon continuation of the Company into British Columbia, to "Safeguard Biometric Corp." or such other name as may be resolved by the board of directors of the Company in their absolute discretion, and which may be acceptable to the regulatory authorities;

2. the Company approve and, upon the Continuation, adopt the Memorandum (the "British Columbia Memorandum") in the form approved by the directors of the Company having the effect, among other things, of changing the name of the Company to "Safeguard Biometric Corp.", or such other name as may be approved by the B.C. Registrar of Companies (the "B.C. Registrar"), in substitution for the existing Articles of Incorporation of the Company and its existing name, the change of name to come into effect when the British Columbia Memorandum is submitted to the B.C. Registrar and the B.C. Registrar issues a Certificate of Continuation continuing the Company as if it had been incorporated under the British Columbia Company Act and the Wyoming Secretary of State releases a Certificate of Transfer to transfer the Company out of the State of Wyoming;

3. if the Continuation does not occur, the Company amend its articles of incorporation to change the name of the company to "Safeguard Biometric Corp." or such other name as may be resolved by the board of directors of the Company in their absolute discretion and which may be acceptable to the regulatory authorities, and that articles of amendment to the articles of incorporation be filed with the Wyoming Secretary of State to effect the change of the Company's name;

4. the directors of the Company be hereby authorized, in their discretion, to abandon the change of the Company's name without further approval of the shareholders; and

5. the directors and officers of the Company, or any one of them, be hereby authorized and directed to perform all such acts, deeds and things and execute, under the seal of the Company or otherwise, all such documents, agreements and other writings as may be required to give effect to the true intent of this resolution."

                                     PROXY
THIS PROXY IS SOLICITED BY MANAGEMENT OF BIOMETRIC SECURITY CORP. (THE "COMPANY") FOR USE AT THE ANNUAL GENERAL MEETING OF THE SHAREHOLDERS (THE "MEETING") TO BE HELD ON FRIDAY, OCTOBER 8, 1999 AT 10:00 A.M. (LOCAL TIME IN VANCOUVER, B.C.) AND ANY ADJOURNMENT THEREOF.

The undersigned shareholder of the Company hereby appoints ROBERT M. KAMM, President of the Company, or failing this person, SAUNDRA ZIMMER, the Secretary of the Company, or in the place of both of the foregoing, ------------------------------------ (PLEASE PRINT NAME), as proxyholder for and on behalf of the undersigned, with power of substitution, to attend, act and vote for and in the name of the undersigned at the meeting and at every adjournment thereof, with respect to all or ------------------ of the common shares of the Company registered in the name of the undersigned. Unless otherwise expressly stated herein by the undersigned, receipt of this proxy duly executed and dated, revokes any former proxy given to attend and vote at the meeting and at any adjournment thereof. UNLESS THE UNDERSIGNED DIRECTS OTHERWISE, THE NOMINEE IS HEREBY INSTRUCTED TO VOTE THE COMMON SHARES OF THE COMPANY HELD BY THE UNDERSIGNED AS FOLLOWS:

                                                                FOR    AGAINST    ABSTAIN
                                                               -----   --------   -------
 1.  To fix the number of directors at five                     [ ]      [ ]        [ ]

                                                                FOR    WITHHOLD
                                                               -----   --------
 2.  To elect Robert M. Kamm, Chester Idziszek,
     William A. Rand, Robert F. Chase and Wayne Johnstone
     directors of the Company                                   [ ]      [ ]

 3.  To approve the appointment of KPMG LLP as independent
     auditors for the year 1999                                 [ ]      [ ]

                                                                FOR    AGAINST    ABSTAIN
                                                               -----   --------   -------
 4.  To approve granting to the directors, officers,
     employees and consultants of the Company of incentive
     stock options to purchase common shares of the Company     [ ]      [ ]        [ ]

 5.  To authorize the Company to undertake the
     consolidation (reverse stock split) of the Company's
     issued share capital on the basis of one new common
     share without par value for every five existing common     [ ]      [ ]        [ ]
     shares without par value

 6.  To authorize the continuation (transfer)
     of the Company into the Province of British Columbia       [ ]      [ ]        [ ]

 7.  To authorize the Company, if it does transfer to British
     Columbia, to reduce its authorized capital to
     100,000,000 common shares without par value                [ ]      [ ]        [ ]

 8.  To authorize a change of the name of the Company           [ ]      [ ]        [ ]

 9.  To approve the transaction of other business               [ ]      [ ]        [ ]

   THE UNDERSIGNED SHAREHOLDER HEREBY REVOKES ANY PROXY PREVIOUSLY GIVEN TO ATTEND AND VOTE AT THE MEETING.

   SIGNATURE: _________________________________________  DATE: _____________
                  (PROXY MUST BE SIGNED AND DATED)

              _________________________________________
                          (PRINT NAME)

   If someone other than the named shareholder signs this Proxy on behalf of the named shareholder, documentation acceptable to the Chairman of the meeting must be deposited with this Proxy granting signing authority to the person signing the proxy.

   To be used at the meeting, this Proxy must be received at the offices of PACIFIC CORPORATE TRUST COMPANY by mail or by fax not less than 48 hours (excluding Saturdays, Sundays and holidays) prior to the meeting or delivered to the Chairman of the meeting on the day of the meeting prior to its commencement. The mailing address of PACIFIC CORPORATE TRUST COMPANY, IS SUITE 830 - 625 HOWE STREET, VANCOUVER, BRITISH COLUMBIA, V6C 3B8 and its fax number is (604) 689-8144.

1. IF THE SHAREHOLDER'S SECURITIES ARE HELD BY AN INTERMEDIARY (E.G. A BROKER) AND THE SHAREHOLDER WISHES TO ATTEND THE MEETING TO VOTE ON THE RESOLUTIONS, please insert the shareholder's name in the blank space provided, do not indicate a voting choice by any resolution, sign and date and return the Proxy in accordance with the instructions provided by the intermediary. Please contact the intermediary if there are any questions. At the meeting a vote will be taken on each of the resolutions as set out on this Proxy and the shareholder's vote will be counted at that time.

2. IF THE SHAREHOLDER CANNOT ATTEND THE MEETING BUT WISHES TO vote on the resolutions, the shareholder can APPOINT ANOTHER PERSON, who need not be a shareholder of the Company, to vote according to the shareholder's instructions. To appoint someone other than the nominees named by management, please insert your appointed proxyholder's name in the space provided, sign and date and return the Proxy. Where no choice on a resolution is specified by the shareholder, this Proxy confers discretionary authority upon the shareholder's appointed proxyholder to vote for or against or withhold vote with respect to that resolution, provided that with respect to a resolution relating to a director nominee or auditor, the proxyholder only has the discretion to vote or not vote for such nominee.

3. IF THE SHAREHOLDER CANNOT ATTEND THE MEETING BUT WISHES TO vote on the resolutions and to APPOINT ONE OF THE NOMINEES NAMED BY MANAGEMENT as proxyholder, please leave the wording appointing a nominee as shown, sign and date and return the Proxy. Where no choice is specified by a shareholder on a resolution shown on the Proxy, a nominee of management acting as proxyholder will vote the securities as if the shareholder had specified an affirmative vote.

4. The securities represented by this Proxy will be voted or withheld from voting in accordance with the instructions of the shareholder on any ballot of a resolution that may be called for and, if the shareholder specifies a choice with respect to any matter to be acted upon, the securities will be voted accordingly. With respect to any amendments or variations in any of the resolutions shown on the Proxy, or matters which may properly come before the meeting, the securities will be voted by the nominee appointed as the proxyholder, in its sole discretion, sees fit.

5. If the shareholder votes by completing and returning the Proxy, the shareholder may still attend the meeting and vote in person should the shareholder later decide to do so. To vote in person at the meeting, the shareholder must revoke the Proxy in writing as set forth in the Information Circular.

6. This Proxy is not valid unless it is dated and signed by the shareholder or by the shareholder's attorney duly authorized by the shareholder in writing, or, in the case of a corporation, by its duly authorized officer or attorney for the corporation. If the Proxy is executed by an attorney for an individual shareholder or joint shareholders or by an officer or an attorney of a corporate shareholder, the instrument so empowering the officer or the attorney, as the case may be, or a notarial copy thereof, must accompany the Proxy.

7. To be valid, this Proxy, duly dated and signed, must arrive at the office of the Registrar and Transfer Agent of the Company not less than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time for holding the meeting, or delivered to the Chairman of the meeting prior to the commencement of the meeting.

--------------------------------------------------------------------------------
                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
--------------------------------------------------------------------------------

     Notice is hereby given that the annual general meeting (the "meeting") of the shareholders of Biometric Security Corp. (the "Company") will be held on Friday, October 8, 1999, at Suite 1940 - 400 Burrard Street, Vancouver, British Columbia, Canada, at the hour of 10:00 a.m. (local time in Vancouver, B.C.) for the following purposes:

1. To pass a resolution adopted by a majority (greater than 50%) of the shares entitled to vote at the meeting (an "Ordinary Resolution") to fix the number of directors at five;

2. To pass an Ordinary Resolution to elect five members of the Board of Directors to hold office until the annual general meeting of Shareholders in 2000;

3. To pass an Ordinary Resolution to act upon the ratification of the appointment of KPMG LLP as independent auditors for the year 1999;

4. To pass an Ordinary Resolution to approve the granting to the directors, officers and employees of the Company of incentive stock options to purchase common shares of the Company;

5. To pass an Ordinary Resolution authorizing the consolidation of the issued share capital of the Company on the basis of one new common share without par value for every five existing common shares without par value;

6. To pass a resolution adopted by two thirds (2/3) or more of the shares entitled to vote at the meeting (a "Special Resolution") authorizing the Company to change its jurisdiction of incorporation from the State of Wyoming to the Province of British Columbia by way of filing an Instrument of Continuance and adopting a Memorandum and Articles prepared in accordance with the British Columbia Company Act;

7. To pass an Ordinary Resolution authorizing the Company to reduce its authorized share capital to one hundred million (100,000,000) common shares without par value upon the Company's continuation into British Columbia;

8. To pass an Ordinary Resolution authorizing the Company to change the Company's name to "Safeguard Biometric Corp."; and

9. To approve the transaction of such other business as may properly come before the meeting.

     ACCOMPANYING THIS NOTICE IS A PROXY STATEMENT/PROSPECTUS CONTAINING AN INFORMATION CIRCULAR AND A FORM OF PROXY.

     Shareholders unable to attend the meeting in person should read the notes to the enclosed Proxy and complete and return the Proxy to the Company's Registrar and Transfer Agent, Pacific Corporate Trust Company, Suite 830, 625 Howe Street, Vancouver, B.C., Canada V6C 3B8, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the meeting or to the Chair of the meeting prior to the commencement of the meeting.

     The enclosed proxy is solicited by management of the Company and you may amend it, if you wish, by inserting in the space provided the name of the person you wish to represent you as proxyholder at the meeting.

     DATED at Vancouver, British Columbia, this      day of           , 1999.

                                               BY ORDER OF THE BOARD

                                                "Robert M. Kamm"
                                                --------------------------------
                                                ROBERT M. KAMM
                                                President

                     SUPPLEMENTAL MAILING LIST RETURN CARD
                              (NATIONAL POLICY 41)

NOTICE TO SHAREHOLDERS OF BIOMETRIC SECURITY CORP.

    In accordance with National Policy Statement No. 41/Shareholder Communication (the "Policy"), and pursuant to the British Columbia Securities Act and Rules:

    a) a registered shareholder may elect annually to have his or her name added to an issuer's supplemental mailing list in order to receive quarterly reports for the issuer's first, second and third fiscal quarters. Registered shareholders will automatically receive a quarterly report for an issuer's fourth fiscal quarter; and

    b) a non-registered shareholder may elect annually to have his or her name added to an issuer's supplemental mailing list in order to receive quarterly reports for the issuer's first, second and third fiscal quarters. Non-registered shareholders entitled to receive an issuer's audited annual financial statements, pursuant to the Policy, will receive a quarterly report for an issuer's fourth fiscal quarter.

    In anticipation of the ability to use electronic methods for communication between issuers and their shareholders, we are requesting that you provide us with your fax number and/or e-mail address. Please also indicate your preferred method of communication.

--------------------------------------------------------------------------------

                            BIOMETRIC SECURITY CORP.

    The undersigned certifies that he/she is the owner of securities (other than debt instruments) of the company, and requests that he/she be placed on the company's Supplemental Mailing List in respect of its quarterly financial statements.

--------------------------------------------------------------------------------
NAME - PLEASE PRINT

--------------------------------------------------------------------------------
ADDRESS

--------------------------------------------------------------------------------
CITY/PROVINCE OR STATE/POSTAL OR ZIP CODE

-----------------------------------------   ------------------------------------
SIGNATURE                                   DATED

-----------------------------------------   ------------------------------------
FAX                                         E-MAIL ADDRESS

Method of Communication: ____ Fax      ____ E-mail      ____ Mail

Please complete and return this card to:
    Pacific Corporate Trust Company
    830 - 625 Howe Street Vancouver, BC  V6C 3B8
    E-mail: pacific@pctc.com    Fax: (604) 689-8144

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Upon its transfer to Wyoming in 1998, Biometric retained its by-laws as then in effect. Biometric's by-laws provide that, subject to the provisions of the British Columbia Company Act, the directors may, with court approval, cause Biometric to indemnify a director or former director of Biometric or a director or former director of a corporation of which Biometric is or was a member, and the heirs and personal representatives of any such person, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director of Biometric or a director of such corporation, including any action or proceeding brought by Biometric or any such corporation. Each director of Biometric on being elected or appointed shall be deemed to have contracted with Biometric on the terms of the foregoing indemnity.

     The by-laws also provide that, subject to the provisions of the British Columbia Company Act, the directors may cause Biometric to indemnify any officer, employee or agent of Biometric or of a corporation of which Biometric is or was a member (notwithstanding that he is also a director) and his heirs and personal representatives against all costs, charges and expenses whatsoever incurred by him and resulting from his actions as an officer, employee or agent of Biometric or of such corporation. In addition Biometric shall indemnify the Secretary or an Assistant Secretary of Biometric (if he or she shall not be a full time employee of Biometric and notwithstanding that he or she is also a director) and his or her heirs and personal representatives against all costs, charges and expenses whatsoever incurred by him or her and arising out of the functions assigned to the Secretary by the British Columbia Company Act or Biometric's by-laws. Each such Secretary and Assistant Secretary on being appointed shall be deemed to have contracted with Biometric on the terms of the foregoing indemnity.

     Relevant Wyoming statutory provisions are as follows:

     Section 17-16-851 of the Wyoming Business Corporation Act provides that a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if, among other factors: (i) he conducted himself in good faith; and (ii) he reasonably believed that his conduct was in or at least not opposed to the corporation's best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Such indemnification must be authorized by directors, legal counsel or shareholders as provided in Section 17-16-855.

     Unless ordered by a court under Wyoming Business Corporation Act Section 17-16-854(a)(iii), a corporation may not indemnify a director under Section 17-16-851: (i) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the standard of conduct as set forth in the preceding paragraph; or (ii) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled.

     Pursuant to Section 17-16-852 of the Wyoming Business Corporation Act, a corporation is required to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

     Pursuant to Section 17-16-853 of the Wyoming Business Corporation Act, a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse reasonable expenses incurred by a director who is a party to a proceeding because he is a director, if he delivers to the corporation: (i) a written affirmation of his good faith belief that he has met the standard of conduct described in Wyoming Business Corporation Act Section 17-16-851; and
(ii) his written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification under Section 17-16-852 (above) and it is determined that he has not met the standard of conduct described in Wyoming Business Corporation Act Section 17-16-851.

     Section 17-16-854 of the Wyoming Business Corporation Act provides for a director who is a party to a proceeding because he is a director to apply for indemnification or an advance for expenses to the court conducting the proceeding or another court of competent jurisdiction. If the court determines that the director is entitled to indemnification or advance for expenses, it may also order the corporation to pay the director's reasonable expenses incurred in connection with obtaining court-ordered indemnification or advance for expenses.

     Section 17-16-856 of the Wyoming Business Corporation Act provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation: (i) to the same extent as a director; and (ii) if he is an officer but not a director, to such further extent as may be provided by the articles of incorporation, the by-laws, a resolution of the board of directors or contract, except for: (A) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or (B) liability arising out of conduct that constitutes: receipt by him of a financial benefit to which he is not entitled; an intentional infliction of harm on the corporation or the shareholders; or (C) an intentional violation of criminal law; and (iii) a corporation may also indemnify and advance expenses to a current or former officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, by-laws, general or specific action of its board of directors or contract. An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 17-16-852 of the Wyoming Business Corporation Act, and may apply to a court under Section 17-16-854 of the Wyoming Business Corporation Act for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


            *3.1  Registrant's Articles of Continuance into the State of
                  Wyoming.
            *3.2  Registrant's By-Laws, as amended.
            *3.3  Registrant's Articles of Amendment re Authorized Stock.
             5    Opinion of Catalyst Corporate Finance Lawyers (including the consent of such firm) regarding the legality of Registrant's stock issued as of Registrant's proposed Continuance into
                  British Columbia, Canada.
           *10.1  Biometric Identification Agreement, dated June 12, 1998.
           *10.2  Inlet Resources, Ltd. Agreement, dated January 21, 1999.
          **21    Subsidiaries of the Registrant.
            23.1  Consent of Catalyst Corporate Finance Lawyers (included as part of Exhibit 5 hereto).
            23.2  Consent of KPMG LLP, independent auditors.
           +24.1  Power of Attorney.
           +24.2  Power of Attorney.
           *27.1  Financial Data Schedule.


---------------
 + Previously filed.
 * Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

** Filed as an exhibit to the Company's Annual Report on Form 10-K/A for the year ended December 31, 1998.

     (b) Financial Statement Schedules.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (sec.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on September 13, 1999.


                                            BIOMETRIC SECURITY CORP.

                                            By:                 *

                                              ----------------------------------
                                              Robert M. Kamm
                                              President and Director

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                SIGNATURE                                   TITLE                         DATE
                ---------                                   -----                         ----

                    *                       President and Director (Principal      September 13, 1999
------------------------------------------  Executive Officer)
              Robert M. Kamm

                    **                      Director                               September 13, 1999
------------------------------------------
             Chester Idziszek

           /s/ ROBERT F. CHASE              Chief Financial Officer and Director   September 13, 1999
------------------------------------------  (Principal Financial and Accounting
             Robert F. Chase                Officer)

           /s/ WAYNE JOHNSTONE              Director                               September 13, 1999
------------------------------------------
             Wayne Johnstone

           /s/ WILLIAM A. RAND              Director                               September 13, 1999
------------------------------------------
             William A. Rand

*By: /s/ SAUNDRA J. ZIMMER
     -------------------------------------
     Name: Saundra J. Zimmer
     Title: Attorney-in-Fact

**By: /s/ WAYNE JOHNSTONE
      ------------------------------------
      Name: Wayne Johnstone
      Title: Attorney-in-Fact

                                 EXHIBIT INDEX



  *3.1    Registrant's Articles of Continuance into the State of
          Wyoming.
  *3.2    Registrant's By-Laws, as amended.
  *3.3    Registrant's Articles of Amendment re Authorized Stock.
   5      Opinion of Catalyst Corporate Finance Lawyers (including the consent of such firm) regarding the legality of Registrant's stock issued as of Registrant's proposed Continuance into
          British Columbia, Canada.
 *10.1    Biometric Identification Agreement, dated June 12, 1998.
 *10.2    Inlet Resources, Ltd. Agreement, dated January 21, 1999.
**21      Subsidiaries of the Registrant.
  23.1    Consent of Catalyst Corporate Finance Lawyers (included as part of Exhibit 5 hereto).
  23.2    Consent of KPMG LLP, independent auditors.
 +24.l    Power of Attorney.
 +24.2    Power of Attorney.
 *27.1    Financial Data Schedule.


---------------
 + Previously filed.

 * Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

** Filed as an exhibit to the Company's Annual Report on Form 10-K/A for the year ended December 31, 1998.